UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CERIDIAN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock of Ceridian Corporation, par value $0.01 per share
	(2)	Aggregate number of securities to which transaction applies:

144,044,777 shares of common stock
6,465,862 options to purchase shares of common stock
Restricted stock units with respect to 686,864 shares of common stock
Share equivalents with respect to 35,370 shares of common stock

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 144,044,777 shares of common stock multiplied by $36.00 per share; (B) options to purchase 6,465,862 shares of common stock with exercise prices less than $36.00 multiplied by $13.84 (which is the difference between $36.00 and the weighted average exercise price of such options of $22.16 per share); (C) restricted stock units with respect to 686,864 shares of common stock multiplied by $36.00 per share; and (D) share equivalents with respect to 35,370 shares of common stock multiplied by $36.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by the sum calculated in the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$5,301,099,926
	(5)	Total fee paid:
$162,744
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SUBJECT TO COMPLETION—DATED JUNE 14, 2007

[                ], 2007

Dear Stockholder:

On behalf of Ceridian’s board of directors, we are pleased to invite you to attend Ceridian Corporation’s 2007 annual meeting of stockholders. The 2007 annual meeting of stockholders of Ceridian Corporation will be held on [                              ], 2007 at [      ] a.m., local time, at [                     ].

At the annual meeting, we will ask you to:

1.                consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 30, 2007, by and among Ceridian Corporation (“Ceridian” or the “Company”), Foundation Holdings, Inc. (“Parent”) and Foundation Merger Sub, Inc. (“Merger Sub”), as it may be amended from time to time (the “merger agreement”), and approve the merger contemplated by that agreement;

2.                elect seven directors to serve on the board of directors of Ceridian until their successors are duly elected and qualified;

3.                consider and vote upon a proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm;

4.                approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement and approve the merger or ratify the appointment of KPMG; and

5.                transact any other business properly coming before the annual meeting.

The merger agreement provides for the merger of Merger Sub into Ceridian, with Ceridian surviving the merger and becoming a wholly owned subsidiary of Parent (the “merger”). Parent is owned jointly by private equity funds of Thomas H. Lee Partners, L.P., a leading private equity investment firm, and Fidelity National Financial, Inc., a leading provider of title insurance, specialty insurance and claims and management services. If we complete the merger, you will be entitled to receive $36.00 in cash, without interest, for each share of Ceridian common stock you own.

Our board of directors has unanimously determined that the merger agreement, including the merger and the other transactions contemplated by the merger agreement, is fair to, advisable and in the best interests of the Company and its unaffiliated stockholders. Accordingly, the board unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger. The proxy statement attached to this letter provides you with information about the merger and the other matters to be considered at the annual meeting. We encourage you to read the entire proxy statement carefully.

This year’s annual meeting will be particularly significant and your vote is extremely important. In order to complete the merger, a majority of the outstanding shares of Ceridian common stock entitled to vote must adopt the merger agreement and approve the merger. As a result, if you fail to vote on the merger agreement, it will have the same effect as a vote against the merger.

In addition, Pershing Square Capital Management, L.P. and certain affiliated entities (“Pershing Square”) have announced an intention to nominate an alternative slate of directors at this year’s annual meeting. We believe the current board has acted responsibly and in the best interests of stockholders in evaluating strategic alternatives and approving the merger agreement.

For these reasons and the other reasons set forth in the proxy statement, we encourage you to vote in favor of the merger, in favor of your board’s nominees and in favor of the other proposals to be considered at the annual meeting as soon as possible either by marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope or by telephone or by Internet, whether or not you plan to attend the annual meeting. Instructions are on the WHITE proxy card.

This proxy statement is dated [   •   ] and is first being mailed to stockholders on or about [   •   ].

Sincerely,

L. White Matthews, III Chairman of the Board of Directors	Kathryn V. Marinello President and Chief Executive Officer

3311 East Old Shakopee Road
Minneapolis, Minnesota  55425

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
to be held on [                      ], 2007

The 2007 annual meeting of stockholders of Ceridian Corporation will be held on [                              ], 2007 at [      ] a.m., local time, at [                     ]. The purposes of the annual meeting are to:

1.                 consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 30, 2007, by and among Ceridian Corporation (“Ceridian” or the “Company”), Foundation Holdings, Inc. (“Parent”) and Foundation Merger Sub, Inc. (“Merger Sub”), as it may be amended from time to time (the “merger agreement”), and approve the merger contemplated by that agreement;

2.                 elect seven directors to serve on the board of directors of Ceridian until their successors are duly elected and qualified;

3.                 consider and vote upon a proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm;

4.                 approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement and approve the merger or ratify the Audit Committee’s appointment of KPMG; and

5.                 transact any other business properly coming before the annual meeting.

The board of directors has fixed the close of business on [   •   ], 2007 as the record date for the purpose of determining stockholders who are entitled to notice and vote at the annual meeting and any adjournments thereof. Stockholders are entitled to one vote for each share of Ceridian common stock held of record as of the record date. A list of Ceridian stockholders of record as of [   •   ] will be available for inspection during ordinary business hours at Ceridian’s headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, from [   •   ] up to and on the date of the annual meeting.

Please remember that your shares cannot be voted unless you cast your vote by one of the following methods:  (1) sign and return a proxy card; (2) call the toll-free number listed on the proxy card; (3) vote by Internet as indicated on the proxy card; or (4) vote in person at the annual meeting.

You should NOT send documents representing Ceridian common stock with the proxy card. Assuming the merger agreement is approved, you will receive instructions on how to surrender your Ceridian common stock from the paying agent after the merger.

Please retain the bottom of the WHITE proxy card as your admission ticket. One ticket will permit two persons to attend. If your shares are held through a broker, contact your broker and request that the broker provide you with evidence of share ownership. This documentation, when presented at the registration desk at the annual meeting, will enable you to attend the annual meeting.

Even if you plan to attend the annual meeting, please mark, sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope. You may also vote by Internet using the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card. If you are the record holder of your shares of Company common stock (or, in the case of voting in person at the annual meeting, holding a legal proxy from the record holder), you may revoke a previously given proxy at any time before it is voted in any one of the following ways: (1) by notifying our Corporate Secretary, in writing, at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, (2) by attending the annual meeting and voting in person (your attendance at the annual meeting will not, by itself, revoke your proxy, you must vote in person at the annual meeting), (3) by submitting a later-dated proxy card, or (4) if you voted by telephone or by Internet, by voting a second time by telephone or by Internet. Any notice to our Corporate Secretary or later-dated proxy card must be received by the Corporate Secretary prior to the annual meeting. If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of Company’s common stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those instructions.

[ ], 2007
BY ORDER OF THE BOARD OF DIRECTORS

Gary M. Nelson
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE MERGER AND THE PROXY CONTEST THAT MAY BE CONDUCTED BY PERSHING SQUARE.

See the question and answer section for information on how to vote by proxy card, how to revoke a proxy, and how to vote shares in person, by telephone, by Internet or at the annual meeting.

If you have any questions about the merger or the other proposals to be voted on at the annual meeting, please contact our Corporate Secretary’s office at (952) 548-8333. If you have any questions about your voting of shares, please contact the Ceridian proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com.

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QUESTIONS AND ANSWERS ABOUT THE 2007 ANNUAL MEETING

The following are some questions that you may have regarding the annual meeting and answers to those questions. We encourage you to read carefully the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the annual meeting. Additional important information is also contained in the annexes to, and the documents that we incorporate by reference into, this proxy statement.

Q:             When and where is the meeting?

A:             We will hold the meeting at [      ] a.m. Central Time on [          ], at [          ].

Q:             What will I be voting on?

A:             There are four proposals that we expect to ask you to vote on at the annual meeting:

•       adoption of the merger agreement and approval of the merger;

•       election of seven directors to serve on the board of directors of Ceridian until their successors are duly elected and qualified;

•       ratification of the Audit Committee’s appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm; and

•       approval of the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies.

At the date this proxy statement went to press, we were not aware of any additional matters to be raised at the annual meeting.

Q:             How does the board of directors recommend that I vote?

A:             The board unanimously recommends that you vote “FOR” the merger agreement and the merger, “FOR” each of the board’s seven nominees for director, and “FOR” each of the other proposals.

You should read “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” for a discussion of the factors that the board considered in deciding to recommend the adoption of the merger agreement and approval of the merger.

Q:             Will there be a proxy contest for the election of directors at the annual meeting?

A:             Pershing Square has announced an intention to nominate an alternative slate of directors at this year’s annual meeting. We believe the current board has acted responsibly and in the best interests of stockholders in evaluating strategic alternatives and approving the merger agreement and that the board’s nominees should be reelected.

Q:             What will happen if following the election the board’s nominees do not form a majority of the elected board of directors?

A:             If following the election the board’s nominees do not form a majority of the elected board of directors, then:

•       the new board will be free to effect a Change in Recommendation as defined in the merger agreement and if it does so within 10 days following its election, the Company will not be obligated to pay the $165 million termination fee by reason of the Change in Recommendation (provided, however, such fee may be payable as provided in the following bullet point); and

•       Parent and Merger Sub will have the right to (1) terminate the merger agreement and not proceed with the merger, (2) receive up to $20 million to compensate them for expenses and related costs, and (3) if certain alternative transactions involving a sale of stock or assets is agreed to by Ceridian within one year of such termination, receive a fee equal to $165 million less any amounts received under clause (2);

•       each unvested option, restricted stock unit, share of restricted stock and other equity award issued under the Company’s equity incentive plans will immediately vest, allowing the participants in these plans to immediately recognize the value of these options, share units, shares and other equity awards, as applicable; and a change of control under the executive officers’ employment agreements and the Company’s change in control severance policy will be deemed to have occurred so that any subsequent (within two years of the election of the new directors) termination of such employees without cause or, for senior managers, any termination by such employees with good reason will entitle such employees to change in control severance payments.

Q:             Who is entitled to vote?

A:             You are entitled to vote at the annual meeting if our records on [           ] (the “record date”) showed that you owned the Company’s common stock (“Ceridian common stock” or “common stock”). As of the record date, there were [      ] shares of common stock issued and outstanding.

Q:             How many votes is each share entitled to?

A:             Each share of common stock has one vote. The enclosed WHITE proxy card shows the number of shares that you are entitled to vote.

Q:             How many votes are needed to approve each item?

A:             The favorable vote of a majority of the outstanding shares of common stock is required to approve the merger agreement.

The seven director nominees receiving the highest numbers of votes cast will be elected to the board.

The favorable vote of a majority of votes cast at the annual meeting, if a quorum is present, is required to ratify the appointment of KPMG as our independent registered public accounting firm.

The favorable vote of a majority of votes cast at the annual meeting, if a quorum is present, is required to approve the proposal to adjourn the annual meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

Q:             What should I do now?

A:             Please vote your shares by completing, signing, dating and returning the enclosed WHITE proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote by Internet. DO NOT return any stock certificates with your proxy.

Q:             How do proxies work?

A:             The board of directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the annual meeting in the manner you direct.

You may vote for all, some, or none of our director nominees. You may vote for or against the merger agreement or abstain from voting. However, a failure to vote on the merger agreement or an abstention on the merger agreement will have the same effect as a vote against.

You may also vote for or against the other items or abstain from voting on them.

If you sign and return the enclosed WHITE proxy card but do not specify how to vote, we will vote your shares “FOR” the proposal to adopt the merger agreement and approve the merger, “FOR” our director nominees, “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm, “FOR” any adjournment proposal, and at the proxy holders’ discretion as to any other matters properly brought before the annual meeting.

Q:             What does it mean if I receive more than one WHITE proxy card?

A:             If you hold your shares in multiple registrations, or in both registered and street name, you will receive a WHITE proxy card for each account. Please sign, date and return all WHITE proxy cards you receive. If you choose to vote by phone or by Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be voted.

If Pershing Square proceeds with its previously announced proxy contest, you may also receive an opposition proxy statement and [color] proxy card from Pershing Square. In this event, to ensure stockholders have our latest proxy information and materials to vote, we will conduct multiple mailings prior to the annual meeting date. We will send you a new WHITE proxy card with each mailing regardless of whether you have previously voted. The latest dated proxy card you submit will be counted.

To vote as the board of directors recommends, stockholders must use the WHITE proxy card. Voting against any Pershing Square nominees on the [color] proxy card will not be counted as a vote for the board’s nominees and can result in the revocation of any previous vote you may have cast on the WHITE proxy card. If you wish to vote pursuant to the recommendation of the board of directors, you should disregard any proxy card you receive other than the WHITE proxy card.

If you have voted using a [color] proxy card, you have every right to change your vote by executing the WHITE proxy card. Only the latest dated proxy card you submit will be counted.

Q:             Will my shares be voted if I do not sign and return my proxy card?

A:             They could be on some matters, but not for the merger agreement or the election of directors because they are not “routine matters.” If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or other nominee would not be able to vote on such matters. If your shares are held in street name, your broker, bank or nominee will include a voting instruction card with this proxy statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your WHITE proxy card to your nominee and contact the person responsible for your account to ensure that a WHITE proxy card is voted on your behalf.

Q:             Can I change my vote?

A:             If you are a stockholder of record (or, in the case of voting in person at the annual meeting, holding a legal proxy from the stockholder of record) you may revoke a previously given proxy at any time before it is voted in any one of the following ways:

•       by notifying our Corporate Secretary, in writing, at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425;

•       by attending the annual meeting and voting in person (your attendance at the annual meeting will not, by itself, revoke your proxy; you must vote in person at the annual meeting);

•       by submitting a later-dated proxy card; or

•       if you voted by telephone or by Internet, by voting a second time by telephone or by Internet.

If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of the Company’s common stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those instructions.

If you have previously signed a [color] proxy card sent to you by Pershing Square, you may change your vote by marking, signing, dating, and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope.

Q:             What is a quorum?

A:             A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the annual meeting. At least a majority of the outstanding shares eligible to vote must be represented at the annual meeting, either in person or by proxy, in order to transact business.

Q:             Who will tabulate the votes?

A:             A representative from [   •   ] will tabulate the votes and a representative of [   •   ] will act as inspector of election.

Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of election. The inspector will also determine whether a quorum is present at the annual meeting.

Q:             How will shares in the Company’s employee benefit plans be voted?

A:             Shares held in our benefit plans that are entitled to vote will be voted by the plan trustees pursuant to your instructions. Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will be voted by the plan trustees in proportion to the voting instructions received for other shares. You must instruct the plan trustees to vote your shares by utilizing one of the voting methods described above.

Q:             How do the Company’s directors and executive officers plan to vote?

A:             To the best of our knowledge, all of our directors and executive officers intend to vote all of their shares in favor of the proposal to adopt the merger agreement and approve the merger, our director nominees, the ratification of the selection of KPMG, and the adjournment proposal. As of the record date, our directors and executive officers held less than [  ]% in the aggregate of the shares of Company common stock entitled to vote at the annual meeting.

Q:             Who pays the solicitation expenses for this proxy statement and related Company materials?

A:             The Company does. In addition to sending you these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by Ceridian, postings on our website, www.ceridian.com, and advertisements in periodicals. None of our officers or employees will receive any extra compensation for soliciting you. We have retained MacKenzie Partners, Inc. to assist us in soliciting your proxy for an estimated fee of $ [   •   ] plus reasonable out-of-pocket expenses.

MacKenzie Partners expects that approximately [   •   ] of its employees will assist in the solicitation. MacKenzie Partners will ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of Ceridian common stock. If so, we will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of Ceridian common stock.

Our expenses related to the solicitation in excess of those normally spent for an annual meeting as a result of the potential proxy contest and excluding salaries and wages of our regular employees and officers are expected to be approximately $[   •   ], of which approximately $[   •   ] has been spent to date. Annex C sets forth information relating to Ceridian’s director nominees as well as certain directors, officers and employees  of Ceridian, Parent, THL Partners and FNF who may be considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors or director nominees of Ceridian or because they may be soliciting proxies on our behalf.

Q:             How do abstentions and broker non-votes count for voting purposes?

A:             Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes and are not considered to be votes cast. Because approval of the merger agreement requires the favorable vote of a majority of the outstanding shares, an abstention or failure to vote on the merger agreement will have the same effect as a vote against.

Q:             How do I nominate a director or bring other business before the 2008 annual meeting?

A:             If we complete the merger, we do not expect to hold an annual meeting in 2008.

If we hold an annual meeting in 2008, our bylaws prescribe the procedures stockholders must follow to nominate directors or to bring other business before the meeting. To nominate a candidate for director at the 2008 annual meeting, if held, your notice of the nomination must be received by us between [   •   ] and [   •   ]. The notice must describe various matters regarding the nominee as prescribed by our bylaws, including name, address, occupation and shares held. To bring other matters before the 2008 meeting, if held, notice of your proposal must also be received by us within the time limits described above and must meet our bylaw requirements. In addition, to include a proposal in the Company’s proxy statement and proxy for that meeting, your notice and proposal must also comply with the requirements of Rule 14a-8 of the Exchange Act. Copies of our bylaws may be obtained free of charge from the Corporate Secretary.

Q:             How do I obtain a copy of the Company’s materials related to corporate governance?

A:             Our Corporate Governance Policies and Guidelines, charters of each standing board committee, Code of Conduct, Criteria for Nomination to the Board, and other materials related to our corporate governance can be found on the Corporate Governance section of our website at www.ceridian.com. In addition, this information is available in print free of charge to any stockholder who requests it by contacting the Corporate Secretary at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

Q:             Do I need a ticket to attend the annual meeting?

A:       Yes. Retain the bottom of the WHITE proxy card as your admission ticket. One ticket will permit two persons to attend. If your shares are held through a broker, contact your broker and request that the broker provide you with evidence of share ownership. This documentation, when presented at the registration desk at the annual meeting, will enable you to attend the annual meeting.

Q:             Who can help answer my other questions?

A:             If you have additional questions about the annual meeting, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call our Corporate Secretary’s office at (952) 548-8333 or MacKenzie Partners, our proxy solicitor, toll-free at (800) 322-2885 (banks and brokerage firms call collect at (212) 929-5500).

SUMMARY TERM SHEET

For your convenience, the following summary highlights selected information in this proxy statement, particularly with respect to the merger, but may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents we refer to or incorporate by reference in this proxy statement. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 112.

The Parties to the Merger

Ceridian Corporation is a leading provider of human resources, transportation and retail information management services, serving businesses and employees in the U.S., Canada and Europe. Ceridian operates through two principal divisions, Human Resource Solutions (“HRS”) and Comdata. HRS offers a broad range of human resource outsourcing solutions, including payroll processing, tax filing, benefits administration, work-life and employee advisory programs and other HR-related services. HRS serves 25 million employees and 110,000 companies in 38 countries worldwide, including a majority of the Fortune 500. Ceridian’s Comdata division is a major payment processor and issuer of credit, debit and stored value cards, primarily for the trucking and retail industries in the U.S. The address of Ceridian’s principal executive offices is 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

Foundation Holdings, Inc., or Parent, is a newly formed Delaware corporation. Parent was formed solely for the purpose of effecting the merger and the transactions related to the merger. Parent has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Parent is owned 50% by investment vehicles affiliated with Thomas H. Lee Partners, L.P. (“THL Partners”), and 50% by Fidelity National Financial, Inc. (“FNF”) and following the merger will be wholly owned by THL Partners, FNF and their coinvestors. Parent’s address is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110.

Foundation Merger Sub, Inc., or Merger Sub, is a newly formed Delaware corporation and a wholly owned subsidiary of Parent that was formed solely for the purpose of completing the merger. Merger Sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Merger Sub has the same address as Parent.

The Merger (Page 11)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and following the merger will continue to do business as Ceridian Corporation. We refer to the Company after the completion of the merger as the surviving corporation. In the merger, each outstanding share of our common stock (other than shares we hold as treasury stock or owned by Parent or Merger Sub and shares held by stockholders who have properly demanded statutory appraisal rights), will be converted into the right to receive $36.00 in cash, without interest and less any applicable withholding taxes. We refer to this amount as the “merger consideration.”  Prior to completion of the merger, we will not pay dividends on our common stock.

Effects of the Merger (Page 40)

If we complete the merger, you will be entitled to receive $36.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own, unless you have exercised your statutory appraisal rights with respect to the merger. You will not own any shares of the surviving corporation and you will no longer have any interest in our future earnings or growth. As a result of the merger, we will cease to be a publicly traded company and will be wholly owned by Parent. Following completion of the merger, we will terminate the registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934.

Recommendation of Our Board of Directors on the Merger (Page 16)

The board of directors has unanimously (1) determined that the merger agreement, including the merger and the other transactions contemplated by the merger agreement, is fair to, advisable and in the best interests of the Company and its unaffiliated stockholders, (2) approved the merger agreement and the merger, and (3) determined to recommend that the Company’s stockholders vote in favor of adoption of the merger agreement. Accordingly, the board unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger.

You should read “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” for a discussion of the factors that the board considered in deciding to recommend the adoption of the merger agreement and approval of the merger.

Opinion of Financial Advisor (Page 18)

In connection with the merger agreement, on May 30, 2007, Greenhill & Co., LLC (“Greenhill”), financial advisor to the Company, delivered to our board its oral opinion, which was subsequently confirmed by the delivery of a written opinion of the same date, to the effect that as of May 30, 2007, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations described in such opinion, the merger consideration to be received by the holders of shares of Ceridian common stock (other than affiliates of, or holders of beneficial interests in, Parent or Merger Sub), as provided for in the merger agreement, was fair, from a financial point of view, to such holders.

We have attached the full text of Greenhill’s written opinion, dated May 30, 2007, to this proxy statement as Annex B. We encourage you to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken and the opinion expressed. The opinion of Greenhill was provided to our board in connection with its consideration of the merger, was directed only to the fairness of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger or any matters relating to the merger.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 29)

In considering the recommendation of the board, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder, that may present actual or potential conflicts of interest. These interests include the vesting and cash-out of all equity awards, continued indemnification and insurance coverage under the merger agreement, and for the executive officers but not the other directors, severance agreements, potential future compensation arrangements and potential equity ownership or other opportunities to invest in Parent or its affiliates following completion of the merger (though such compensation and equity investment arrangements were not discussed until shortly before the merger agreement was executed and were not finalized as of the date of the merger agreement or as of the date of this proxy statement).

Treatment of Options and Other Awards (Page 40)

•       Stock Options.   Upon the completion of the merger, except as otherwise agreed by Parent and a holder, each outstanding option to acquire the Company’s common stock, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock underlying the option multiplied by the amount (if any) by which $36.00 exceeds the applicable exercise price of the option, less any applicable withholding taxes.

•       Restricted Stock Units.   Upon the completion of the merger, except as otherwise agreed by Parent and a holder, each restricted stock unit will be cancelled and converted into the right to receive a cash payment equal to $36.00, less any applicable withholding taxes.

•       Deferred Stock Units.   Upon the completion of the merger, all amounts held in participant accounts under the deferred compensation plans that are denominated in the Company’s common stock will be converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock deemed held in such accounts multiplied by $36.00, less any applicable withholding taxes. This amount will be payable or distributable in accordance with the terms of our deferred compensation plans.

•       Restricted Stock.   Upon the completion of the merger, except as otherwise agreed by Parent and a holder, each share of restricted stock will be cancelled and converted into the right to receive a cash payment equal to $36.00, less any applicable withholding taxes.

Financing (Page 31)

In connection with the merger, Merger Sub has obtained debt commitments from certain lenders to provide up to $3.7 billion in debt financing, including senior secured terms and revolving credit facilities, and, at Merger Sub’s option, bridge facilities or cash proceeds from the issuance of notes in a public offering or private placement. The revolving credit facility, which is in the amount of up to $300 million, is not expected to be drawn at the closing.

In addition, Parent has received equity commitment letters from FNF and an affiliate of THL Partners, pursuant to which, subject to the conditions contained therein, they have agreed to make or cause to be made a cash capital contribution to Parent of up to $1.8 billion in the aggregate (consisting of $900 million each).

The merger agreement provides Parent and Merger Sub with a marketing period of up to 30 business days to market the debt securities to be issued in connection with the financing. This marketing period will commence after other conditions to the merger are met and we have provided financial and other information to be used by Parent and Merger Sub in marketing such debt securities. As described under “The Merger Agreement—Effective Time; Structure,” this period may extend the period of time necessary for completion of the merger.

Antitrust and Other Regulatory Approvals (Page 33)

We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”), and applicable waiting periods have expired or been terminated. The Company and Parent have filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ as of June 14, 2007.

We have also filed or intend to file other regulatory filings, including:

•       a competition related filing in Germany; and

•       filings in connection with the licenses that Comdata Network, Inc. or one or more of its affiliates hold as money transmitters, sellers of checks and/or payroll processors.

U.S. Federal Income Tax Consequences (Page 37)

The exchange of shares of our common stock for cash pursuant to the merger agreement generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. U.S. holders who exchange their shares of our common stock in the merger will generally recognize capital gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of our common stock. You should consult your own tax advisor for a complete analysis of the effect of the merger for federal, state, local and foreign tax purposes.

Conditions to the Merger (Page 50)

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of specified conditions, including stockholder and regulatory approval.

Restrictions on Solicitation of Other Offers (Page 45)

We have agreed not to take certain actions that would solicit or encourage an alternative proposal to the merger. However, under certain circumstances, and in furtherance of our fiduciary duties under Delaware law, we may respond to an unsolicited alternative proposal. We have also agreed not to withdraw or modify the approval by our board of the merger or the merger agreement, or propose publicly to do so, or to approve or propose publicly to approve any alternative proposal, except, under certain circumstances, if our board determines that failure to take the foregoing actions would be inconsistent with the exercise of its fiduciary duties. We describe these provisions in more detail under “The Merger Agreement—No Solicitation of Transactions” beginning on page 45.

Termination (Page 51)

The merger agreement may be terminated by mutual agreement of the Company and Parent. In addition, the merger agreement may be terminated by either the Company or Parent, under certain circumstances, if the merger has not occurred by the end date (as defined in the merger agreement), if any final and non-appealable injunction or order permanently prohibits the consummation of the merger, or if stockholder approval has not been obtained at the stockholder meeting.

In addition, the merger agreement may be terminated by the Company, under certain circumstances: (1) if Parent breaches or fails to perform in any material respect under the merger agreement, which breach or failure to perform would result in a failure of a mutual condition or a condition of the Company’s obligation to consummate the merger and cannot be cured by the end date; (2) prior to stockholder approval, in order to accept a Superior Proposal (as defined in the merger agreement); or (3) if the merger has not been consummated on a timely basis in accordance with the merger agreement because Parent and Merger Sub have failed to obtain the financing for the merger.

Additionally, the merger agreement may be terminated by Parent, under certain circumstances: (1) if the stockholder meeting has not concluded prior to the end date; (2) if the Company breaches or fails to perform in any material respect under the merger agreement, which breach or failure to perform would result in a failure of a mutual condition or a condition of the obligation of Parent and Merger Sub to consummate the merger and cannot be cured by the end date; (3) if prior to the stockholder approval, the board has effected a change of recommendation under the merger agreement; (4) if following the date of the merger agreement, a majority of the incumbent board is voted out of office; or (5) if any rights (as defined in the Company’s stockholder rights plan) have been exercised to purchase Series A Junior Participating Preferred Stock of the Company or common stock of the Company.

Termination Fees (Page 52)

The merger agreement provides that if it is terminated under specified circumstances, the Company will be required to pay Parent up to $20 million to compensate Parent and its affiliates for expenses and related costs and, under more limited circumstances, to pay Parent a termination fee of $165 million (less any reimbursement of expenses previously paid).

In addition, if the merger agreement is terminated under specified circumstances in connection with material breaches by Parent, including the failure to obtain financing, Parent will be required to pay the Company a termination fee of $165 million.

Limitation on Liability (Page 52)

Apart from the specific performance entitlement described below, our sole and exclusive remedy with respect to any breach of the merger agreement will be the termination of the merger agreement in accordance with its terms and payment by Parent of the $165 million termination fee, if applicable.

Specific Performance (Page 53)

The Company, Parent and Merger Sub are each entitled to seek an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement in the Delaware courts.

Limited Guarantees (Page 33)

In connection with the merger agreement, FNF and an affiliate of THL Partners (the “Guarantors”) have each entered into a limited guarantee with us, under which the Guarantors have each guaranteed payment of one-half of the $165 million termination fee that may become payable by Parent.

Appraisal Rights (Page 55)

Under Delaware law, holders of our common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of our common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the approval and adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of approval and adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of Common Stock (Page 54)

The value offered in the merger of $36.00 per share represents a premium of approximately 5% to our common stock closing price of $34.19 on the New York Stock Exchange (the “NYSE”) on May 30, 2007, the last trading day before the Company announced the merger agreement; approximately 17% to our common stock closing price of $30.72 per share on February 12, 2007, the last trading day prior to the public announcement that the Company had commenced the exploration of strategic alternatives; and approximately 56% to our common stock closing price of $23.13 on October 6, 2006, the date Pershing Square began to purchase shares of Ceridian common stock. The closing sale price of our common stock on the NYSE on [   •   ], 2007, the last trading day prior to printing this proxy statement, was $[   •   ] per share. We encourage you to obtain the current trading prices for our common stock.

THE ANNUAL MEETING

Date, Time, Place and Purposes

We will hold the annual meeting on [_____________________], 2007 at [    ] a.m., local time, at [____________________], for the purposes set forth in the Notice of Meeting.

How to Vote

YOUR VOTE IS VERY IMPORTANT!

•       Voting by Mail.   We have enclosed a WHITE proxy card for your use. Whether or not you expect to attend the annual meeting, please sign, date and mail the WHITE proxy card promptly in the enclosed postage paid envelope.

•       Voting by Telephone or by Internet.   If you wish to vote by telephone or by Internet, please follow the instructions on the enclosed WHITE proxy card. If you vote by telephone or by Internet, please do not return your proxy by mail.

The board unanimously recommends you vote FOR each of the proposals set forth in the Notice of Meeting and all of the nominees for director listed in this proxy statement.

Number of Shares Outstanding

Holders of record of Ceridian common stock are entitled to one vote for each share held. As of the record date, there were [_________________] shares of our common stock outstanding and eligible to vote at the annual meeting.

Quorum Requirement

The presence at the annual meeting, in person or by proxy, of a majority of shares of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the annual meeting. As of the record date, the presence of holders of common stock representing at least [_____________] votes will be required to establish a quorum. In general, shares of common stock either represented by a properly signed and returned proxy card or properly voted by telephone or by Internet will be counted as shares present and entitled to vote at the annual meeting for purposes of determining a quorum. Proxies received but marked as abstentions (or withhold authority with respect to one or more directors) and “broker non-votes” will be included in the calculation of the number of votes considered to be present at the annual meeting for purposes of determining a quorum.

Vote Required

Signed WHITE proxy cards for shares not held in street name with a broker or other nominee that lack any specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the election of all nominees for directors listed in this proxy statement.

Proposal 1:  The Merger.   Approval of the proposal to adopt the merger agreement and approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock.

Proposal 2:  Election of Directors.   The seven director nominees receiving the highest number of votes will be elected. Stockholders who do not wish their shares to be voted for a particular nominee may withhold their vote on the proxy card or by following the telephone and Internet instructions. Shares represented by a properly executed proxy marked “withhold authority” with respect to one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining a quorum.

Proposal 3:  Ratification of KPMG Appointment.   Approval of the proposal to ratify the appointment of KPMG will require the affirmative vote of a majority of all votes cast by the holders of common stock at a meeting at which a quorum is present.

Proposal 4:  Adjournment.   Approval of the proposal to adjourn the annual meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the Company’s common stock represented in person or by proxy at the annual meeting and entitled to vote on the matter, whether or not a quorum is present.

A proxy marked “abstain” will have the effect of a vote against any of the above proposals. If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to Proposals 1 and 2. Thus, if you do not give your broker or nominee specific instructions, your shares will be deemed not entitled to vote on Proposals 1 and 2.

Revoking Your Proxy

If you are the record holder of your shares of Company common stock (or, in the case of voting in person at the annual meeting, holding a legal proxy from the record holder), you may revoke a previously given proxy at any time before it is voted in any one of the following ways: (1) by notifying our Corporate Secretary, in writing, at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, (2) by attending the annual meeting and voting in person (your attendance at the annual meeting will not, by itself, revoke your proxy, you must vote in person at the annual meeting), (3) by submitting a later-dated proxy card, or (4) if you voted by telephone or by Internet, by voting a second time by telephone or by Internet.  Any notice to our Corporate Secretary or later-dated proxy card must be received by the Corporate Secretary prior to the annual meeting. If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of Company’s common stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those instructions. If you have previously signed a [color] proxy card sent to you by Pershing Square, you may change your vote by marking, signing, dating, and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope.

Voting by Participants in Our Benefit Plans

If you own shares of our common stock as a participant in one or more of our employee benefit plans, you will receive a single WHITE proxy card that covers both the shares credited to your name in your plan account(s) and any shares you own registered in your name. If any of your plan accounts are not in the same name as your registered shares, you will receive separate proxy cards for your registered and plan holdings. Proxies submitted by participants in our 401(k) plans will serve as voting instructions to the trustees for the plans whether provided by mail, telephone or Internet. In the absence of voting instructions for participants in the 401(k) plans, the trustees of the plans will vote the undirected shares in the same proportion as the directed shares.

Confidential Voting

We have a policy that if a stockholder requests, the stockholder’s vote on directors in a non-contested election would be kept confidential prior to the final tabulation of the vote at the stockholders meeting. There are exceptions to this policy, however, including pursuant to applicable legal requirements. Because at this year’s annual meeting the election of director may be contested, the confidential voting policy may not apply. In an election of directors to which our confidential policy did apply, access to proxies and individual stockholder voting records is limited to our independent election inspector ([   •   ]), who may inform us at any time whether or not a particular stockholder has voted unless the stockholder has requested that their vote be kept confidential.

Householding of Annual Meeting Materials

Companies are permitted to send a single set of annual reports and proxy statements to any household at which two or more stockholders reside if they believe the stockholders are members of the same family and they have consented. Each stockholder continues to receive a separate proxy card in the mailing. This procedure, referred to as “householding,” may reduce the volume of duplicate information stockholders receive and reduce a company’s expenses.

Each year we discuss the householding of all of our relevant record holder accounts with our transfer agent, The Bank of New York. Based upon our most recent review of the costs and benefits of this process with our transfer agent, we have decided that it would not be cost effective to implement householding for our record holders at this time. However, a number of brokerage firms have instituted householding. If your family has multiple Ceridian accounts, you may have received householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement or our 2006 Annual Report, or wish to revoke your decision to household, and thereby receive multiple reports. These options are available to you at any time.

Expenses of Solicitation

This solicitation of proxies is being made by Ceridian and we pay the cost of soliciting proxies. We also arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and we reimburse them for their expenses. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation will be paid for such employee solicitation. We have also retained MacKenzie Partners, Inc. to assist with the solicitation of proxies for a fee estimated to not exceed $[          ], plus out-of-pocket expenses.

Other Business

The board knows of no other matters to be presented for stockholder action at the annual meeting. If other matters are properly brought before the annual meeting, the authorized persons named in the accompanying WHITE proxy card intend to vote the shares represented by them in accordance with their best judgment.

THIS YEAR’S ANNUAL MEETING WILL BE PARTICULARLY SIGNIFICANT AND
YOUR VOTE IS EXTREMELY IMPORTANT.

In order to complete the merger, a majority of the outstanding shares of Ceridian common stock entitled to vote must adopt the merger agreement and approve the merger. As a result, if you fail to vote on the merger agreement, it will have the same effect as a vote against the merger. In addition, Pershing Square has announced an intention to nominate an alternative slate of directors at this year’s annual meeting. We believe the current board has acted responsibly and in the best interests of stockholders in evaluating strategic alternatives and approving the merger agreement.

For these reasons and the other reasons set forth in the proxy statement, we encourage you to vote in favor of the merger, in favor of your board’s nominees and in favor of the other proposals to be considered at the annual meeting as soon as possible either by marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope or by telephone or by Internet, whether or not you plan to attend the annual meeting. Instructions are on the WHITE proxy card.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “The Merger” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•       the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the merger agreement;

•       the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•       the failure of the merger to be completed for any other reason;

•       the risk that the proposed transaction disrupts current plans and operations and/or results in difficulties in employee retention;

•       the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•       the amount of the costs, fees, expenses and charges related to the merger;

•       changes in the regulatory landscape affecting our business operations and asset mix;

•       the impact of events beyond our control;

•       our ability to attract and retain qualified management and personnel;

•       potential claims and other liabilities that may be asserted against the Company;

•       fluctuations in the market value of our common stock;

•       our borrowing costs increasing due to increased debt;

•       any downgrade in the Ceridian client funds trust’s credit ratings as a result of the merger;

•       changes in accounting standards;

•       adverse effects of derivative transactions;

•       adverse results from litigation or governmental investigations;

•       additional tax liabilities;

•       changes in interest rates;

•       our reliance on third-party vendors for various services; or

•       future acquisitions, investments and divestitures.

These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this proxy statement. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this proxy statement or the date of documents incorporated by reference.

In addition, please refer to “Item 1A. Risk Factors”  in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, as filed with the SEC, which item is incorporated herein by reference, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business. See “Where You Can Find More Information” beginning on page 112. Any statement contained in this proxy statement or in a document incorporated herein by reference into this proxy statement shall be deemed to be modified or superseded to the extent such statement is modified or superseded in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

PROPOSAL 1:  THE MERGER

This discussion of the merger and the merger agreement is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Ceridian and its board have periodically reviewed strategic alternatives for Ceridian, including the possibility of a sale of the Company or the spin-off of its Comdata division. In 2004, Ceridian engaged a financial advisor to review strategic alternatives and explore possible combination opportunities. While preliminary discussions were held with strategic and financial parties, no offers or proposals resulted from such discussions. In August 2005, the board directed the financial advisor not to pursue additional discussions, but to be responsive to third parties that sought to initiate such discussions. In July 2006, Ceridian received an unsolicited preliminary indication of interest from two financial buyers that contemplated a possible acquisition of Ceridian at $30 per share. The board considered the indication of interest with its financial advisor, but decided that the indication was not sufficiently economically attractive to pursue. The board also determined not to pursue any additional discussions or strategic alternatives prior to hiring a new chief executive officer. In November 2006, Ceridian notified the financial advisor that Ceridian was terminating the financial advisor’s engagement.

On December 20, 2006, Pershing Square filed a Schedule 13G reporting ownership of approximately 11.3% of the outstanding common stock of Ceridian. In the Schedule 13G, Pershing Square certified that the common stock was not acquired or held for the purpose of or with the effect of changing or influencing the control of Ceridian and that Pershing Square was not a participant in any transaction having the purpose or effect of changing or influencing the control of Ceridian.

On January 18, 2007, Pershing Square filed a Schedule 13D stating that it intended to conduct a proxy contest and nominate a slate of alternative directors at Ceridian’s 2007 annual meeting of stockholders. In a letter to the board filed with the Schedule 13D, Pershing Square expressed several concerns, purportedly based on a January 12, 2007 meeting between Pershing Square representatives and Kathryn Marinello, Ceridian’s president and chief executive officer. In particular, Pershing Square expressed concerns as to Ceridian’s willingness to consider a spinoff of its Comdata division, the possibility that the president of Comdata would quit or be fired, and the possibility of near-term acquisitions by Ceridian.

On January 19, 2007, the board engaged Greenhill to act as its new financial advisor with respect to various strategic and business alternatives for the Company. On January 21, 2007, the board met to consider Pershing Square’s letter. At that meeting, the board also authorized Greenhill to commence a review of Ceridian’s businesses and to evaluate alternatives available to Ceridian. On January 22, 2007, Ms. Marinello sent a letter to Pershing Square on behalf of the board, and Ceridian filed the letter publicly. Ms. Marinello’s letter reaffirmed Ceridian’s focus on building stockholder value and stated that Ceridian had hired an independent financial advisor to help undertake a new review of Ceridian’s businesses. The letter stated that the review would include an evaluation of the merits of a possible spinoff of Comdata as well as other avenues that could create stockholder value. The letter also stated that Ceridian did not have plans or intentions to pursue significant acquisitions over the next year. In addition, the letter said that Ceridian believed Pershing Square’s concern that Ceridian “may be on the verge of losing” the president of Comdata was unfounded.

On January 23, 2007, Pershing Square delivered a notice to Ceridian of Pershing Square’s intention to nominate eight candidates for election to Ceridian’s board at the 2007 annual meeting of stockholders, and providing information about the eight candidates. The board met that day to discuss the announced proxy contest, and to review potential responses and alternatives. The board also appointed L. White Matthews, III, chairman of the board, to act as the independent directors’ day-to-day liaison with

Ceridian’s management and outside advisors as the process moved forward. That same day, Ceridian issued a statement expressing its disappointment in Pershing Square’s decision to conduct a proxy contest.

At a meeting of the Ceridian board on February 1, 2007, representatives of Greenhill presented a preliminary review of various strategic alternatives available to Ceridian. These included a spinoff of Comdata, a sale of Ceridian as a whole, and the continued operation of Ceridian as a stand-alone company without a disposition of Comdata. Representatives of Ceridian’s legal, proxy and public relations advisors also reviewed Ceridian’s situation and the potential proxy contest with the board. Following these presentations and further discussion, the board authorized Greenhill to commence a process to determine whether there would be a buyer for Ceridian at an attractive price.  The board also directed Greenhill to continue to review and consider other strategic alternatives available to the Company.

Following the February 1, 2007 board meeting, Greenhill had preliminary contacts with a number of potential buyers, including strategic and financial buyers potentially interested in an acquisition of all or part of Ceridian. On February 13, 2007, Ceridian issued a press release announcing that the board had decided to explore a broad range of strategic alternatives to enhance stockholder value, and that the board had retained Greenhill as its financial advisor and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) as its legal advisor to assist in this effort.

Thereafter, at the board’s direction, Greenhill began contacting potential buyers, who were asked to submit non-binding indications of interest to Greenhill, based solely on public information, by February 23, 2007. These indications of interest ranged from $32-$34 per share at the low end to $34-$36 per share at the high end. Based on the initial indications of interest, four bidding groups consisting of financial buyers were invited to participate in due diligence and management presentations following the execution of customary confidentiality agreements. Over the course of the process, Ceridian signed confidentiality agreements with a total of nine third parties. No potential strategic buyers expressed sufficient interest at competitive valuation ranges to be included in the process and none submitted any formal offers. Concurrently, Ceridian, with Greenhill’s assistance, continued to evaluate other strategic alternatives. In addition, Ceridian began separate discussions with a third party that expressed interest in a potential equity investment and recapitalization of Ceridian.

With Greenhill’s assistance, Ceridian conducted due diligence with interested buyers over the next several weeks, including management presentations between March 8, 2007 and March 13, 2007. Interested parties also had access to an online dataroom containing financial, operational and legal information. Greenhill requested that the bidding groups submit revised non-binding indications of interest following this due diligence process on March 22, 2007. Prior to this deadline, one of the four bidding groups withdrew from the process. The other three groups submitted revised indications on March 22, 2007, one indicating a range of $32-$34 per share, one indicating a range of $33-$34 per share, and one indicating $34 per share.

After further discussions with Greenhill, on March 26, 2007, two of the three groups, one of which consisted of THL Partners and FNF, orally increased their ranges to $34-$36 per share. Based on these indications, these two groups were invited to continue in the process. On April 2, 2007, these two groups were provided with a form of merger agreement and asked to provide their comments on the terms of that agreement.

Ceridian also conducted due diligence with the third party that had expressed interest in an equity investment in and recapitalization of Ceridian. This party submitted an indicative term sheet contemplating the purchase of $800 million of a new series of Ceridian convertible preferred stock, with a conversion price equal to the lower of $35 per share or a 20% premium to the five-day average trading price of the Ceridian common stock at the time of the investment. The term sheet also contemplated a 6% pay-in-kind dividend compounding quarterly, increasing to an 8% cash dividend after five years. The term sheet contemplated that the proceeds from the issuance, as well as debt raised by the Company in connection with the recapitalization, would be used to repurchase outstanding shares of Ceridian common stock in a self-tender offer.

Over the next few weeks, Ceridian continued the due diligence process with the two potential buyer groups, including on-site due diligence at Ceridian’s headquarters during the week of April 9, 2007. Ceridian also continued the due diligence process with the potential equity investor. Following the on-site due diligence sessions, Greenhill requested that the two potential buyer groups finalize their due diligence and confirm their valuations. On April 18, 2007, one of the two groups determined that it would not be able to offer a valuation above its initial range of $32-$34 per share and withdrew from the process. THL Partners and FNF confirmed their valuation range of $34-$36 per share, but said they would need additional time to complete due diligence and determine their willingness to enter into a binding agreement.

On April 20, 2007, representatives of Greenhill and Wachtell Lipton met with representatives of the potential equity investor to discuss the investor’s proposal. Thereafter, counsel for the potential equity investor provided Ceridian with drafts of a securities purchase agreement and a certificate of designation for the proposed convertible preferred stock.

The Ceridian board met on April 25, 2007, and reviewed the status of the strategic alternatives process. Wachtell Lipton reviewed with the board their legal responsibilities and other legal matters relating to the potential transactions. The potential equity investor provided the board with a presentation on its proposal and answered questions with respect to the proposal. Greenhill reviewed with the board the status of discussions with THL Partners and FNF, including a request by THL Partners and FNF for additional time to complete due diligence and make a determination as to their willingness to proceed with a binding agreement. Greenhill also reviewed with the board various financial analyses, including relating to a potential buyout of Ceridian at up to $36 per share as compared against a potential spinoff or other divestiture of Comdata and the continuation of Ceridian as a stand-alone business with no changes. Greenhill also reviewed the equity investment and recapitalization proposal and a potential stand-alone leveraged recapitalization. In reviewing these alternatives, the board and the advisors discussed the execution risk in meeting management’s projections. Following questions and further discussion, the Ceridian board directed Greenhill and Ceridian’s management and other advisors to continue negotiations with THL Partners and FNF, as well as with the potential equity investor, to try to reach final terms on each potential transaction and present those final terms to the board by May 12, 2007.

Pursuant to the directive issued at the April 25, 2007 board meeting, Ceridian’s management and representatives of Greenhill and Wachtell Lipton conducted further negotiations with respect to the potential equity investment and leveraged recapitalization. Based on these negotiations, the potential equity investor improved the terms of its proposal by agreeing to a conversion price for the convertible preferred stock of $37 per share and agreeing that the 6% pay-in-kind dividend would remain at 6% when it became a cash dividend after five years. The potential equity investor also agreed to an increased level of debt in connection with the proposed recapitalization in order to permit a repurchase of slightly more than half of Ceridian’s outstanding common stock at a fixed price of $37 per share. The potential equity investor submitted a revised proposal reflecting these terms, with a deadline for acceptance of May 14, 2007.

Ceridian’s management and the representatives of Greenhill and Wachtell Lipton also continued their discussions with THL Partners and FNF and their counsel, Weil, Gotshal & Manges LLP (“Weil Gotshal”), with respect to the proposed acquisition of Ceridian, and sought to impose a deadline of May 12, 2007 for, completion of a definitive agreement. THL Partners and FNF, however, indicated that they would need additional time to complete due diligence and arrange financing commitments. They also indicated that they would be willing to proceed with a target for a final proposal of May 28, 2007, but only if Ceridian agreed to provide them with $5 million in expense reimbursement if they delivered a binding offer at a price at least equal to $36 per share and the board rejected the offer. On May 9, 2007, Ceridian entered into a letter agreement with THL Partners and FNF providing for reimbursement of expenses under such circumstances. Representatives of THL Partners and FNF thereafter conducted further due diligence at Ceridian’s headquarters. On May 11, 2007, Weil Gotshal provided a markup reflecting comments on the proposed merger agreement.

The Ceridian board met on May 12, 2007 to review the status of the two proposed transactions. Representatives of Greenhill reported on the revised proposal from the potential equity investor, including the deadline imposed by that party of May 14, 2007, and on the status of discussions with THL Partners and FNF, their request for additional time, and the expense reimbursement letter targeting May 28, 2007 as the deadline for a binding offer. The board discussed with management and the advisors their assessment of the likelihood of reaching a binding agreement with THL Partners and FNF, the risk of losing the potential equity investment if the May 14, 2007 deadline for that proposal were not met, and the potential for finding a new equity investor or effecting a leveraged recapitalization without an equity sponsor in the event the board determined to pursue a recapitalization alternative.

At the May 12, 2007 meeting of the board, the representatives of Greenhill also reviewed their financial analyses with respect to the revised proposal for the equity investment and recapitalization, noting that this proposal might ultimately result in values for Ceridian in excess of $36 per share based on certain assumptions if management projections were met, but discussed again the execution risks in meeting these projections.  Additionally, the board considered the fact that the potential equity investment and recapitalization alternative would have only provided for the repurchase of slightly more than half of the Company’s common stock at $37 per share. In addition, the proposal would have involved the Company assuming a significant amount of debt relative to its historical levels, and resulted in a capital structure with an equity security senior to the common shares with significant rights, including a dividend. The board and the advisors had further discussions of the proposals and the risks, as well as a discussion of the potential trading values for Ceridian shares following the completion of a recapitalization, which the advisors believed might be less than $30 per share in the near term as a result of such risks and uncertainties. Following further questions and discussion, the board authorized continued discussions with THL Partners and FNF, with the goal of reaching a final agreement on an acquisition at a price no less than $36 per share by May 28, 2007. The board also authorized continued discussions with the potential equity investor.

Over the next two weeks, Ceridian and its advisors continued due diligence, discussions and negotiations with THL Partners and FNF. The potential equity investor indicated that it was unwilling to continue discussions past its deadline of May 14, 2007. THL Partners and FNF also continued to work on finalizing financing commitments during this time period. Negotiations with Weil Gotshal with respect to the merger agreement focused in particular on the conditions to the merger, including a condition for state regulatory approval of the change in control in connection with money transmitter licenses held by Comdata, and the termination rights and breakup fee triggers.

THL Partners and FNF also indicated at this time that they would require discussions with Ceridian management, prior to entering into the merger agreement, on potential terms of employment with management in connection with the transaction. On May 18, 2007, with the authorization of Mr. Matthews as chairman of the board, Ceridian management engaged Allen & Overy LLP as separate counsel to management for this purpose and, on May 19, 2007, Ms. Marinello and Allen & Overy LLP commenced discussions with respect to such employment terms. Thereafter, on May 22, 2007, Weil Gotshal and Allen & Overy LLP exchanged drafts of a term sheet with respect to the terms of employment for Ms. Marinello, and engaged in negotiations with respect to the term sheet, with the understanding that the term sheet would be used in connection with negotiating the full terms of employment for Ms. Marinello and other members of management following execution of the merger agreement. See “The Merger—Interests of Certain Persons in the Merger.”

On May 22, 2007, THL Partners and FNF informed Ceridian that they would not be able to meet the May 28, 2007 deadline for a binding offer, but that they expected to be able to meet a May 30, 2007 deadline for a transaction at a price of $36 per share. They also requested an extension of the expense reimbursement letter with a new deadline of May 30, 2007. THL Partners and FNF continued to work on finalizing their financing commitments and Weil Gotshal continued to negotiate the terms of the merger agreement with Wachtell Lipton.

The Ceridian board met on May 26, 2007 to review the status of the discussions. Greenhill presented an overview of the entire process and a full financial analysis based on the expected $36 per share transaction. A summary of Greenhill’s analysis is set forth under “The Merger—Opinion of Financial Advisor.”  Greenhill again compared the expected $36 per share price to implied valuations of Ceridian’s common stock under a range of other alternatives, which generally implied values below $36 per share. Greenhill representatives noted that a discounted cash flow analysis could support values in excess of the $36 per share offer price, though Greenhill pointed out again and the board discussed the risks involved in the projections underlying the analysis and the potential of implied valuations based on the projections not being realizable in the near term. The representatives of Greenhill told the board that if a $36 per share proposal were presented to the board, based on current information, Greenhill expected to be able to deliver a financial fairness opinion with respect to the transaction.

Wachtell Lipton then reviewed with the board the terms of the draft merger agreement, a summary of which and the current draft of which had been provided to the board. In addition, Wachtell Lipton reviewed an illustrative timeline, and answered questions with respect to the terms of the merger agreement and the timeline. Wachtell Lipton also reviewed with the board the proposed terms that had been discussed to date with respect to management employment arrangements in connection with the transaction. Following further discussion, the board agreed to reconvene on May 30, 2007 to give final consideration to the proposed transaction with THL Partners and FNF if a final proposal were ready by then. The board also authorized an extension of the expense reimbursement letter, which was executed later that day.

Over the next few days, the proposed terms of the merger agreement were finalized, including agreement on the amount of and triggers for the breakup fees. In addition, THL Partners and FNF finalized the terms of their financing commitments. On May 30, 2007, the board of FNF authorized FNF’s participation in the transaction. THL Partners also gave its final approval to the transaction. Following these approvals, the Ceridian board met for its final consideration of the transaction. Wachtell Lipton reviewed with the board the final revisions to the merger agreement and said that the merger agreement and related agreements were now fully negotiated and ready to execute. Greenhill delivered its oral opinion to the board of directors, which was subsequently confirmed by the delivery of a written opinion of the same date, to the effect that as of May 30, 2007, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations described in such opinion, the merger consideration to be received by the holders of shares of Ceridian common stock (other than affiliates of, or holders of beneficial interests in, Parent or Merger Sub), as provided for in the merger agreement, was fair, from a financial point of view, to such holders. See “The Merger—Opinion of Financial Advisor.”  Following further questions and discussion, the Ceridian board approved the merger, the merger agreement and related agreements. Following the Ceridian board meeting, the merger agreement and the guarantees were executed and the transaction was publicly announced.

On June 13, 2007, Pershing Square publicly filed a letter stating that it does not support a sale of Ceridian at $36 per share and that it believes the transaction “is suboptimal for Ceridian stockholders.” The letter also stated that Pershing Square has engaged financial and legal advisors and intends “to pursue one or more value-maximizing alternatives.” Later the same day, Ceridian issued a press release stating that, following a thorough and publicly announced exploration of strategic alternatives, the board had determined that the merger agreement and the merger “was in the best interests of Ceridian shareholders and provided the greatest and most certain value of the available alternatives.” Ceridian went on to state that the board “welcomes involvement by shareholders and is prepared to review any proposals that might result in a superior proposal per the merger agreement” and that the board “remains committed to its goal of maximizing shareholder value through its review of all alternatives.”

Reasons for the Merger; Recommendation of the Board of Directors

The board has unanimously (1) determined that the merger agreement, including the merger and the other transactions contemplated by the merger agreement, is fair to, advisable and in the best interests of the Company and its unaffiliated stockholders, (2) approved the merger agreement and the merger, and (3) determined to recommend that the Company’s stockholders vote in favor of adoption of the merger agreement. Accordingly, the board unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger.

In reaching its determination to recommend the merger and the other transactions contemplated by the merger agreement, the board, in consultation with its legal and financial advisors, and with the Company’s management, considered the following material factors and benefits of the merger, each of which the board believed supported its recommendation:

•       recent and historical market prices for shares of Ceridian common stock and the fact that the value offered in the merger of $36.00 per share represented a premium of approximately 5% to the Ceridian common stock closing price of $34.19 on May 30, 2007, the last trading day before the Company announced the merger agreement; approximately 17% to the Ceridian common stock closing price of $30.72 per share on February 12, 2007, the last trading day prior to the public announcement that the Company had commenced the exploration of strategic alternatives; and approximately 56% to the Ceridian common stock closing price of $23.13 on October 6, 2006, the date Pershing Square began to purchase shares of Ceridian common stock;

•       the business, operations, properties and assets, financial condition, business strategy and prospects of the Company, as well as the risks involved in achieving those prospects, the nature of the industry in which the Company competes, industry trends and economic and market conditions, both on a historical and on a prospective basis;

•       the fact that the Company had explored a variety of strategic alternatives over an extended period of time, the thoroughness of the process for exploring and reviewing these alternatives, and the board’s view that the merger provided a more attractive and more certain value to stockholders compared to the other alternatives considered, including a spin-off or other divestiture of Comdata or a recapitalization of the Company;

•       the absence of a definitive bid to acquire the entire Company from any party or group other than from THL Partners and FNF, notwithstanding the fact that the Company, with the advice and assistance of its financial and legal advisors, undertook a thorough process as described under “The Merger—Background of the Merger”;

•       the fact that the merger consideration is all cash, so that the transaction provides the Company’s stockholders certainty of value for their shares;

•       the fact that the potential equity investment and recapitalization alternative would have only provided for the repurchase of slightly more than half of the Company’s common stock at $37 per share and would involve the Company assuming a significant amount of debt relative to its historical levels and result in a capital structure with an equity security senior to the common shares that has significant rights, including a dividend, and the board’s belief that the value of the common stock that would remain outstanding after such repurchase was subject to a number of risks and uncertainties;

•       the conditions to the merger agreement, which the board viewed as providing a reasonable level of assurance that the merger could be completed;

•       the other terms of the merger agreement, including the fact that the merger agreement does not preclude unsolicited offers from other parties, subject to specified conditions, and permits the Company to terminate the merger agreement to accept a superior proposal through the date of meeting of the Company’s stockholders to consider the merger, subject to payment by the Company of a $165 million termination fee;

•       the fact that under the terms of the merger agreement, the $165 million termination fee is not payable to Parent by the Company if Parent exercises its right to terminate the merger agreement solely because a majority of the incumbent board is voted out of office, unless the Company enters into an alternative transaction within one year thereafter;

•       the financing commitments for the merger and the agreement by Parent to pay a $165 million termination fee to the Company if the merger agreement is terminated because financing is not obtained, coupled with the fact that FNF and an affiliate of THL Partners are each guaranteeing half of Parent’s termination fee obligation;

•       the arm’s-length negotiation of the transactions and the terms of the related agreements;

•       the opinion of Greenhill to our board of directors to the effect that, as of May 30, 2007, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations described in such opinion, the merger consideration to be received by the holders of shares of Ceridian common stock (other than affiliates of, or holders of beneficial interests in, Parent or Merger Sub), as provided for in the merger agreement, was fair, from a financial point of view, to such holders, as more fully described below;

•       the fact that the employment arrangements between affiliates of Parent and members of management of the Company were not discussed until shortly before the merger agreement was executed and were not finalized as of the date of the merger agreement or as of the date of this proxy statement; and

•       the fact that a vote of stockholders on the merger is required under Delaware law, and that stockholders who do not vote in favor of the merger will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under Delaware law.

The board also took into consideration a variety of risks and other potentially negative factors concerning the merger, including the following:

•       the risk that the conditions to the merger will not be met, including the conditions requiring stockholder and regulatory approvals, or the risk that the merger agreement could be terminated and the potential adverse impact on the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the effect on business and customer relationships;

•       the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in the value of the Company;

•       the fact that the all-cash consideration in the transactions will be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes;

•       the merger agreement’s limitations on the Company’s ability to solicit other offers;

•       the fact that Parent and Merger Sub are newly formed corporations with essentially no assets and, accordingly, that the Company’s remedy in connection with a breach of the merger agreement by Parent or Merger Sub, even a breach that is deliberate or willful, may be limited to the $165 million termination fee; and

•       the possibility that the $165 million termination fee payable by the Company under specified circumstances if the Company enters into an alternative transaction may discourage a competing proposal to acquire the Company.

The foregoing discussion summarizes the material factors considered by the board in its consideration of the merger. After considering these factors, the board concluded that the positive factors relating to the merger agreement and the merger substantially outweighed the potential negative factors. In view of the wide variety of factors considered by the board, and the complexity of these matters, the board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board may have assigned different weights to various factors. The board approved and unanimously recommended the merger, including the merger agreement, based upon the totality of the information presented to and considered by it.

The board unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor

Ceridian retained Greenhill & Co., LLC to act as its financial advisor in connection with Ceridian’s consideration of its strategic alternatives, including the merger. On May 30, 2007, Greenhill delivered to our board of directors its oral opinion, which was subsequently confirmed by the delivery of a written opinion of the same date, to the effect that as of May 30, 2007, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations described in such opinion, the merger consideration to be received by the holders of shares of Ceridian common stock (other than affiliates of, or holders of beneficial interests in, Parent or Merger Sub), as provided for in the merger agreement, was fair, from a financial point of view, to such holders. The full text of Greenhill’s written opinion, dated May 30, 2007, describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Greenhill. We have attached the full text of such opinion as Annex B to this proxy statement, which we incorporate by reference into this proxy statement. The summary of Greenhill’s opinion that follows is qualified in its entirety by reference to the full text of the opinion. We encourage holders of Ceridian common stock to read the opinion carefully in its entirety.

Greenhill provided its opinion to the Ceridian board of directors in connection with the board of directors’ consideration of the merger. Greenhill’s opinion was directed only to the fairness of the merger consideration from a financial point of view and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available to Ceridian or Ceridian’s underlying business decision to effect the merger or any matters relating to the merger. Greenhill’s opinion does not constitute a recommendation to the Ceridian board of directors as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to how any holder of shares of Ceridian common stock should vote or act with respect the merger, the merger agreement or any other matter related thereto.

In arriving at its opinion, Greenhill, among other things:

•       reviewed the draft merger agreement discussed with Ceridian’s board of directors at its meetings on May 26, 2007 and May 30, 2007 and certain related documents;

•       reviewed certain publicly available financial statements of Ceridian;

•       reviewed certain other publicly available business and financial information relating to Ceridian that Greenhill deemed relevant;

•       reviewed certain information, including financial forecasts and other financial and operating data concerning Ceridian, prepared by the management of Ceridian;

•       discussed the past and present operations, the financial condition and the prospects of Ceridian with senior executives of Ceridian;

•       reviewed the historical market prices and trading activity for Ceridian common stock and analyzed its implied valuation multiples;

•       compared the financial performance of Ceridian with that of certain publicly traded companies that Greenhill deemed relevant;

•       compared the value of the merger consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•       compared the value of the merger consideration with that received, to the extent publicly available, in certain publicly available transactions that Greenhill deemed relevant;

•       compared the value of the merger consideration to a valuation derived by discounting future cash flows and a terminal value of Ceridian at discount rates that Greenhill deemed appropriate;

•       performed a sum of the parts analysis and compared the value of the consideration to the sum of estimated stand-alone valuations for each of Ceridian’s principal business divisions;

•       participated in discussions and negotiations among representatives of Ceridian and its legal advisors and representatives of Parent and its legal advisors; and

•       performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to Greenhill by representatives and management of Ceridian and further relied upon the assurances of the representatives and management of Ceridian that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and other financial and operational data concerning Ceridian that were prepared by the management of Ceridian and supplied to Greenhill, Greenhill assumed such forecasts and data were reasonably prepared on a basis reflecting the best then currently available estimates and good faith judgments of the management of Ceridian as to such matters, and Greenhill relied upon such forecasts and data in arriving at its opinion. Greenhill expressed no opinion with respect to such forecasts or data or the assumptions upon which they are based. In addition, Greenhill did not conduct a physical inspection of the properties or facilities of Ceridian, nor did it undertake an independent valuation or appraisal of the assets or liabilities of Ceridian, nor were any such valuations or appraisals provided to it. Greenhill assumed that the merger would be consummated in accordance with the terms set forth in the final, executed merger agreement, which Greenhill further assumed would be identical in all material respects to the draft dated May 30, 2007 (the latest draft reviewed by Greenhill), and without any waiver or modification of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all governmental and third party consents, approvals and agreements necessary for the consummation of the merger would be obtained without any adverse effect on Ceridian or the merger meaningful to Greenhill’s analysis. Greenhill’s opinion was necessarily based upon financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, May 30, 2007.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Greenhill and reviewed with Ceridian’s board of directors in connection with Greenhill’s opinion relating to the proposed merger. The following summary does not purport to be a complete description of all analyses performed or factors considered by Greenhill in connection with its opinion, nor does the order in which the analyses are described represent relative importance or weight given to those analyses by Greenhill. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analyses below, no company, business division or transaction used as a comparison was either identical or directly comparable to Ceridian, its divisions or the merger. Greenhill selected these companies, among other reasons, because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered reasonably comparable to those of Ceridian or its business divisions, as applicable. None of the selected companies is directly comparable to Ceridian or its business divisions. Accordingly, Greenhill’s analysis of these selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of the operating statistics and trading multiples of the selected publicly traded companies. In evaluating the comparable companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Ceridian, such as the impact of competition on the businesses of Ceridian and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Ceridian or the industry or the financial markets in general. Greenhill also made judgments as to the relative comparability of such companies to Ceridian and its divisions, as applicable, and judgments as to the relative comparability of the various valuation parameters with respect to the companies. The numerical results may not in themselves be meaningful in analyzing the contemplated transaction as compared to the comparable companies.

Greenhill believes that the analyses and the summary below must be considered as a whole and that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Greenhill’s analyses and opinion. Greenhill did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather Greenhill arrived at its ultimate opinion based on the results of all analyses undertaken and assessed as a whole.

The estimates of the future performance of Ceridian provided by Ceridian’s management or analyst consensus estimates in or underlying Greenhill’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Greenhill considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Ceridian. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between Ceridian and Parent and the decision to enter into the merger was solely that of Ceridian’s board of directors. Greenhill’s opinion and financial analyses were only one of many factors considered by Ceridian’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Ceridian’s board of directors or management with respect to the merger or the merger consideration.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Greenhill’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Greenhill’s financial analyses.

Trading Comparables Analysis

Greenhill reviewed certain financial information for Ceridian and compared such information to the corresponding financial information, ratios and public market multiples for the following publicly traded companies:

•       Affiliated Computer Services, Inc.

•       Automatic Data Processing, Inc.

•       First Data Corporation

•       Hewitt Associates, Inc.

•       Wright Express Corporation

Greenhill calculated and compared various financial multiples and ratios for these selected companies based on publicly available data, including the Institutional Brokers’ Estimate System (“IBES”), public filings and other publicly available information, based on closing prices as of May 24, 2007. Financial data for Ceridian was based on internal estimates of Ceridian’s management, public filings and other publicly available information. Greenhill analyzed the following information for the selected companies, as well as for Ceridian:

•       enterprise value, calculated as the sum of the fully diluted market value of the respective company’s common stock (accounting for options using the treasury stock method), the book value of its outstanding debt, the book value of its preferred stock and the book value of any minority interest, minus total cash and cash equivalents, as a multiple of estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the twelve months prior to its most recently completed fiscal quarter end (“LTM”);

•       per share equity value of its common stock as a multiple of estimated earnings per share (“EPS”) for 2007; and

•       the ratio of share price to estimated EPS for 2007 divided by the estimated long-term earnings growth rate.

In the case of Affiliated Computer Services Inc. and First Data Corporation, the multiples analyzed were those prior to announced change in control transactions involving such companies.

Based on these analyses, Greenhill selected a range of comparable enterprise value multiples of LTM EBITDA of between 9.0x to 11.5x and per share equity value multiples of 2007 estimated EPS of 19.0x to 23.0x. In selecting the range of EBITDA and EPS multiples, Greenhill took into account the operating performance of the selected companies relative to that of Ceridian, including revenue growth and the growth and absolute level of profit margins. For purposes of calculating Ceridian’s enterprise and per share equity values, Greenhill assumed a net cash position of $285 million and a fully diluted share count of 147 million shares based on the treasury stock method. When applied to Ceridian, such multiples yielded an implied price range per share of approximately $25 to $31. Greenhill compared this range to the merger consideration of $36 per share to be received by Ceridian’s stockholders in the merger.

Discounted Cash Flow Analysis

Using discounted cash flow methodology, Greenhill calculated the present values of the projected unlevered future cash flows for Ceridian, using financial forecasts and estimates for fiscal years 2007 through 2011 prepared by Ceridian’s management (the “management case”). In this analysis, Greenhill estimated a weighted average cost of capital for Ceridian based on Greenhill’s review of, among other matters, the current weighted average cost of capital of Ceridian, the predicted equity betas and capital structures of businesses deemed to be similar to those of Ceridian, the current weighted average cost of capital of those businesses and the implications for the weighted average cost of capital of various debt to market equity ratios, which Greenhill deemed appropriate. Greenhill calculated a range of discount rates from 10.5% to 12.5%. The estimates of annual cash flows of Ceridian used by Greenhill did not include annual estimates for periods after December 31, 2011. Accordingly, for purposes of its analysis, Greenhill calculated an assumed value, as of December 31, 2011, of the cash flows for all periods after December 31, 2011. This assumed value is referred to as the “terminal value.”  Greenhill calculated a range of terminal values for Ceridian as of the end of fiscal year 2011 based on multiples ranging from 8.0x  to 12.0x  times estimated EBITDA for fiscal year 2011. The calculated terminal values were then discounted to present value, using discount rates ranging from 10.5% to 12.5%. For any combination of discount rate and calculated terminal value, the sum of the present value of the cash flows of Ceridian and the present value of the terminal value results in an implied enterprise value for Ceridian. Greenhill calculated an estimated equity value per share of Ceridian based on a net cash position of $285 million and a fully diluted share count of 147 million shares based on the treasury stock method. For purposes of comparison, Greenhill performed the same analysis using analyst consensus estimates for Ceridian for fiscal years 2007 through 2011 (the “analyst consensus case”), which generally projected a lower annual growth rate of revenue, EBITDA and free cash flow than the management case.

The following table presents the results of these analyses:

	Management Case					Analyst Consensus Case
Discount Rate	Terminal EBITDA Multiple					Terminal EBITDA Multiple
	8.0x	9.0x	10.0x	11.0x	12.0x	8.0x	9.0x	10.0x	11.0x	12.0x
10.5%	$33.88	$37.21	$40.53	$43.85	$47.17	$28.40	$31.11	$36.53	$36.53	$39.23
11.0%	$33.28	$36.53	$39.79	$43.04	$46.29	$27.90	$30.56	$35.87	$35.87	$38.52
11.5%	$32.69	$35.88	$39.06	$42.25	$45.44	$27.42	$30.02	$35.22	$35.22	$37.82
12.0%	$32.11	$35.23	$38.36	$41.48	$44.61	$26.94	$29.49	$34.59	$34.59	$37.14
12.5%	$31.55	$34.61	$37.67	$40.73	$43.80	$26.48	$28.98	$33.98	$33.98	$36.48

Further, in the management case and the analyst consensus case, the terminal values represented approximately 82.8% to 88.1% and 81.5% to 87.2%, respectively, of the total enterprise value at the discount rates and multiple ranges described above. Based on these analyses, Greenhill selected an indicated range of implied present values per share of Ceridian common stock of approximately $35 to approximately $43 for the management case and approximately $29 to approximately $36 for the analyst consensus case. Greenhill compared these ranges to the merger consideration of $36 per share to be received by Ceridian’s stockholders in the merger.

Premiums Paid Analysis

Greenhill reviewed available data from all-cash transactions involving U.S. listed target companies announced within the three years prior to May 24, 2007 with transaction values between $2.5 billion and $7.5 billion. Specifically, Greenhill reviewed the premiums represented by acquisition price per share compared to the closing share price of the target company one day prior to the announcement of the transaction, and compared to the closing share price of the target company thirty days prior to the announcement of the transaction. Greenhill observed that for all-cash transactions announced in the past three years, the median premium over the closing share price of the target on the day prior to announcement was 15.7%, and the median premium over the closing share price of the target thirty days prior to announcement was 22.3%, and that for all-cash transactions announced since May 24, 2006, the median premium over the closing share price of the target on the day prior to announcement was 14.1%, and the median premium over the closing share price of the target thirty days prior to announcement was 21.1%.

Greenhill noted that the reasons for, and circumstances surrounding, each of the transactions reviewed were diverse and that the premiums fluctuated based on perceived growth, synergies, strategic value and type of consideration utilized in the transaction. None of the targets in the reviewed transactions is identical to Ceridian and, accordingly, Greenhill’s analysis of these transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the comparison of the percentage purchase price premium implied by the merger versus the percentage purchase price premiums of these transactions.

Based on this analysis, Greenhill applied the median range one-day and thirty-day premiums to a measure of Ceridian’s unaffected share price, using as a proxy the thirty-day average trading price of Ceridian’s common shares prior to Pershing Square’s first purchase of Ceridian common stock on October 6, 2006, and affected share price, defined as the average trading price of Ceridian’s common shares from October 6, 2006 through May 24, 2007, to derive an indicated valuation range for Ceridian common stock of between approximately $27 and approximately $35 per share.

Greenhill further observed that the proposed merger consideration of $36 per share to be received by Ceridian’s stockholders in the merger represented a premium of 8.8% over the closing price of Ceridian common stock on May 24, 2007, the date of Pershing Square’s first purchase of Ceridian common stock, 21.4% over the average closing price of Ceridian common stock during the period beginning on October 6, 2006 and ending on May 24, 2007, and a premium of 55.0% over the average closing price of Ceridian common stock during the thirty-day period preceding Pershing Square’s first purchase of Ceridian common stock, which began on September 5, 2006 and ended on October 5, 2006.

Precedent Transactions Analysis

Greenhill performed an analysis of selected business combinations involving target companies engaged in payment processing, payment networks, stored value and core processing, payroll and human resources processing.

Although Greenhill analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of the merger, none of these transactions or associated companies is identical to the acquisition of Ceridian pursuant to the merger agreement. Accordingly, Greenhill’s analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and terms of their transactions and other factors that would necessarily affect the implied value of Ceridian versus the values of the companies in the selected transactions. In evaluating the precedent transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to Ceridian and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

Using publicly available information at the time of the announcement of the relevant transaction, including company filings and the CapitalIQ transaction database, Greenhill reviewed the consideration paid in the transactions and analyzed the enterprise value implied by such consideration as a multiple of EBITDA for the twelve month period prior to the target company’s most recently completed fiscal quarter end preceding the announcement of the applicable transaction and as a multiple of projected EPS at the time of the announcement of the applicable transaction. Greenhill then compared these multiples derived from the selected transactions reviewed with the corresponding multiples implied for Ceridian based on the merger consideration to be received by Ceridian’s stockholders in the merger.

The following tables identify the transactions reviewed by Greenhill in this analysis.

Payment Processing:

Date Announced	Target	Acquirer
05/18/07	Alliance Data Systems Corp.	Blackstone Group
04/01/07	First Data Corp.	Kohlberg Kravis Roberts & Co.
03/30/07	PolCard	First Data Corp.
01/09/06	Verus Financial Management	The Sage Group plc
09/15/05	Certegy Inc.	Fidelity National Information Services Inc.
08/09/05	Citi Merchant Services	First Data Corp.
01/18/05	Vital Processing Svcs.	Total Systems Services Inc.
08/03/04	Lynk Systems Inc.	Royal Bank of Scotland
07/13/04	National Processing Inc.	Bank of America
04/30/04	Alliance & Leicester	NOVA Corporation
11/26/03	Citi EFS	JP Morgan Chase
04/02/03	Concord EFS	First Data Corp.
07/19/03	PayPoint	First Data Corp.
05/07/01	NOVA Corp.	US Bancorp
02/26/01	Universal Companies	Fifth Third Bancorp
11/09/00	CIBC Merchant Services	Global Payments Inc.
12/06/99	Card Payment Systems	Concord EFS
06/08/99	SPS Network Services	Alliance Data Systems Corp.
03/22/99	Paymentech, Inc.	First Data Corp.
12/22/98	BA Merchant Services, Inc.	BankAmerica Corp.
06/18/98	PMT Services, Inc.	NOVA Corp.
04/20/98	SPS Transactions Services	Associates First Capital
06/22/96	GENSAR	Paymentech, Inc.
06/13/95	First Financial Management	First Data Corp.
11/02/94	Card Establishment Svcs.	First Data Corp.
08/16/94	Envoy Corp. Financial	First Data Corp.

Payment Networks:

Date Announced	Target	Acquirer
11/21/06	Euronet Worldwide, Inc.	RIA Envia Inc.
11/01/06	Easycash GmbH	Warburg Pincus
05/10/05	Genpass, Inc.	US Bancorp
11/15/04	PULSE EFT Association	Discover Financial Services
09/20/04	eFunds Corp.-ATM Portfolio	TRM Corp.
06/03/04	E*TRADE Access	CardTronics
05/17/04	NYCE	Metavante
12/19/03	MUZO	Global Payments Inc.
11/15/02	EDS Consumer Network Services	Fiserv Inc.
01/19/00	NYCE	First Data Corp.
01/30/01	TransAlliance	EDS
10/09/00	Star	Concord EFS, Inc.
04/13/00	Cash Station Inc.	Concord EFS, Inc.

06/30/99	Mellon Network Services	US Bancorp
11/23/98	Electronic Payments Services, Inc.	Concord EFS, Inc.

Stored Value:

Date Announced	Target	Acquirer
12/05/05	E Com Industries Pty Ltd	Retail Decisions
06/09/05	WildCard Systems, Inc.	eFunds Corporation
05/02/00	Stored Value Systems, Inc.	Ceridian Corp.
03/02/99	Stored Value Systems, Inc.	Ceridian Corp.

Core Processing, Payroll, HR Processing:

Date Announced	Target	Acquirer
03/23/07	Kronos Inc.	Hellman & Friedman
03/20/07	Affiliated Computer Services Inc.	Cerberus
12/29/06	Carreker	CheckFree Corp.
12/14/06	Electronic Clearing House	Intuit Inc.
10/26/06	Kanbay International Inc.	Cap Gemini SA
11/29/06	Digital Insight Inc.	Intuit Inc.
10/14/06	Open Solutions Inc.	Carlyle Group and Providence Equity
04/03/06	Mphasis Limited	Electronic Data Systems Corp.
01/18/06	Pinkerton Computer Consultants	Kforce Inc.
10/05/05	MHA Group Inc.	AMN Healthcare Services
08/03/05	Strategic Outsourcing Inc.	Clarion Capital Partner
08/02/05	i-Flex Solutions	Oracle Corp.
07/28/05	SS&C Technologies	Carlyle
04/08/05	DST Health Solutions	Computer Services Corp.
03/16/05	Mellon HR & Inv. Svcs	Affiliated Computer Services Inc.
09/09/04	Intercept Inc.	Fidelity National Financial
08/26/04	BlueStar Solutions Inc.	Affiliated Computer Services
06/17/04	Personal & Informatik AG	Carlyle
06/15/04	Exult Inc.	Hewitt Associates
02/09/04	Aurum Technology Inc.	Fidelity National Financial Inc.
01/28/04	Sanchez Computer Assoc.	Fidelity National Financial Inc.
06/03/03	Premier Systems, Inc.	John Harland Co.
03/11/03	Precision Computer Systems	Fiserv Inc.
01/29/03	Alltel Information Services	Fidelity National Financial Inc.
11/14/02	EDS Consumer Network Svcs.	Fiserv Inc.
09/23/02	SPARAK Financial Systems	John Harland Co.
08/06/02	Interlinq Software Corp.	John Harland Co.
07/02/02	IFS	State Street Corp.
05/20/02	Easy Systems Inc.	John Harland Co.
05/17/02	Cogent	BNP Paribas
03/07/02	Hemisphere Group	Bisys Group Inc.
06/01/01	Universal Pensions Inc.	Bisys Group Inc.
01/22/01	GFS Technologies	Aurum Techonology
07/17/00	Concentrex Inc.	John Harland Co.
06/20/00	Mynd Corp.	Computer Sciences Corp.
06/02/00	Sys-Tech, Inc.	Jack Henry & Associates, Inc.

05/15/00	Symitar Systems Inc.	Jack Henry & Associates, Inc.
07/20/99	First Data Investor Services	PNC Financial Services
07/12/99	BancTec Financial Systems	Jack Henry & Associates, Inc.
05/03/99	ABR Information Services, Inc.	Ceridian Corp.
08/19/98	Peerless Group, Inc.	Jack Henry & Associates, Inc.
11/04/97	CUSA Technologies Inc.	Fiserv Inc.
03/03/97	BHC Financial Inc.	Fiserv Inc.

Greenhill derived from the selected transactions a reference range of enterprise value to LTM EBITDA of between 12.0x and 15.0x and a reference range of per share equity value to projected EPS of between 21.0x and 25.0x. Greenhill then calculated a range of implied prices per share of Ceridian common stock by applying the relevant multiple ranges to Ceridian’s EBITDA for the twelve months ended March 31, 2007 and Ceridian’s estimated EPS based on Ceridian management’s estimated earnings for fiscal year 2007. For purposes of calculating Ceridian’s enterprise and per share equity values, Greenhill assumed a net cash position of $285 million and a fully diluted share count of 147 million shares based on the treasury method.

This analysis indicated the following implied ranges of enterprise values as multiples of LTM EBITDA and estimated EPS for fiscal year 2007 as set forth below:

Enterprise / Per Share Equity Value as a Multiple of:	Range of Implied Multiples in Selected Transactions	Ceridian Per Share Price based on Selected Transaction Multiples	Implied Multiples for Ceridian Based on Merger Consideration
LTM EBITDA	12.0x to 15.0x	$32.09 to $39.63	13.6x
2007E EPS	21.0x to 25.0x	$27.30 to $32.50	27.7x

Based on this analysis, Greenhill derived an indicated valuation range of Ceridian common stock of between approximately $27 to approximately $40 per share. Greenhill compared this range to the merger consideration of $36 per share to be received by Ceridian’s stockholders in the merger.

Sum of the Parts Analysis

Greenhill performed a “sum of the parts” review of Ceridian with respect to Ceridian’s two business divisions, HRS and Comdata, to determine an implied value of the enterprise as a whole. For purposes of this analysis, Greenhill considered four scenarios:

•       a spinoff of 100% of the equity of the Comdata division to Ceridian’s stockholders;

•       a spinoff of 100% of the equity of the Comdata division to Ceridian’s stockholders, with the further assumption that each resulting company would trade at a premium due to market speculation that it would be the subject of a takeover (in this scenario, Greenhill assumed that a takeover would not occur prior to six months following the spinoff);

•       a public offering by Ceridian of 20% of the common equity of the Comdata division, with the net proceeds applied to repurchase Ceridian common stock; and

•       a sale of the Comdata division for cash, with the after-tax proceeds distributed to Ceridian stockholders.

Greenhill reviewed certain financial information for each of Ceridian’s business divisions as prepared by Ceridian management and compared such information to the corresponding financial information, ratios and public market multiples for three publicly traded human resource services companies and three publicly traded payment and transaction processing and related service companies. The table below identifies the companies selected by Greenhill for this analysis.

HRS Comparables (Human resource services companies)	Comdata Comparables (Payment / transaction processing and related services companies)
•Affiliated Computer Services, Inc.	• Alliance Data Systems Corporation
•Automatic Data Processing, Inc.	• First Data Corporation
•Hewitt Associates, Inc.	• Wright Express Corporation

Greenhill calculated and compared various financial multiples and ratios for these selected companies  based on publicly available data, including IBES estimates, public filings and other publicly available information.

Greenhill analyzed the following information for the selected companies, as well as for each of Ceridian’s business divisions:

•       enterprise value as a multiple of EBITDA for the twelve months prior to its most recently completed fiscal quarter end or, in the case of the spinoff scenario with the further assumption of takeover premiums, estimated EBITDA for fiscal year 2007; and

•       share price of its common stock as a multiple of estimated EPS for fiscal year 2007 or, in the case of the spinoff scenario with the further assumption of takeover premiums, estimated EPS for fiscal year 2008.

In the case of Affiliated Computer Services, Inc., Alliance Data Systems Corporation and First Data Corporation, the multiples analyzed were those prior to announced change of control transactions involving such companies.

Based on these analyses, Greenhill selected the ranges of comparable enterprise value multiples of LTM EBITDA and share price multiples of 2007 estimated EPS indicated in the table below. In selecting the range of EBITDA and EPS multiples, Greenhill took into account the operating performance of the selected companies relative to the applicable divisions of Ceridian, including revenue growth and the growth and absolute level of profit margins.

Scenario	EV / EBITDA*		Share Price / EPS **
	HRS	Comdata	HRS	Comdata
Spinoff of Comdata division	8.0x to 11.0x	9.5x to 11.5x	17.0x to 22.0x	18.0x to 21.0x
Spinoff of Comdata division with further assumption of market speculation of a takeover	9.0x to 12.0x	12.0x to 16.0x	19.0x to 24.0x	22.0x to 26.0x
Public offering of 20% of Comdata division common equity	8.0x to 11.0x	9.5x to 11.5x	17.0x to 22.0x	18.0x to 21.0x
Sale of Comdata division	8.0x to 11.0x	12.0x to 16.0x	17.0x to 22.0x	22.0x to 26.0x

*                    Estimated EBITDA for fiscal year 2007 for spinoff of Comdata division with further assumption of market speculation of a takeover. LTM EBITDA for all other scenarios.

**             Estimated EPS for fiscal year 2008 for spinoff of Comdata division with further assumption of market speculation of a takeover. Estimated EPS for fiscal year 2007 for all other scenarios.

For each of the scenarios described above, Greenhill then calculated an implied valuation range for each of the HRS and Comdata business divisions. In the scenario involving a public offering of 20% of the equity interest in the Comdata business division, Greenhill assumed that the offering price would reflect a discount of 10% to the implied per share equity valuation and Ceridian would incur fees and expenses of 7% of the gross offering price. Greenhill further assumed that Ceridian would apply the net proceeds of the public offering to repurchase outstanding Ceridian shares at $33.09 per share, the closing market price of Ceridian shares on May 24, 2007. In the scenario involving a sale of the Comdata business division for cash and the distribution of the after-tax proceeds to Ceridian’s stockholders, Greenhill assumed that Ceridian would bear taxes equal to 37.5% of the taxable proceeds of the sale.

The table below presents the aggregate valuation ranges per share of Ceridian common stock derived by Greenhill under each scenario reviewed. For the scenarios involving a public offering of equity interests in the Comdata division or the sale of the Comdata division, the aggregate valuation ranges give effect to the further assumptions regarding the net proceeds and application thereof described above.

Scenario	Approximate Aggregate Valuation Range (per share of Ceridian Common Stock)
Spinoff of Comdata division	$23 - $28
Spinoff of Comdata division with further assumption of market speculation of a takeover	$27 - $34
Public offering of 20% of Comdata division common equity	$21 - $28
Sale of Comdata division	$23 - $28

Greenhill compared the valuation ranges described above to the merger consideration of $36 per share to be received by Ceridian’s stockholders in the merger.

Leveraged Buyout Analysis

Greenhill also performed an analysis that involved estimating the returns on investment that a potential purchaser that was not a strategic buyer but rather a financial buyer could expect from a purchase of Ceridian at different purchase prices in a leveraged buyout. Greenhill made several assumptions about the characteristics of such a transaction based on comparable company and precedent transactions analyses, including such factors as the refinancing of existing indebtedness and transaction leverage, fees and expenses, financing terms, minimum cash requirements and exit EBITDA multiples.

Greenhill evaluated the projected revenue, EBITDA and cash flow for a leveraged Ceridian during the period from 2007 to 2011, under both the management case and the analyst consensus case. Greenhill performed this analysis using a range of transaction leverage amounts of 6.0x to 10.0x LTM EBITDA (adjusted to add back non-cash compensation expense) and an acquirer’s exit from its investment in Ceridian after five years at an implied enterprise value multiple of 10.0x to 14.0x 2011 EBITDA at different assumed purchase prices. Greenhill considered the range of internal rates of return and returns on investment that would be likely to be required by a financial buyer in a leveraged acquisition of Ceridian.

Based upon the assumptions described above, Greenhill determined an indicated valuation range per share of between approximately $32 to $40 using the management case, and an indicated valuation range per share of between approximately $30 to $35 using the analyst consensus case. Greenhill compared the valuation ranges described above to the merger consideration of $36 share to be received by Ceridian’s stockholders in the merger.

Greenhill’s Engagement

Ceridian’s board of directors selected Greenhill as its financial advisor based on Greenhill’s qualifications, experience and reputation. Greenhill is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, restructurings and similar corporate finance transactions.

Under the terms of Greenhill’s engagement with Ceridian, Ceridian agreed to pay Greenhill an advisory fee of $2 million ($1 million of which was payable on the date of Greenhill’s engagement and the remainder of which became payable on March 15, 2007), a monthly retainer fee of $200,000 per month, which became payable from and after February 1, 2007, and a transaction fee which is expected to equal approximately $15 million and will become payable upon the completion of the merger. The full amount of the advisory fee is expected to be credited against the transaction fee. In addition, Ceridian has agreed to reimburse Greenhill for reasonable travel and other out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify Greenhill and related parties against liabilities relating to or arising out of its engagement.

Interests of Certain Persons in the Merger

In considering the recommendation of the Ceridian board of directors with respect to the merger agreement, Ceridian stockholders should be aware that some of the Ceridian directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Ceridian stockholders generally. These interests and arrangements may create potential conflicts of interest. The Ceridian board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that Ceridian stockholders vote in favor of approving and adopting the merger agreement.

Stock Options, Restricted Stock Units, Deferred Stock Units and Restricted Stock

•       Stock Options.   Upon the completion of the merger, except as otherwise agreed by Parent and a holder, each outstanding option to acquire the Company’s common stock, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock underlying the option multiplied by the amount (if any) by which $36.00 exceeds the applicable exercise price of the option, less any applicable withholding taxes.

•       Restricted Stock Units.   Upon the completion of the merger, except as otherwise agreed by Parent and a holder, each restricted stock unit will be cancelled and converted into the right to receive a cash payment equal to $36.00, less any applicable withholding taxes.

•       Deferred Stock Units.   Upon the completion of the merger, all amounts held in participant accounts under the deferred compensation plans that are denominated in the Company’s common stock will be converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock deemed held in such accounts multiplied by $36.00, less any applicable withholding taxes. This amount will be payable or distributable in accordance with the terms of our deferred compensation plans.

•       Restricted Stock.   Upon the completion of the merger, except as otherwise agreed by Parent and a holder, each share of restricted stock will be cancelled and converted into the right to receive a cash payment equal to $36.00, less any applicable withholding taxes.

We estimate the amounts that will be payable in settlement of stock options, restricted stock units, deferred stock units and restricted stock as follows:  Ms. Marinello, $10,212,098, Mr. MacFarlane, $740,397 and Mr. Nelson, $6,437,615.  We estimate the aggregate amount that will be payable to all directors and executive officers in settlement of stock options, restricted stock units, deferred stock units and restricted stock to be $27,301,698.

Executive Employment Agreements

Ceridian has entered into executive employment agreements with Ms. Marinello, Mr. MacFarlane and Mr. Nelson as well as three other executive officers. The executive employment agreements provide for cash severance and other benefits in the event of a qualifying termination of employment following a change in control.  Consummation of the merger will constitute a change in control for purposes of the executive employment agreements.

Each executive employment agreement requires Ceridian or its successor to provide to the applicable executive severance benefits, as described below, if, during the two-year period following a change in control of Ceridian, Ceridian or its successor terminates the executive’s employment without cause or if the executive terminates his or her employment for good reason (as those terms are defined in the applicable employment agreement).

The severance benefits for each executive would include a lump sum payment that is equal to (i) the prorated portion of the executive’s bonus that was earned at “target” levels for the year that termination of employment occurs, and (ii) three times the following:

•       twelve months’ base salary;

•       any bonus the executive would have received under all applicable Ceridian annual cash performance bonus programs for the year in which the termination of employment occurs had “superior” goals been achieved;

•       for Ms. Marinello only, the annual cash performance bonus she would have received had she remained employed with Ceridian for the full year;

•       for Mr. Nelson only, the annual cash amount paid in lieu of perquisites; and

•       the highest annual aggregate amount of the employer contributions into our 401(k) Plan, the 401(k) restoration and the SERP contribution made into the Ceridian Corporation Deferred Compensation Plan in the last three years.

In addition, Mr. Nelson would receive continued premium payment for long-term care insurance coverage for him and his spouse and “gross-up” payments to put him in the same after-tax position as if no excise taxes under Section 280G of the Code had been imposed. Also, following a change in control termination, Ms. Marinello will receive until age 65 health and dental benefits and Messrs. Nelson and MacFarlane will receive until age 65 similar group health and welfare benefits as he received immediately prior to the change in control. Outplacement services (up to $50,000 for Ms. Marinello), relocation and attorney’s fees would also be provided in certain circumstances.

Assuming the merger is completed in the fourth quarter of 2007 and that thereafter each executive officer’s employment is terminated at that time by Ceridian without cause or voluntarily terminated at that time by the executive officer for good reason, the estimated cost of the cash severance benefits described above would be as follows:  Ms. Marinello, $9,685,620, Mr. MacFarlane, $1,995,000 and Mr. Nelson, $2,341,122. The estimated aggregate cost of the cash severance benefits that would be payable to all executive officers based upon the foregoing scenario would be $21,496,442. We expect that the same amounts would be payable if following the annual meeting the board’s nominees do not form a majority of the elected board of directors and the executives are terminated.

Management Arrangements

As of the date of this proxy statement, neither we, Parent nor any affiliate thereof has entered into any employment agreements with our management in connection with the merger, nor amended or modified any existing employment agreements. Parent has informed us that it currently intends to retain members of our management team following the merger, and that it anticipates that Kathryn V. Marinello, our chief executive officer, will continue as chief executive officer. Ms. Marinello, on behalf of herself and other members of management, is currently in discussions with Parent regarding terms of employment following the merger. Parent has also informed us that it may offer members of management the opportunity to invest in Parent (and/or a subsidiary thereof) following the merger on terms that are no more favorable to management than to THL Partners and FNF. Further, Parent has informed us that it intends to establish equity based incentive compensation plans for management of the surviving corporation, a substantial portion of which is likely to be allocated to our executive officers. The size of such equity based incentive compensation plans and the individual awards to be granted thereunder have not yet been finalized.

Management employment and equity investment arrangements following the merger were not discussed until shortly before the merger agreement was executed and were not finalized as of the date of the merger agreement or as of the date of this proxy statement. Although it is likely that certain members of our management team will enter into new arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary thereof), there can be no assurance that the parties will reach agreement. These matters are subject to further negotiations and discussion and no terms or conditions have been finalized. Any new arrangements are currently expected to be entered into at or prior to the completion of the merger.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

In addition, the Ceridian directors and officers are entitled under the merger agreement to continued indemnification and insurance coverage. See “The Merger Agreement—Indemnification and Insurance.”

Financing

In connection with the execution and delivery of the merger agreement, Merger Sub has obtained commitments (the “Debt Commitment Letters”) from Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Island Branch, Deutsche Bank Securities Inc., Credit Suisse, Cayman Islands Branch, and Credit Suisse Securities (USA) LLC to provide up to $3.7 billion in debt financing (the “Debt Financing”) ($3.4 billion of which is expected to be drawn at closing) consisting of: (1) senior secured credit facilities comprised of a $2.0 billion term loan B facility and a $300 million revolving credit facility (not expected to be drawn at closing) (the “Senior Facility”); (2) $1.0 billion in gross cash proceeds from, at Merger Sub’s option, either (a) the issuance of senior notes in a public offering or Rule 144A or other private placement or (b) a senior bridge facility (the “Senior Bridge Facility”); and (3) $400 million in gross cash proceeds from, at Merger Sub’s option, either (a) the issuance of senior subordinated notes in a public offering or Rule 144A or other private placement or (b) a senior subordinated unsecured bridge facility (the “Subordinated Bridge Facility” and, together with the Senior Facility and the Senior Bridge Facility, the “Facilities”).

In addition, Parent has received equity commitment letters from each of FNF and a fund affiliated with THL Partners (together with FNF, the “Investors”), pursuant to which, subject to the conditions contained therein, the Investors have agreed to make or cause to be made an aggregate cash capital contribution to Parent of up to $1.8 billion (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

The Company and the Investors estimate that the total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $5.5 billion, which includes approximately $5.3 billion to be paid out to the Company’s stockholders and holders of equity-based interests in the Company, with the remaining funds being used to refinance the Company’s existing bank credit facility and receivables financing arrangements and to pay customary fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by Parent and Merger Sub in a combination of Equity Financing from affiliates of the Investors and other investors in Parent, Debt Financing, and to the extent available, cash of the Company.

Equity Financing

The Investors have collectively agreed to cause up to $1.8 billion of cash to be contributed to Parent, which will constitute the equity portion of the Financing. Each of the Investors has delivered an equity commitment letter for $900 million to Parent. Subject to certain conditions, each of the Investors may assign a portion of its equity commitment obligation to others, provided that no such assignment will relieve the Investors of their obligations under the equity commitments.

Each of the equity commitments is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to effect the closing under the merger agreement and consummation of the merger. Each of the equity commitment letters shall expire, subject to some exceptions, upon the earlier of (a) the closing of the purchase of 100% of the Company pursuant to the merger agreement and (b) the date of the termination of the merger agreement in accordance with its terms.

Debt Financing

In connection with the merger, Deutsche Bank AG New York Branch and Credit Suisse, Cayman Islands Branch have committed to provide $2.3 billion in loans under the Senior Facility, Deutsche Bank AG Cayman Island Branch and Credit Suisse, Cayman Islands Branch have committed to provide $1.0 billion in loans under the Senior Bridge Facility, and Deutsche Bank AG Cayman Island Branch and Credit Suisse, Cayman Islands Branch have committed to provide $400 million in loans under the Subordinated Bridge Facility. The Senior Bridge Facility and the Subordinated Bridge Facility are expected to be utilized to the extent that one or more offerings of notes in the aggregate amount equal to the commitments under those facilities have not been completed on or prior to the merger. The documentation for the Facilities will be based on the agreed term sheets attached to the commitment letter relating to the Facilities.

The Facilities contemplated by the Debt Financing documentation are conditioned on the merger being consummated prior to January 31, 2008 (or, if the end date (as defined in the merger agreement) is extended pursuant to the terms of the merger agreement, 30 days after the end date as so extended, but in no event later than June 12, 2008), as well as other customary conditions including:

•       the execution of satisfactory definitive documentation;

•       the receipt by Merger Sub of cash equity contributions which, together with any rollover equity, constitute an aggregate amount equal to at least 25% of the total debt and equity of Merger Sub after giving effect to the merger;

•       the absence of any amendments or waivers to the merger agreement which are materially adverse to the lenders without the arrangers’ prior consent;

•       the absence of a Company Material Adverse Effect (as defined in the merger agreement);

•       the creation of security interests (subject to certain exceptions); and

•       the payment of fees and expenses due to the arrangers and the lenders.

Parent has agreed to use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters and the merger agreement. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Parent must use its reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger and other transactions contemplated by the merger agreement on terms no more adverse to the Company as promptly as practicable following the occurrence of such event.

Although the Debt Financing described in this proxy statement is not subject to due diligence or a typical “market out” provision (i.e., a provision allowing lenders not to fund their commitments if certain conditions in the financial markets prevail) such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described in this proxy statement is not available as anticipated.

Senior Facility.   Deutsche Bank AG New York Branch and Credit Suisse, Cayman Islands Branch have committed to provide for a Senior Facility, which provides for loans of up to $2.3 billion and is comprised of (i) a term loan facility in the amount of $2.0 billion and (ii) a revolving credit facility in the amount of up to $300 million (which is not expected to be drawn at closing). The term loan facility may be used to finance a portion of the consideration for the merger, including, among other things, transaction costs. The revolving credit facility may be used (i) on the closing date in an amount up to $50 million to finance a portion of the consideration for the merger, to refinance existing indebtedness and to pay fees and expenses related thereto and (ii) on and after the closing date, to finance the working capital needs and general corporate purposes of the Company and its subsidiaries and for any other purpose not prohibited by the Senior Facility documentation.

Bridge Facilities.   Deutsche Bank AG Cayman Island Branch and Credit Suisse, Cayman Islands Branch have committed to provide a Senior Bridge Facility, which provides loans up to $1.0 billion if an offering of senior unsecured notes is not completed on or prior to the merger, and a Subordinated Bridge Facility, which provides loans of up to $400 million if an offering of senior unsecured subordinated notes is not completed on or prior to the merger. To the extent utilized, the Senior Bridge Facility and the Subordinated Bridge Facility will be used to finance a portion of the consideration for the merger, and including, among other things, transaction costs.

Limited Guarantee

In connection with the merger agreement, FNF and Thomas H. Lee Equity Fund VI, L.P. (the “Guarantors”) each entered into a limited guarantee (the “Limited Guarantees”) with the Company, under which the Guarantors have severally guaranteed the due and punctual performance by Parent and Merger Sub of their respective payment obligations under Section 7.2(c) of the merger agreement, up to a maximum amount of $82.5 million per Guarantor. The Limited Guarantees will remain in full force and effect until all amounts payable under the Limited Guarantees have been indefeasibly paid, observed, performed or satisfied in full. The Limited Guarantees shall terminate and the Guarantors shall have no further obligations under the Limited Guarantees as of the earlier of (1) the closing of the merger and (2) the first year anniversary of any termination of the merger agreement in accordance with its terms, except as to any claim for payment of any obligation under Section 7.2(c) of the merger agreement presented by the Company to Parent, Merger Sub or the Guarantors by such first anniversary.

Regulatory and Other Governmental Approvals

Certain regulatory requirements imposed by U.S. and foreign regulatory authorities must be complied with before the merger is completed.

U.S. Antitrust

Under the provisions of the HSR Act and the rules and regulations promulgated thereunder, the merger may not be completed until notifications have been submitted to the FTC and the Antitrust Division of the DOJ, and specified waiting period requirements have been satisfied. The initial waiting period is 30 days after both parties have filed the applicable notifications, but this period may be extended if the reviewing agency issues a formal request for additional information and documentary material, referred to as a second request. If the reviewing agency issues a second request, the parties may not complete the merger until 30 days after both parties substantially comply with the second request, unless the waiting period is terminated earlier by the reviewing agency or extended with the parties’ consent. Ceridian and Parent have filed their respective notification and report forms with the FTC and the Antitrust Division of the DOJ under the HSR Act as of June 14, 2007.

Other Competition Laws

Ceridian and the affiliates of Parent conduct operations in a number of other jurisdictions where other regulatory filings may be required or advisable in connection with the completion of the merger. Under the merger agreement, we are required to obtain these approvals prior to completing the merger, except where the failure to obtain such approvals would not have, individually or in the aggregate, a Material Adverse Effect on Ceridian. We currently expect that the Company and Parent will obtain approval or otherwise file a merger notification in Germany.

State Regulation of Licensed Money Transmitters, Sellers of Checks and Payroll Processors

Because Comdata Network, Inc. or one or more of its affiliates are licensed money transmitters, sellers of checks and/or payroll processors the merger is also subject to the receipt of necessary approvals from various U.S. state regulatory authorities. These state licensing laws and regulations (generally referred to as “money transmitter licensing laws”) generally require that, prior to the direct or indirect acquisition of control of a licensed money transmitter, seller of checks or payroll processor company domiciled or doing business in a state, the licensee and/or acquiror must notify the state regulatory authority and, in some cases, obtain the prior approval of the state regulatory authority. In this regard, the Company’s, Parent’s and Merger Sub’s respective obligations to effect the merger are conditioned on all consents, approvals and actions of, filings with and notices to, any state governmental authority with respect to the licenses held by Comdata Network, Inc. or its affiliates as a “seller of checks,” “money transmitter,” or “payroll processor” required in connection with consummation of the merger on the terms contemplated by the merger agreement (including the terms of the financing contemplated by the merger agreement) shall have been obtained or made. In connection with this condition, under the terms of the merger agreement Parent, Merger Sub, the Company and its subsidiaries are required to use commercially reasonable efforts to effect intra-Company restructurings of the respective money transmitter, seller of checks or payroll processor in states accounting for up to five percent (5%) of  the consolidated revenues of Comdata Network, Inc. in 2006, in a manner that does not materially and adversely affect the business or operations of the Company and its subsidiaries in such states. Also in connection with this condition, the Company and its subsidiaries are required to take all actions reasonably requested by Parent, including intra-Company restructurings of the respective money transmitter, seller of checks or payroll processor licensees in the various states (regardless of the revenue generated); provided that the Company may condition any such restructurings or other actions that adversely affect the Company such that they become effective only at the effective time of the merger. The Company anticipates that notifications and/or regulatory filings with respect to the licenses held by Comdata Network, Inc. or its affiliates as a “seller of checks,” “money transmitter” or “payroll processor” will need to be made with the following states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Kansas, Maryland, Massachusetts, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington,

West Virginia, Wisconsin, Wyoming. The Company and Parent are in the process of providing the necessary notices and/or making the necessary filings.

General

At any time before or after the completion of the merger, the FTC, the Antitrust Division of the DOJ, foreign competition authorities, or state attorneys general could take action under the antitrust laws, as they deem necessary or desirable in the public interest, seeking to enjoin completion of the merger, to rescind the merger, or conditionally to approve the merger upon the divestiture of particular businesses or assets of Ceridian or Parent. Private parties also may seek to take action under the antitrust laws under certain circumstances. As in every transaction, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful. Nor can we assure you that the necessary regulatory approvals will not contain terms, conditions or restrictions that would be detrimental to Ceridian after the completion of the merger. Under the terms of the merger agreement, Parent is required to take all actions necessary to obtain regulatory approvals, including divestitures and operational restrictions or limitations, so long as such actions would not involve assets or operations of Parent or any of its affiliates and would not result in divestiture of businesses, product lines, or assets that accounted for 15% or more of Ceridian’s and its subsidiaries’ consolidated 2006 EBITDA.

Financial Projections

The Company does not as a matter of course make public projections as to its future performance, earnings or other results, and is especially wary of making projections for earnings periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of the Company by interested parties, the Company provided to THL Partners and FNF and to other interested parties certain non-public financial projections. The Company also provided these internal financial projections to the board and its financial and legal advisors. We have included below a summary of these projections to give our stockholders access to certain non-public information that was furnished to third parties and was considered by the financial advisors and by our board for purposes of evaluating the merger. These projections were prepared on a basis consistent with the accounting principles used in our historical financial statements.

We prepared the internal financial projections that are set forth below at the dates indicated for internal use and to assist the financial advisors to the board and other parties in their due diligence investigations of the Company, and not with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC regarding projections, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. We based these internal financial projections on numerous estimates, variables and assumptions that are inherently subject to economic and competitive uncertainties, all of which are difficult to predict and beyond the control of the Company’s management and may not prove to have been, or may no longer be, accurate. Important factors that may affect actual results and result in the forecasted results not being achieved include, but are not limited to:  changes in market conditions; regulatory and judicial rulings; competition and other economic conditions; changes in interest rates; changes in accounting standards; adverse results from litigation, governmental investigations or tax-related proceedings or audits; the effect of labor strikes, lock-outs and negotiations; the effect of acquisitions, investments and divestitures; the effect of derivative transactions; the Company’s reliance on third-party vendors for various services; the effect of the merger; and other risks described in our Annual Report on Form 10-K, as amended, filed with the SEC for the fiscal year ended December 31, 2006, as amended.

Furthermore, we prepared the internal financial projections at the dates indicated below, and they do not necessarily reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared. Moreover, the projections are not necessarily indicative of future performance, which may be significantly more or less favorable than as contemplated by the projections and accordingly should not be regarded as a representation that they will be achieved. In addition, we prepared the projections prior to the board’s approval of the merger and, accordingly, the projections do not reflect the effects of such transactions. Since the date of the projections, the Company has made publicly available the results of operations for the fiscal quarter ended March 31, 2007. Stockholders should review the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and the Company’s Quarterly Report on Form 10-Q dated for the fiscal quarter ended March 31, 2007 to obtain this information.

You should not regard the inclusion of the internal financial projections in this proxy statement as an indication that the Company or its affiliates, advisors or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of the Company or its affiliates, advisors, officers, directors or representatives can give you any assurance that actual results will not differ from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The Company does not currently intend to make publicly available any update or other revisions to the projections. None of the Company or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the projections or that projected results will be achieved. The Company has made no representation to any party, in the merger agreement or otherwise, concerning the projections.

Company Projected Financial Information

As described above, in March 2007 the Company provided the following financial projections (“2007 Management Projections”) to the board and its advisors as well as to other interested parties.

CERIDIAN CORPORATION
SUMMARY CONSOLIDATED FINANCIAL DATA

($ in millions)

	2007		2008	2009	2010	2011
Revenues
HRS	$1,169		$1,275	$1,403	$1,557	$1,739
Comdata	535		596	679	774	882
Total	1,705		1,871	2,082	2,331	2,622
EBIT
HRS	119		164	214	275	354
Comdata	163		196	222	252	287
Total	284	(1)	360	436	527	641
EBITDA
HRS	185		233	291	360	452
Comdata	180		216	242	271	311
Total	367	(1)	449	533	632	763
Capital Expenditures
HRS	41		64	64	65	62
Comdata	19		18	21	23	27
Total	60		82	85	88	89
Increase/(Decrease) in Working Capital	68		77	62	71	83

(1)          Includes a $2 million corporate level allocation.

United States Federal Income Tax Consequences

If the merger is consummated, sales of shares for cash pursuant to the merger will be taxable transactions for U.S. federal income tax purposes. The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of Ceridian common stock are converted into the right to receive cash in the merger. The discussion is based upon the Code, Treasury regulations, Internal Revenue Service published rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of Ceridian common stock as a capital asset within the meaning of section 1221 of the Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities or currencies, traders of securities that elect the mark-to-market method of accounting for their securities, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity) and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of Ceridian common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction.

If Ceridian common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. It is recommended that partnerships that are holders of Ceridian common stock and partners in such partnerships consult their own tax advisors regarding the tax consequences to them of the merger.

This discussion also does not address potential alternative minimum tax, foreign, state, local and other tax consequences of the merger. All stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Ceridian common stock shares that is, for U.S. federal income tax purposes:

•       an individual who is a citizen or resident of the United States;

•       a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income tax regardless of its source;

•       a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes; or

•       otherwise is subject to U.S. federal income taxation on a net income basis.

Except with respect to the backup withholding discussion below, this discussion is confined to the tax consequences to a stockholder that is a U.S. holder for U.S. federal income tax purposes.

For U.S. federal income tax purposes, the disposition of Ceridian common stock pursuant to the merger generally will be treated as a sale of Ceridian common stock for cash by each of our stockholders. Accordingly, in general, the U.S. federal income tax consequences to a stockholder receiving cash in the merger will be as follows:

•       The stockholder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the stockholder’s shares of Ceridian common stock pursuant to the merger.

•       The amount of capital gain or loss recognized by each stockholder will be measured by the difference, if any, between the amount of cash received by the stockholder in the merger (other than, in the case of a dissenting stockholder, amounts, if any, which are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the stockholder’s adjusted tax basis in the shares of Ceridian common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•       The capital gain or loss, if any, will be long-term with respect to shares of Ceridian common stock that have a holding period for tax purposes in excess of one year at the effective time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. A dissenting stockholder may be required to recognize any gain or loss in the year the merger closes, irrespective of whether the dissenting stockholder actually receives payment in that year.

Cash payments made pursuant to the merger will be reported to our stockholders and the Internal Revenue Service to the extent required by the Code and applicable Treasury regulations. Non-corporate stockholders may be subject to back-up withholding at a rate of 28% on any cash payments they receive. Stockholders who are U.S. holders generally will not be subject to backup withholding if they:  (1) furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 included in the election form/letter of transmittal they are to receive or (2) are otherwise exempt from backup withholding. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our stockholders will be asked to provide additional tax information in the letter of transmittal for the shares of Ceridian common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing is a general discussion of certain material U.S. federal income tax consequences. We recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any foreign, state or local income and other tax laws) of the receipt of cash in exchange for shares of Ceridian common stock pursuant to the merger.

Litigation

On June 5, 2007, the Minneapolis Firefighters’ Relief Association filed a purported class action complaint in the Delaware Court of Chancery, Civil Action No. 2996-CC, against Ceridian, our directors, THL Partners, FNF, Parent and Merger Sub challenging the proposed transaction as inadequate and unfair to Ceridian’s public stockholders.  The complaint alleges that the directors breached their fiduciary duties and that THL Partners, FNF, Parent and Merger Sub aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement.  The complaint seeks, among other relief, class certification of the lawsuit, declaratory relief, an injunction against the proposed transaction, compensatory damages to the putative class, and an award of attorneys’ fees and expenses to plaintiff.

On June 6, 2007, plaintiff moved for a preliminary injunction and expedited trial with respect to certain provisions of the merger agreement, including Section 7.1(j) thereof, which provides that Parent may terminate the merger agreement if a majority of the board’s nominees are not elected at the annual meeting.  On June 11, 2007, plaintiff filed a petition pursuant to Section 211 of the Delaware General Corporation Law seeking an order requiring Ceridian to hold an annual meeting of its shareholders following the adjudication of the validity of Section 7.1(j).  Ceridian believes that an expedited resolution of the validity of Section 7.1(j) in advance of the election of directors is in the best interest of Ceridian and its stockholders, and did not oppose plaintiff’s request for expedited proceedings on that issue.  The Court of Chancery has ordered a trial on that issue for August 1 and 2, 2007.  Defendants believe that plaintiff’s lawsuit is without merit and intend to defend it vigorously.

Appraisal Rights

Delaware law provides stockholders with appraisal rights with respect to the merger. This means that if you fully comply with the procedures for perfecting appraisal rights provided for under Delaware law, Delaware law entitles you to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement. To exercise your appraisal rights, you must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the annual meeting and you must not vote in favor of the adoption of the merger agreement. Your failure to strictly follow the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of Section 262 of the Delaware General Corporation Law is attached to this proxy statement as Annex D. We encourage you to consult your legal advisor if you intend to seek appraisal. See “Appraisal Rights” on page 55.

THE MERGER AGREEMENT

The following is a summary of certain material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and which we incorporate by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the Company, Parent, and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract among the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract.

Effective Time; Structure

At the effective time (as defined below) of the merger, Merger Sub will be merged with and into Ceridian, with Ceridian surviving the merger as a wholly owned subsidiary of Parent. The “effective time” will occur at the time that Ceridian files a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as Merger Sub and the Company may agree and as provided in the certificate of merger). The closing date will occur no later than the fifth business day (subject to certain adjustments related to the marketing period, as described below) after satisfaction or waiver of the conditions to the merger (other than those conditions that are to be satisfied at the closing) set forth in the merger agreement (or such other date as the Company and Parent may agree), as described below under “The Merger Agreement—Conditions to the Merger.”

Notwithstanding the satisfaction or waiver of the conditions to the merger, Parent will not be required to effect the closing until the earliest of (a) a date during the marketing period (as defined below) specified by Parent, (b) the third business day following the final day of the marketing period and (c) the “end date” of the merger agreement, which is December 31, 2007, but is extendible to March 31, 2008, under certain circumstances.

Treatment of Ceridian Common Stock

In the merger, the outstanding shares of Company common stock, other than shares held by stockholders exercising appraisal rights under Delaware law, will be converted into the right to receive $36.00 per share in cash.

Treatment of Merger Sub Common Stock

In the merger, the outstanding shares of Merger Sub common stock will be converted into shares of the Company as the surviving corporation, so that Parent will own all the outstanding shares of the Company following the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub, and representations and warranties made by Parent and Merger Sub to the Company. These representations and warranties are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, the representations that the Company made are qualified by filings that the Company made with the SEC after December 31, 2005 and prior to the date of the merger agreement (other than risk factor and similar cautionary disclosure contained in such filings), as well as by a confidential disclosure schedule that the Company delivered to Parent and Merger Sub concurrently with the signing of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. The Company’s material representations and warranties relate to:

•       the Company’s and its subsidiaries’ proper organization, good standing and qualification to do business;

•       the Company’s capitalization, including the number of outstanding shares of Ceridian common stock and preferred stock, stock options and other equity-based interests;

•       the Company’s corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•       the absence of violations of or conflicts with the Company’s and its subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•       the timeliness and compliance with SEC requirements of the Company’s SEC filings since December 31, 2005, including the accuracy of and compliance with GAAP and SEC requirements of the financial statements contained therein;

•       the adequacy of the Company’s disclosure controls and procedures and internal controls over financial reporting;

•       the absence of undisclosed liabilities;

•       permits and compliance with applicable legal requirements;

•       environmental matters;

•       matters relating to employee benefit plans;

•       the absence of certain changes since December 31, 2006 and the absence of certain changes since the date of the merger agreement;

•       legal proceedings and investigations;

•       accuracy and compliance with applicable securities law of filings made by the Company with the SEC in connection with the merger agreement;

•       amendment of the Company’s rights plan;

•       tax matters;

•       employment and labor matters affecting the Company or its subsidiaries;

•       intellectual property;

•       the receipt by the board of an opinion from Greenhill as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Ceridian common stock (other than affiliates of, or holders of beneficial interests in, Parent or Merger Sub);

•       the required vote of the Company’s stockholders in connection with the required adoption of the merger agreement and approval of the merger;

•       material contracts and performance of obligations thereunder;

•       insurance; and

•       absence of undisclosed brokers’ fees.

Many of the Company’s representations and warranties are qualified by a materiality standard or a “Company Material Adverse Effect” standard. For the purposes of the merger agreement, “Company Material Adverse Effect” means any facts, circumstances, events or changes that are reasonably likely to be materially adverse to the business, financial condition, assets, liabilities, or continuing operations of the Company and its subsidiaries, taken as a whole, or that have a material adverse effect on the ability of the Company to perform its obligations under the merger agreement, or to consummate the merger.

However, a Company Material Adverse Effect will not include facts, circumstances, events or changes resulting from:

•       changes in general economic or political conditions or the securities, credit or financial markets in general;

•       general changes or developments in the industries in which the Company and its subsidiaries operate, including general changes in law or regulation across such industries;

•       any acts of terrorism or war;

•       changes in GAAP or the interpretation thereof;

•       the announcement of the merger agreement or the pendency or consummation of the merger;

•       the identity of Parent or any of its affiliates as the acquiror of the Company;

•       the taking of any action required by the merger agreement; or

•       any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated thereby.

The exceptions described in the first four bullet points above will apply except to the extent such facts, circumstances, events, changes or developments have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other companies in the industries or in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other companies.

The parties also have agreed that any decline in the stock price of the Ceridian common stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period will not, in and of itself, constitute a Company Material Adverse Effect, but the underlying causes of such decline or failure will be considered to the extent applicable in determining whether there is a Company Material Adverse Effect.

The merger agreement also contains various representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The material representations and warranties relate to:

•       organization, valid existence and good standing;

•       corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•       enforceability of the merger agreement as against Parent and Merger Sub;

•       required consents and approvals of governmental entities in connection with the consummation of the merger and the other transactions contemplated by the merger agreement;

•       the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•       financing;

•       no vote of Parent stockholders;

•       governmental investigations and litigation;

•       accuracy and compliance with applicable securities law of the information supplied by Parent and Merger Sub for inclusion in the filings made with the SEC in connection with the merger and the other transactions contemplated by the merger agreement;

•       capitalization of Merger Sub;

•       lack of ownership of Ceridian common stock;

•       absence of undisclosed broker’s fees;

•       indebtedness; and

•       absence of arrangements with management of the Company.

Many of Parent and Merger Sub’s representations and warranties are qualified by a “Parent Material Adverse Effect” standard. For the purposes of the merger agreement, “Parent Material Adverse Effect” means an effect that prevents or materially delays or materially impairs the ability of Parent or Merger Sub to consummate the merger and the transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time.

Conduct of Business Pending the Merger

Under the merger agreement, the Company has agreed that, subject to certain exceptions, from and after the date of the merger agreement and until the effective time of the merger or the date, if any, on which the merger agreement is earlier terminated:

•       the Company and its subsidiaries will conduct their business in the ordinary course of business in a manner consistent with past practice; and

•       the Company and its subsidiaries will use commercially reasonable efforts to preserve substantially intact the Company’s business and preserve their relationships with customers, suppliers, and others having business dealings with them.

The Company has also agreed that during the same time period, except as otherwise contemplated by the merger agreement, the Company and its subsidiaries will not (unless Parent gives its prior written consent):

•       authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its subsidiaries), except for dividends paid by wholly owned subsidiaries of the Company;

•       split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary after giving effect to such transaction;

•       except as required by certain existing benefits plans, increase the compensation or benefits of Ceridian employees and directors, subject to customary exceptions;

•       establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company;

•       change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable law;

•       amend any provision of its certificate of incorporation or bylaws or similar applicable charter documents;

•       except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize any of the foregoing in respect of shares of capital stock or other ownership interests in the Company or any of its subsidiaries, other than certain permitted issuances of shares relating to certain stock options;

•       except among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, purchase, redeem or otherwise acquire any shares of capital stock or other equity securities or any rights, warrants or options to acquire any such equity securities;

•       incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money except for (1) indebtedness for borrowed money among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries; (2) indebtedness for borrowed money incurred to replace any existing indebtedness on no less favorable terms; (3) guarantees by the Company of indebtedness for borrowed money of subsidiaries; (4) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of the merger agreement or the issuance of new commercial paper by the Company, in each case in the ordinary course of business consistent with past practice; (5) indebtedness for borrowed money in an amount not to exceed $5 million, plus any amounts needed by the Company to consummate the transactions set forth in the appropriate section of the Company’s disclosure schedule, in aggregate principal amount outstanding at any time incurred by the Company or any of its subsidiaries;

•       except among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber or otherwise dispose of any material portion of its properties or assets, except sales of inventory in the ordinary course and pursuant to existing agreements, or as contemplated by the merger agreement to obtain regulatory approvals;

•       modify, amend, terminate or waive any rights under certain material contracts in any material respect in a manner that is adverse to the Company;

•       enter into certain material contracts other than in the ordinary course of business consistent with past practice, or enter into any collective bargaining agreement;

•       make, change or revoke any material tax election; file any material amended tax return or settle or compromise any material liability for taxes; change any accounting method in respect of a material amount of taxes; prepare any tax return in a manner not consistent with past practice, or incur any material liability for taxes other than in the ordinary course of business;

•       make capital expenditures that (1) involve the purchase of material real property or (2) are in excess of $500,000 individually or $5 million in the aggregate, except for any capital expenditures provided for in the capital expenditure plan previously made available to Parent;

•       directly or indirectly acquire (1) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any person or division, business or equity interest of any person or (2) except in the ordinary course of business consistent with past practice, any assets that, individually, have a purchase price in excess of $500,000 or, in the aggregate, have a purchase price in excess of $5 million;

•       make any investment in, or loan or advance to, any person, other than travel and similar advances to its employees in the ordinary course of business consistent with past practice and other than a direct or indirect wholly owned subsidiary of the Company in the ordinary course of business;

•       pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in its SEC filings since December 31, 2005 or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

•       settle any material litigation; or

•       agree, or permit any of its subsidiaries, to take any of the foregoing actions.

In addition, Parent has agreed, on behalf of itself and its subsidiaries, that prior to the merger, it will not, and will not permit any of its subsidiaries to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the merger.

No Solicitation of Transactions

Until completion of the merger or the earlier termination of the merger agreement, and subject to the exceptions described below, the Company has agreed not to, and to use its reasonable best efforts to cause its representatives not to:

•       solicit, initiate, cause or knowingly encourage any inquiries with respect to, or the making, submission or announcement of, any Alternative Proposal (as defined below);

•       participate in any negotiations regarding an Alternative Proposal, or furnish any information regarding the Company or an Alternative Proposal, to any person that has made or is considering making an Alternative Proposal; or

•       engage in discussions regarding an Alternative Proposal with any person that has made or is considering making an Alternative Proposal.

“Alternative Proposal” means any bona fide inquiry, proposal, or offer from any person or group of persons, prior to the receipt of Company stockholder approval of the merger agreement and approval of the merger (other than a proposal or offer by Parent and any of its subsidiaries), for:

•       a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company;

•       the acquisition by any person or group of persons of assets representing 15% or more of the fair market value of the assets of the Company and its subsidiaries; or

•       the acquisition by any person or group of persons of 15% or more of the outstanding shares of Ceridian common stock.

The Company is required to promptly notify Parent of any Alternative Proposal and include in such notice the identity of the person making any Alternative Proposal and the material terms of any such Alternative Proposal and shall include a copy of such proposal.

The parties have agreed, however, that the Company may take the following actions (after notifying Parent of its intent to do so and receiving a signed agreement from the third party containing confidentiality provisions that are no less favorable to the Company than those contained in the confidentiality agreements between the Company and THL Partners and FNF, respectively), prior to the receipt of Company stockholder approval of the merger agreement, in response to a bona fide written Alternative Proposal that the board determines in good faith constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, if the board determines in good faith, after consultation with outside legal counsel, that the failure to take such actions would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties:

•       furnish information to the third party making the Alternative Proposal; and

•       engage in discussions with the third party with respect to the Alternative Proposal.

Parent will be entitled to receive a copy of the confidentiality agreement referred to above and the Company will at the same time provide Parent any information that is provided to the third party making the Alternative Proposal. In addition, the Company has agreed to keep Parent reasonably informed regarding the Alternative Proposal and material developments with respect thereto.

The Company has also agreed, subject to the exceptions described below, that neither the board nor any committee thereof will:

•       withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the board of the merger agreement;

•       approve or recommend, or propose publicly to approve or recommend, any Alternative Proposal; or

•       fail to recommend that stockholders not tender their shares in any tender offer within 15 business days of the commencement of such tender or exchange offer.

Any of the foregoing actions constitute a “Change of Recommendation” under the merger agreement. If the board determines in good faith, after consultation with outside legal counsel, that failure to effect a Change of Recommendation would be reasonably likely to be inconsistent with the exercise of its fiduciary duties, the board may make a Change of Recommendation.

In addition, the Company has also agreed that neither the board nor any committee thereof will approve or recommend, or propose publicly to do so, any agreement with respect to an Alternative Proposal. However, in response to a Superior Proposal, the board may cause the Company to terminate the merger agreement and concurrently with such termination enter into an agreement related to an Alternative Proposal, subject to satisfaction by the Company of its termination fee obligations under the merger agreement, and provided that the board may only exercise its termination rights after the third business day following Parent’s receipt of a written notice from the Company advising Parent that the board intends to terminate the merger agreement and specifying its reasons, including a description of the material terms of the Superior Proposal that is the basis for the proposed termination. During those three days the Company has agreed to negotiate with Parent and its representatives in good faith regarding any proposed revisions to the terms of the merger.

“Superior Proposal” means a bona fide, written offer made by a third party to acquire, directly or indirectly, more than 66 2/3% of the equity securities of the Company or of the fair market value of the assets of the Company and its subsidiaries on a consolidated basis, which the board determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the board considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by the merger agreement.

Stockholders Meeting

The Company has agreed, as promptly as reasonably practicable following the mailing of this proxy statement, to call and hold a meeting of the Company’s stockholders for the purpose of obtaining the stockholders’ adoption of the merger agreement and approval of the merger. The Company is required to use all reasonable efforts to solicit stockholder proxies in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, subject to a Change in Recommendation.

Equity Awards

•       Stock Options.   Upon the completion of the merger, except as otherwise agreed by Parent and a holder, each outstanding option to acquire the Company’s common stock, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock underlying the option multiplied by the amount (if any) by which $36.00 exceeds the applicable exercise price of the option, less any applicable withholding taxes.

•       Restricted Stock Units.   Upon the completion of the merger, except as otherwise agreed by Parent and a holder, each restricted stock unit will be cancelled and converted into the right to receive a cash payment equal to $36.00, less any applicable withholding taxes.

•       Deferred Stock Units.   Upon the completion of the merger, all amounts held in participant accounts under the deferred compensation plans that are denominated in the Company’s common stock will be converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock deemed held in such accounts multiplied by $36.00, less any applicable withholding taxes. This amount will be payable or distributable in accordance with the terms of our deferred compensation plans.

•       Restricted Stock.   Upon the completion of the merger, except as otherwise agreed by Parent and a holder, each share of restricted stock will be cancelled and converted into the right to receive a cash payment equal to $36.00, less any applicable withholding taxes.

Employee Benefits

For all purposes under any employee benefit plans of Parent and its subsidiaries providing benefits to employees of the Company after the effective time, each employee will be credited with his or her years of service with the Company under the employee benefit plans of Parent to the same extent that he or she was entitled to credit for service under the Company’s similar benefit plans prior to the effective time, other than with respect to accruals under any defined benefit pension plan. Each employee will be immediately eligible to participate in Parent’s new employee benefit plans that replace a similar or comparable old benefit plan under which the employee participated. In addition, for new plans of Parent, preexisting condition exclusions and similar requirements will be waived to the extent they were waived under the Company’s old plans, and eligible expenses incurred by an employee during the portion of the year prior to consummation of the merger will be credited for deductible and maximum out-of-pocket expenses for that year under Parent’s benefit plans.

Unless earlier paid by Ceridian prior to the merger, no later than March 15, 2008, Parent will pay to each Ceridian employee as of December 31, 2007, an annual bonus in respect of the 2007 performance year based on Ceridian’s actual performance levels.

Indemnification and Insurance

For a period of six years from the effective time, Parent will maintain in effect director, officer and employee exculpation, indemnification and advancement of expenses provisions no less favorable than those of the Company’s and any of its subsidiaries’ certificates of incorporation and bylaws as in effect immediately prior to the effective time or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the effective time, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time were current or former directors, officers or employees of the Company or any of its subsidiaries.

The parties have also agreed that Parent will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of the Company or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (each, an “Indemnified Party”) against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the effective time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).

The parties have further agreed that either for a period of six years from the effective time, Parent will maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time, subject to a maximum annual insurance premium of 300% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of such coverage, or at Parent’s option, the Company will purchase, prior to the effective time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance. If the Company obtains such a prepaid tail policy, Parent will maintain the policy in full force and effect for its full term.

Parent will also pay all reasonable expenses, including reasonable attorneys’ fees that may be incurred by any Indemnified Party in enforcing the foregoing obligations.

Agreement to Take Further Action and to Use All Reasonable Best Efforts

Each of the Company, Parent, and Merger Sub has agreed to use its reasonable best efforts to do all things necessary, proper or advisable under applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including to obtain necessary consents or approvals from government authorities or third parties, to defend any lawsuit challenging the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement, and to execute and deliver any additional documents necessary to complete the merger and the other transactions contemplated by the merger agreement. However, in no event are Parent, Merger Sub or the Company or any of its subsidiaries required to pay prior to the effective time any fee or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by the merger agreement under any contract or agreement. The Company and the Parent have agreed to use reasonable best efforts to cooperate with each other in making any required filings with any governmental entity.

Parent and the Company are obligated to use reasonable best efforts to obtain necessary antitrust clearances, subject to the limitation that Parent is not required to make any divestitures of dispositions of the assets of Parent or its affiliates, and the Company will not divest assets or take any action that would reasonably be expected to result in a Company Material Adverse Effect, including divestiture of assets accounting for more than 15% of the Company’s 2006 EBITDA. With respect to consents or filings with state governmental authorities involving the licenses held by Comdata Network, Inc. (“Comdata”) or its affiliates as a seller of checks, money transmitter or payroll processor required in connection with consummation of the merger, the parties have agreed not to make any divestiture or accept any operational restrictions involving such assets, except commercially reasonable efforts to effect intra-Company restructuring accounting for up to 5% of the 2006 revenues of Comdata.

Financing Commitments; Company Cooperation

Parent has agreed to use its reasonable best efforts to arrange the debt financing in connection with the merger and the other transactions contemplated by the merger agreement on the terms described in the debt commitment letters delivered in connection with the signing of the merger agreement. If Parent becomes aware of any event or circumstance that makes any portion of the debt financing unlikely to be procured in the manner or from the sources contemplated in the debt commitment letter, Parent must use its reasonable best efforts to obtain alternative financing for any such portion on terms that are no less favorable, from the standpoint of the Company (both before and after the merger) and Parent, than the terms and conditions relating to the portion of the debt financing being replaced.

The Company has agreed to cooperate reasonably with Parent in obtaining the financing, including making reasonably available appropriate personnel of the Company, furnishing information reasonably required for use in connection with the debt financing, cooperating in the preparation of any underwriting or placement agreements, pledge and security documents and other definitive financing documents and the execution of financing documents and the taking of certain other customary actions to facilitate the financing.

Marketing Period

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger on the fifth business day after the satisfaction or waiver of the conditions described under “The Merger Agreement—Conditions to the Merger” below, provided that the parties are not obligated to close the merger until the earliest to occur of (i) a date during the marketing period specified by Parent on no less than three business days notice to the Company, (ii) the third business day following the final day of the marketing period and (iii) the end date (as defined under the merger agreement and as it may be extended).

The “marketing period” means the first period of thirty (30) consecutive business days throughout which:

•       Parent has certain financial information required to be provided by the Company under the merger agreement in connection with Parent’s financing of the merger;

•       such information meets certain requirements as to accuracy, completeness and consistency with certain SEC regulations; and

•       the mutual conditions and the conditions to the obligation of Parent and Merger Sub to consummate the merger (other than those that by their nature can only be satisfied at the closing) are satisfied.

The marketing period will not include any business days in the following time periods:

•       August 17, 2007 through September 3, 2007

•       November 21, 2007 through November 25, 2007

•       December 19, 2007 through January 1, 2008

However, no business day in any of the above time periods will be deemed to make the business days before and after such periods “non-consecutive” for purposes of determining the marketing period, provided that at least the final twenty-five business days of the marketing period are otherwise consecutive.

The purpose of the marketing period is to provide Parent and Merger Sub with a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the merger.

Other Covenants and Agreements

The merger agreement contains additional agreements among the Company, Parent and Merger Sub relating to:

•       providing Parent reasonable access to the Company’s officers, employees, properties, contracts, commitments, books and records;

•       taking actions necessary to exempt the transactions contemplated by the merger agreement from the effect of any takeover statutes;

•       the issuance of press releases or other public statements relating to the merger agreement or the transactions contemplated by the merger agreement; and

•       providing Parent with the opportunity to participate in the defense or settlement of any stockholder litigation relating to the merger, including the right of Parent to consent to the settlement of such litigation (which consent Parent may not unreasonably withhold or delay).

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following conditions:

•       the Company stockholder approval has been obtained;

•       no restraining order, injunction or other order by any court that prohibits consummation of the merger has been entered and continues to be in effect;

•       any applicable waiting period under the HSR Act has expired or been terminated and any approvals and consents required to be obtained under any other antitrust, competition or similar laws of any foreign jurisdiction, other than any such approvals or consents the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect, shall have been obtained;

•       all consents and approvals involving the licenses held by Comdata or its affiliates as a seller of checks, money transmitter or payroll processor required in connection with the consummation of the merger on the terms contemplated by the merger agreement (including the terms of the financing contemplated by the merger agreement) have been received;

•       the representations and warranties of the other party are true and correct both when made and as of the closing date (except to the extent made as of an earlier date, in which case as of such date), except generally where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be;

•       the other party has in all material respects performed all obligations and complied with all covenants required by the merger agreement prior to the effective time; and

•       the other party has delivered a certificate certifying to the effect that the conditions related to its representations and warranties and performance of its obligations and covenants have been satisfied.

Termination

The merger agreement may be terminated by either the Company or Parent, if:

•       the Company and Parent agree to do so;

•       the effective time has not occurred by the end date (December 31, 2007, which under certain circumstances can be extended to March 31, 2008), except that this right will not be available to a party if the failure to fulfill any of such party’s obligations under the merger agreement is the proximate cause of the failure to complete the merger on or prior to the end date; however, if the marketing period has commenced on or before the end date, but not ended on or before the third business day immediately prior to the end date, the end date shall be automatically extended;

•       any final and non-appealable injunction or order permanently prohibits the consummation of the merger, except that the party seeking to terminate the merger agreement must have used its reasonable best efforts to remove such injunction or order; or

•       the Company stockholder meeting to vote on the merger agreement has concluded and the Company stockholder approval was not obtained.

The merger agreement may be terminated by the Company:

•       if Parent breaches or fails to perform in any material respect under the merger agreement, which breach or failure to perform (1) would result in a failure of a mutual condition or a condition of the Company’s obligation to consummate the merger and (2) cannot be cured by the end date; and the Company has given Parent 30 days written notice of its intention to terminate;

•       if, prior to the receipt of stockholder approval, the board determines to accept and/or enter into an agreement for a Superior Proposal; provided that the Company complied with the non-solicitation provision of the merger agreement; or

•       if (1) the merger has not been consummated on a timely basis in accordance with the merger agreement, (2) at the time of such termination all the mutual conditions and the substantive conditions to the obligation of Parent and Merger Sub to consummate the merger are satisfied and (3) the cause for such failure to timely consummate the merger is the failure of Parent and Merger Sub to obtain the financing for the merger. However, the Company may not exercise the termination right referred to in this bullet if the Company’s failure to comply with its obligations to cooperate with Parent in obtaining the financing contributed materially to Parent’s failure to obtain the financing.

The merger agreement may be terminated by Parent:

•       if the stockholder meeting has not concluded prior to the end date;

•       if the Company breaches or fails to perform in any material respect under the merger agreement, which breach or failure to perform (1) would result in a failure of a mutual condition or a condition of the obligation of Parent and Merger Sub to consummate the merger and (2) cannot be cured by the end date; and the Parent has given the Company 30 days written notice of its intention to terminate;

•       if prior to the stockholder approval, the board has failed to recommend the merger in the proxy statement or has effected a Change of Recommendation but not if such Change of Recommendation occurs within 10 days after an election of directors giving rise to Parent’s right to termination under clause (1) of the below bullet point; or

•       if (1) following the date of the merger agreement, there is an election of the board (at one or more stockholders meetings) resulting in a majority of the board being comprised of persons who were not nominated by the board in office immediately prior to such election, or (2) any rights (as defined in the Company’s stockholder rights plan) have been exercised to purchase Series A Junior Participating Preferred Stock of the Company or common stock of the Company.

If the merger agreement is terminated, the merger will not occur.

Termination Fees

The merger agreement provides that the Company will be required to pay Parent a termination fee of $165 million if the merger agreement is terminated in the following circumstances:

•       the merger agreement is terminated by Parent due to a breach of the merger agreement by the Company and (i) prior to the termination of the merger agreement a proposal for a “Qualifying Transaction” (as defined below) is made or delivered to the Company or publicly proposed or publicly disclosed prior to the stockholder meeting and (ii) within 12 months of the termination of the merger agreement the Company enters into a definitive agreement providing for a Qualifying Transaction;

•  (i) the merger agreement is terminated because (w) Company stockholder approval is not obtained at the Company stockholder meeting, (x) the Company stockholder meeting is not held prior to the end date, (y) there is an election of the board resulting in a majority of the board being comprised of persons who were not nominated by the board in office immediately prior to such election, or (z) any rights (as defined in the Company’s stockholder rights plan) have been exercised to purchase Series A Junior Participating Preferred Stock of the Company or common stock of the Company and (ii) within 12 months of the termination of the merger agreement either a Qualifying Transaction is consummated or the Company enters into a definitive agreement providing for a Qualifying Transaction;

•  a tender offer or exchange offer that is a Qualifying Transaction is consummated prior to the termination of the merger agreement and the merger agreement is terminated for any reason other than a breach by Parent or Parent’s failure to obtain financing for the merger;

•  the Company accepts or enters into a Superior Proposal; or

•  there is a Change of Recommendation of the board giving rise to a right of Parent to terminate (other than a Change of Recommendation within 10 days after a majority of the incumbent board is voted out of office).

Additionally, the Company may be required to pay Parent up to $20 million to compensate Parent and its affiliates for expenses and related costs in the event that the merger agreement is terminated due to a breach by the Company or because of any of the reasons set forth in the second bullet point of the immediately preceding paragraph, which amount would be deducted from the $165 termination fee if it is or becomes payable.

The merger agreement also provides that if it is terminated under specified circumstances in connection with willful and material breaches by the Company, the Company will be required to pay Parent a termination fee of $165 million.  Parent may also claim actual damages in excess of the $165 million fee in the event of a willful and material breach by the Company of the no-solicitation provisions of the merger agreement described above.

The merger agreement provides that if it is terminated under specified circumstances in connection with willful and material breaches by Parent, or is terminated as a result of the failure to obtain financing, Parent will be required to pay the Company a termination fee of $165 million. Parent’s termination fee obligations are guaranteed one-half each by FNF and an affiliate of THL Partners. See “The Merger— Limited Guarantee.”

A “Qualifying Transaction” is defined as an Alternative Proposal (substituting 50% for the 15% threshold set forth above in the definition of “Alternative Proposal” with respect to acquisitions of Company common stock, and 30% for the 15% threshold set forth in such definition with respect to acquisitions of assets).

Amendment and Waiver

The merger agreement may be amended by a written agreement signed by the Company, Parent and Merger Sub at any time prior to the effective time. However, after the receipt of stockholder approval, if any such amendment or waiver requires further approval of the stockholders of the Company under applicable law or in accordance with the rules and regulations of the New York Stock Exchange, the effectiveness of the amendment or waiver will be subject to such further approval of stockholders.

Specific Performance

The parties to the merger agreement have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that each of the parties are entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically its terms and provisions in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties to the merger agreement have irrevocably submitted to the personal jurisdiction of the aforesaid courts.

MARKET PRICES OF THE COMPANY COMMON STOCK

Our common stock is listed and trades on the NYSE under the symbol “CEN.”  The number of holders of record of our common stock on the record date was [   •   ]. We have not declared or paid any cash dividends on our common stock since our inception and our board of directors presently intends to retain all earnings for use in the business for the foreseeable future. The transfer agent and registrar for our common stock is the Bank of New York.

The following table sets forth the high and low sale prices of our common stock as reported on the NYSE Composite Tape for each quarterly period having occurred during the years ending December 31, 2007, 2006, 2005, and 2004.

	Common Stock
	High	Low
2004
1st Quarter	$22.56	$16.69
2nd Quarter	$23.41	$19.70
3rd Quarter	$22.57	$17.05
4th Quarter	$19.42	$16.25
2005
1st Quarter	$18.55	$16.55
2nd Quarter	$20.05	$16.22
3rd Quarter	$21.34	$19.34
4th Quarter	$25.16	$20.48
2006
1st Quarter	$26.00	$23.51
2nd Quarter	$25.75	$23.04
3rd Quarter	$24.54	$21.76
4th Quarter	$28.99	$22.18
2007
1st Quarter	$35.17	$27.21
2nd Quarter (through June 13, 2007)	$36.50	$32.57

The closing sale price of the Company’s common stock on the NYSE on May 30, 2007, the last trading day before the Company announced the execution of the merger agreement, was $34.19 per share. On
[   •   ], the last trading day before this proxy statement was printed, the closing price of the Company’s common stock on the NYSE was $[   •   ] per share. We encourage you to obtain current market quotations for the Company’s common stock.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.

If the merger is consummated, dissenting stockholders who follow the procedures specified in Section 262 of the Delaware General Corporation Law (“Section 262”) within the appropriate time periods will be entitled to have their shares appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to our stockholders concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the annual meeting. Stockholders electing to exercise their appraisal rights must also not vote “FOR” the merger. A proxy or vote against the merger or a failure to vote for the adoption of the merger agreement alone will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the fiduciary. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand to us at our address at 3311 East Old Shakopee Road, Minneapolis, Minnesota  55425, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name, and that the stockholder is demanding appraisal of his, her or its shares. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the Company a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The Company, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger, either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares owned by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made. Accordingly, it is the obligation of any company stockholders seeking appraisal to initiate all necessary action to effect the appraisal rights in respect of shares of the Company common stock within the time prescribed by Section 262.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs for such notices. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger—United States Federal Income Tax Consequences” on page 37.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures of Section 262 of the Delaware General Corporation Law (as reproduced in Annex D to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

PROPOSAL 2:  ELECTION OF DIRECTORS

Election of Directors

Our business is managed under the direction of our board. Our bylaws provide that the board determines the number of directors, which is currently set at eight, and as of [       ], 2007, will be set at seven. The board has designated as nominees for director seven of the directors presently serving on the board. In January 2007, Mr. Nicholas D. Chabraja informed the chairman of the board that he had decided not to stand for re-election to the board. Mr. Chabraja has been a valued member of the board since 1998.

The board recommends a vote FOR and solicits proxies in favor of each of the nominees named below. Proxies cannot be voted for more than seven people. The board has no reason to believe any of the nominees for director will be unable or unavailable to serve. However, if any nominee should for any reason become unable or unavailable to serve, proxies will be voted for another nominee selected by the board. Alternatively, the board may reduce the number of directors, and proxies, at the board’s discretion, may be voted for a fewer number of nominees as results from a director’s inability or unavailability to serve. Each person elected will hold office until the 2008 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Nominees for Election of Directors

The following is biographical information, as of June 1, 2007, concerning the seven nominees for election as directors of Ceridian:

RONALD T. LEMAY, age 61

•       Chairman of October Capital, LLC, a private investment firm, since February 2001

•       Chairman of AirCell, Inc., an air-to-ground communications system and services provider, since July 2006

•       Industrial Partner of Ripplewood Holdings, LLC, a private equity fund, since October 2003

•       Chairman and Chief Executive Officer of Last Mile Connections, Inc., a network bandwidth exchange and solutions provider, since September 2005

•       Representative Executive Officer of JAPAN TELECOM Co., Ltd., a telecommunications company, from November 2003 to July 2004; and Interim President of JAPAN TELECOM Co., Ltd. from November 2003 to January 2004

•       President and Chief Operating Officer of Sprint Corporation, a global communications company, from October 1997 to April 2003

•       Has served as a director of Ceridian or Ceridian’s predecessor since January 1997

•       Also a director of Imation Corp. and The Allstate Corporation

GEORGE R. LEWIS, age 66

•       Retired President and Chief Executive Officer of Philip Morris Capital Corporation, a subsidiary of Altria Group, Inc. (formerly Philip Morris Companies Inc.), a consumer packaged goods company. Served in such positions from May 1997 through March 2001

•       Has served as a director of Ceridian or Ceridian’s predecessor since November 1994

KATHRYN V. MARINELLO, age 50

•       President and Chief Executive Officer of Ceridian since October 2006

•       President and Chief Executive Officer of General Electric Fleet Services, a fleet management company, from October 2002 to October 2006

•       President and Chief Executive Officer of GE Financial Assurance Partnership Marketing Group, an organization that includes GE’s affinity marketing business, Auto & Home Insurance business and Auto Warranty Service business, from December 2000 to October 2002

•       Has served as a director of Ceridian since October 2006

•       Elected to the board of directors of General Motors on June 5, 2007

L. WHITE MATTHEWS, III, age 61

•       Former Executive Vice President and Chief Financial Officer of Ecolab, Inc., a developer and marketer of cleaning and sanitizing products and services, and a member of its board from July 1999 until September 2001

•       Executive Vice President and Chief Financial Officer of Union Pacific Corporation, a transportation and natural resources company, from November 1989 to May 1998, and a member of its board of directors from 1994 to 1998

•       Has served as a director of Ceridian since July 2005 and Chairman of the board since April 2006

•       Also a director of Imation Corp. and Matrixx Initiatives, Inc.

RICHARD SZAFRANSKI, age 59

•       Partner of Toffler Associates, a strategic planning and advisory firm, since January 2007; Managing Partner of Toffler Associates from 1999 thru December 2006

•       Has served as a director of Ceridian since October 2006

WILLIAM L. TRUBECK, age 60

•       Executive Vice President and Chief Financial Officer of H&R Block, Inc., a financial services company, since October 2004

•       Executive Vice President, Western Group (April 2003 to October 2004), Chief Administrative Officer (May 2002 to April 2003), and Chief Financial Officer (March 2000 to April 2003) of Waste Management, Inc., a waste disposal and environmental services company

•       Has served as a director of Ceridian since July 2006

•       Also a director of YRC Worldwide Inc. and Dynegy Inc.

ALAN F. WHITE, age 69

•       Senior Associate Dean, Massachusetts Institute of Technology, Alfred P. Sloan School of Management since 1994

•       Member of the MIT faculty, ex officio

•       Consultant in the area of management development and business development

•       Has served as a director of Ceridian since May 2003

In 2006, Messrs. Szafranski and Trubeck were recommended to become directors by other non-employee directors of the board. Although no fees were paid for her to become a director, the board paid fees to a third-party recruiter to assist with the recruitment of Ms. Marinello as president and chief executive officer.

Director Independence

Our board has adopted the criteria set forth in the NYSE listing standard for determining whether a director is independent. The board believes that a substantial majority of the directors must be independent. The board annually reviews all direct and indirect commercial and charitable relationships that directors may have with Ceridian to determine whether the directors are independent. No director qualifies as an independent director unless the board affirmatively determines that the director is independent.

In February 2007, the board reviewed all transactions or relationships between each director, or any member of his or her immediate family, and Ceridian, our executive officers and our independent registered public accounting firm. Based on this review, the board affirmatively determined that Nicholas D. Chabraja, Ronald T. LeMay, George R. Lewis, L. White Matthews, III, Richard Szafranski, William L. Trubeck and Alan F. White are each independent under the NYSE listing standards. In making the above independence determinations, the board considered sales of products and services by Ceridian and its subsidiaries to, and any purchases of products or services by Ceridian and its subsidiaries from, companies where members of the board are employed. The board considered (1) transactions between Ceridian and its subsidiaries and General Dynamics Corporation and its subsidiaries, and the indirect interest of Mr. Chabraja, Chairman and Chief Executive Officer of General Dynamics, and (2) transactions between Ceridian and its subsidiaries and H&R Block, Inc. and its subsidiaries, and the indirect interest of Mr. Trubeck, Executive Vice President and Chief Financial Officer of H&R Block, Inc. Upon reviewing such transactions, the board determined that such transactions were made in the ordinary course of business and were in an amount and nature that were immaterial to Messrs. Chabraja and Trubeck, Ceridian, General Dynamics and H&R Block.

The board also determined that all board committees are composed of independent directors in accordance with NYSE listing standards, that all current Audit Committee members are financially literate under NYSE listing standards and that Messrs. Lewis, Matthews and Trubeck each qualify as an “audit committee financial expert” within the meaning of SEC regulations. No member of the Audit Committee received any compensation from Ceridian during the last fiscal year other than related to his services on the board.

Corporate Governance

Our board and management have sought to foster an approach toward corporate governance that will ensure an independent, informed and effective board, responsible and accountable for acting in the best interests of our stockholders. As such, all directors stand for election by our stockholders every year, and all holders of our common stock have equal voting rights.

The board maintains a formal statement of Corporate Governance Policies and Guidelines that expresses in a consolidated fashion the corporate governance practices of Ceridian. These Corporate Governance Policies and Guidelines have evolved over many years and are reviewed periodically by the Nominating and Corporate Governance Committee of the board, with any revisions being subject to approval by the full board. Our current Corporate Governance Policies and Guidelines include the following:

Board Independence and Composition

•       A majority of the directors should be independent, non-employee directors. The board has adopted the criteria for independence established by the NYSE listing standards. On that basis, the board has affirmatively determined that all of the non-employee directors are independent.

•       The board reviews all direct and indirect relationships of each director with Ceridian. No director qualifies as an independent director unless the board affirmatively determines that the director satisfies the independence criteria set forth in the NYSE listing standards.

•       The Nominating and Corporate Governance Committee reviews at least annually the size and composition of the board to assess whether the personal experience and expertise of the individual directors, and the overall mix of experience, expertise, independence and diversity of backgrounds among all the directors, will enable the board to effectively monitor our performance and actively participate in developing long-term strategy and financial goals. This review includes director succession planning, in light of expected future needs of the board and Ceridian, and application of policies pertaining to tenure on the board.

•       The board has delegated to the Nominating and Corporate Governance Committee the responsibility to identify potential director candidates, to screen such candidates and to recommend candidates to the full board. The Nominating and Corporate Governance Committee will consider suggestions from many sources, including stockholders, regarding possible director candidates.

•       Upon a change in the employment status of any non-employee director, that director will submit a letter to the Nominating and Corporate Governance Committee offering not to stand for re-election to the board at the next annual meeting of our stockholders. The Nominating and Corporate Governance Committee has complete discretion as to whether and when the offer will be accepted.

•       Any non-employee director must retire from the board no later than the next annual meeting of our stockholders occurring after his or her 70th birthday.

•       Any director who is also an officer of Ceridian will retire from the board immediately upon retirement or termination as an officer and employee of the Company.

•       Any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the board) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation for consideration to a special committee to be formed and comprised of all of the independent directors on the board other than those directors who received a Majority Withheld Vote. If all independent directors receive a Majority Withheld Vote, then all the independent directors shall be members of this special committee. The special committee is expressly authorized on behalf of the board to consider the best interests of Ceridian and its stockholders and to determine whether to accept the tendered resignation or to take some other action with respect to such director. This special committee will take action within 90 days following the uncontested election. Thereafter, the special committee will promptly disclose its decision and an explanation of how the decision was reached to the impacted director and to the public in a Current Report on

Form 8-K filed with the Securities and Exchange Commission. Any director who receives a Majority Withheld Vote shall remain active and engaged in board activities during this process and, except in the event that such director is an independent director and all independent directors receive a Majority Withheld Vote, shall not participate in the special committee action regarding whether to accept the tendered resignation offer or to take some other action. Because this will be a contested election, this policy will not apply and the seven director nominees receiving the highest number of votes will be elected, assuming a quorum is present.

Board and Committee Operation and Performance

•       The board is elected by our stockholders each year to oversee management and to assure that long-term interests of our stockholders are being served. Board members are expected to devote sufficient time and attention to carry out their director duties and responsibilities to Ceridian and ensure that their other responsibilities do not materially interfere with their responsibilities as directors of Ceridian.

•       The board meets at regularly scheduled meetings and special meetings during the year at which it reviews and discusses reports by management on Ceridian’s performance, plans and prospects. Directors are expected to attend board and committee meetings having reviewed any materials provided to them in advance of the annual meeting.

•       In April 2006, the board appointed L. White Matthews, III as the non-executive chairman of the board. The non-executive chair of the board has the following responsibilities:  (1) preside at all meetings of the board and stockholders; (2) establish the structure, content and timing of board meetings; (3) organize and preside over executive sessions of the board, other than the portions of such sessions that are led by the chairs of the Audit Committee, the Compensation and Human Resources Committee or the Nominating and Corporate Governance Committee; and (4) coordinate the activities of the independent directors. In the event that the board of directors does not have a non-executive chair, the chair of the Nominating and Corporate Governance Committee would serve as the lead director of the board with the following responsibilities:  (1) organize and preside over executive sessions of the board, other than the portions of such sessions that are led by the chairs of the Audit Committee or Compensation and Human Resources Committee; (2) coordinate the activities of the independent directors; (3) make recommendations to the board regarding the structure and timing of board meetings; (4) suggest and recommend to the executive chair of the board matters that should be considered by the board; (5) assist the executive chair of the board in setting board meeting agendas; and (6) counsel the executive chair of the board as to appropriate materials to be provided to the board.

•       The independent non-management directors meet in executive session at each regularly scheduled board meeting. The chairs of the respective board committees assume leadership roles within the board and during board meetings or executive sessions pertaining to issues within the purview of the respective committee that they chair. The board believes that by taking this approach, its decision making process will be enhanced.

•       The board and its committees each have the right at any time to retain independent outside financial, legal or other advisors. The board and its committees also have access to any officer, manager or employee within Ceridian at any time while conducting its business.

•       The board expects its directors, as well as officers and employees of Ceridian, to act ethically at all times and to adhere to the policies comprising Ceridian’s Code of Conduct. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the chief executive officer and the chair of the Nominating and Corporate Governance Committee. The board will evaluate the conflict of interest and determine whether a conflict can be resolved or waived. If the conflict cannot be resolved or waived, the director will be asked to resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The board shall resolve any conflict of interest question involving the chief executive officer or other senior executive officer. If a conflict is waived for a member of the board, the chief executive officer, the principal financial officer, principal accounting officer, controller or other executive officer of Ceridian, the waiver will promptly be disclosed on Ceridian’s website.

•       The committees of the board are established based on Securities and Exchange Commission and New York Stock Exchange requirements and the board’s assessment of what is necessary and desirable in light of Ceridian’s circumstances at any particular time and the board’s desire to most effectively utilize directors’ time, experience and expertise. The Nominating and Corporate Governance Committee reviews the board committee structure and assignments at least annually and recommends any changes to the board.

•       All members of the Audit Committee, Compensation and Human Resources Committee and Nominating and Corporate Governance Committee are required to be independent non-employee directors.

•       The full board and all of the board committees conduct annual self-assessments. The results of the board and committee self-assessments and any recommendations for changes are presented to the board.

•       The chief financial officer and chief administrative officer are responsible for providing an orientation for new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Each new director meets at Ceridian’s corporate headquarters for personal briefing by senior management on Ceridian’s strategic plans, its financial statements and its key policies and practices. Board members may also attend, at Ceridian’s expense, seminars, conferences and other continuing education programs designed for directors of public companies.

•       Under Ceridian’s Stock Ownership Guidelines, each non-employee director will own shares of our common stock, including restricted shares, equal to at least four times the annual board retainer within five years of joining the board.

Our Corporate Governance Policies and Guidelines and other information relating to our corporate governance, including our Code of Conduct, are located in the “Corporate Governance” section of our website at www.ceridian.com. We encourage our stockholders to visit our website to learn more about our corporate governance practices. Copies of our Corporate Governance Policies and Guidelines and our Code of Conduct are also available in print to any stockholder who submits a request to Ceridian Corporation, Attention:  Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota  55425.

Meetings of the Board of Directors and Committees of the Board

The board of directors held nine meetings in 2006 and took action once by written consent. Each of our current directors attended at least 75% of the meetings of the board and its committees on which the director served.

It is the board’s policy to hold a board meeting on the date and at the location of the annual stockholders meeting, and board members are requested to be in attendance at both the annual stockholders meeting and board meeting. As a result of proximity of our April 26-28, 2006 board meeting to the date of the 2006 annual stockholders meeting, the board determined not to schedule a board meeting following the 2006 annual stockholders meeting.  Directors in attendance at the 2006 annual stockholders meeting were Messrs. LeMay, Matthews and Turner, who at the time was a director and the president and chief executive officer of Ceridian.

The board currently maintains three standing committees that took action in 2006 as follows:

Committee	Meetings	Written Actions
Audit Committee	7	0
Compensation and Human Resources Committee	4	2
Nominating and Corporate Governance Committee	4	0

Prior to February 1, 2007, the board had maintained an Executive Committee which took action once by written consent in 2006.

The following directors currently serve on committees of the board:

Director	Audit	Compensation and Human Resources	Nominating and Corporate Governance
Nicholas D. Chabraja		Chair	X
Ronald T. LeMay		X	Chair
George R. Lewis	Chair
L. White Matthews, III	X
Richard Szafranski		X	X
William L. Trubeck	X
Alan F. White		X	X

Ms. Marinello currently does not sit on any committees of the board. Following the annual meeting, membership of the committees will be determined.

Each committee has a separate written charter and all committee charters are located in the “Corporate Governance” section of our website at www.ceridian.com. Further, a copy of the Audit Committee charter is attached to this proxy statement as Annex E. Copies of the committee charters are also available in print to any stockholder who submits a request to Ceridian Corporation, Attention:  Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. Each committee reviews its charter annually and any changes to a committee charter are approved by the board.

Audit Committee

This committee:

•       monitors the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, tax and legal compliance;

•       monitors the independence and performance of our independent registered public accounting firm and internal auditing department; and

•       provides an avenue of communication among the independent registered public accounting firm, management, the internal auditing department and the board.

This committee also has the sole authority to:

•       engage and terminate our independent registered public accounting firm;

•       determine and pre-approve the type and scope of all audit and non-audit services provided by our independent registered public accounting firm; and

•       approve the compensation of the independent registered public accounting firm.

KPMG, our independent registered public accounting firm, reports directly to the Audit Committee, and this committee has full oversight over all services performed by KPMG. This committee periodically meets in separate executive sessions with KPMG, our general counsel and senior executives within our internal audit department.

Compensation and Human Resources Committee

This committee:

•       approves the compensation and benefits of our executive officers, including the chief executive officer;

•       reviews the process of managing executive succession, diversity and development;

•       assesses the adequacy of our human resource policies and principles;

•       determines compensation policies, practices and structures to attract and retain our key executives; and

•       recommends to the board compensation for non-employee directors.

The committee has established processes and practices for determining compensation for our executive officers. The committee’s authority and the role of executive officers and any external compensation consultants are described in the “Compensation Discussion and Analysis” section of this proxy statement.

The compensation of the non-employee directors of the board is determined by the board upon recommendation of this committee. This committee assumed this responsibility in 2007. Prior to 2007, the Nominating and Corporate Governance Committee made recommendations to the board regarding compensation of non-employee directors. A description of the compensation program for non-employee directors may be found in the “Director Compensation” section of this proxy statement. The current non-employee director compensation program was approved by the board of directors in December of 2005, upon recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee did not use any external compensation consultants to recommend the amount or form of such non-employee director compensation. The Nominating and Corporate Governance Committee considered the prior compensation structure for non-employee directors of the board and competitive data on the amount and form of non-executive director compensation gathered from published surveys.

Nominating and Corporate Governance Committee

This committee:

•       reviews the composition and organization of the board and its committees and recommends to the board the adoption of relevant corporate governance policies;

•       considers all nominees for board membership; and

•       conducts periodic evaluations of the performance of the board.

This committee will consider director candidates proposed by stockholders. Additional information regarding the director nomination process may be found in the “Other Matters—Director Nominations” section of this proxy statement.

Share Ownership Information

Share Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of Ceridian common stock as of June 1, 2007 by:  (1) each director of Ceridian; (2) each named executive; and (3) all directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated. The percentages below are based on 143,976,839 shares of Ceridian common stock issued and outstanding as of June 1, 2007.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
Directors:
Nicholas D. Chabraja	58,045	*
Ronald T. LeMay	62,660	*
George R. Lewis	63,843	*
Kathryn V. Marinello	162,790	*
L. White Matthews, III	28,854	*
Richard Szafranski	7,478	*
William L. Trubeck	7,878	*
Alan F. White	25,452	*
Other Named Executives:
Gary A. Krow (3)	31,482	*
Gary M. Nelson	280,050	*
Douglas C. Neve (4)	28,598	*
Robert J. Severson (5)	170,358	*
Ronald L. Turner (6)	0	*
All Directors and Executive Officers as a Group (18 persons)	958,025	*

*                    Represents less than one percent.

(1)          Includes shares of restricted stock held by directors and executive officers as follows:  Mr. Chabraja, 18,604 shares; Mr. LeMay, 12,986 shares; Mr. Lewis, 12,553 shares; Ms. Marinello, 162,790 shares; Mr. Matthews, 24,827 shares; Mr. Szafranski, 7,478 shares; Mr. Trubeck, 7,878 shares; Mr. White, 4,305 shares; Mr. Nelson, 2,971 shares; and all directors and executive officers as a group, 272,752 shares.

Includes shares of common stock acquired by certain executive officers and allocated to their individual accounts under Ceridian’s 401(k) plans as follows:  Mr. Krow, 11,125 shares; Mr. Nelson, 5,001 shares; Mr. Severson, 151 shares; and all directors and executive officers as a group, 16,277 shares.

Includes shares of stock options that become exercisable within 60 days of June 1, 2007 held by directors and executive officers:  Mr. Chabraja, 33,441 shares; Mr. LeMay, 38,828 shares; Mr. Lewis,

38,828 shares; Mr. Matthews, 2,667 shares; Mr. White, 14,667 shares; Mr. Nelson, 247,330 shares; Mr. Severson, 163,510 shares; and All Directors and Executive Officers as a Group, 550,435 shares.

(2)          Does not include deferred restricted stock units held by Messrs. Lewis, Matthews and White in the amount of 3,171 units for Mr. Lewis, 1,312 units for Mr. Matthews and 2,490 units for Mr. White. Messrs. Lewis, Matthews and White elected to receive such deferred restricted stock units in lieu of all or a portion of their annual board retainer. All payments from an individual director’s deferred restricted stock unit account will be made in Ceridian common stock based upon the director’s prior election to receive shares of Ceridian common stock in a lump sum on January 10 of the year after the director leaves the board of directors or in five, 10 or 15 year annual installments. The deferred restricted stock units do not have voting rights.

Does not include unvested restricted stock units that will not vest within 60 days of June 1, 2007 held by the executive officers as follows: Mr. Nelson, 13,216 units; Mr. Severson, 2,033 units; Mr. Turner, 30,736 units; and all directors and executive officers as a group, 81,113 units.

Does not include deferrals made by Messrs. Krow and Nelson into an investment fund that mirrors Ceridian common stock under the Ceridian Corporation Deferred Compensation Plan (such investments are referred to as “phantom shares”). The number of phantom shares held by Messrs. Krow and Nelson are:  18,769 for Mr. Krow; and 16,269 for Mr. Nelson. All payments from an individual’s phantom share account will be made in Ceridian common stock (fractional shares paid in cash). As a result of Mr. Krow’s termination, his phantom shares are in the process of being paid in Ceridian common stock (fractional shares paid in cash). Phantom shares may not be transferred out of an individual’s phantom share account until retirement or termination. For each contribution made by an individual to his or her phantom share account, Ceridian credits the individual’s phantom share account with an additional 15 percent premium on the amount contributed by the individual. This additional credit vests on the last day of the second year that begins after the date that the contribution is made into the individual’s phantom share account. Phantom shares do not have voting rights.

(3)          Mr. Krow’s employment was terminated effective as of May 14, 2007 and Mr. Krow forfeited all unexercised stock options and all other unvested equity awards as of May 14, 2007.

(4)          Mr. Neve resigned from the Company effective as of March 8, 2007.

(5)          Mr. Severson retired from the Company effective as of December 31, 2006.

(6)          Mr. Turner retired from the Company effective as of October 20, 2006.

Share Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of Ceridian common stock by each stockholder who is known by us to own beneficially more than 5 percent of our outstanding common stock. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated. The percentages below are based on 143,976,839 shares of Ceridian common stock issued and outstanding as of June 1, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Pershing Square Capital Management L.P. PS Management GP, LLC Pershing Square GP, LLC William A. Ackman 888 Seventh Avenue, 29th Floor New York, NY 10019	21,432,734	(1)	14.89%
Janus Capital Management LLC Janus Contrarian Fund 151 Detroit Street Denver, CO 80206	14,170,985	(2)	9.89%
Harris Associates L.P. Harris Associates Inc. Two North LaSalle Street, Suite 500 Chicago, IL 60602	9,213,580	(3)	6.43%

(1)          Beneficial ownership as of June 12, 2007, as reported in Schedule 13D (Amendment No. 7) dated June 12, 2007 by Pershing Square Capital Management, L.P., a Delaware limited partnership, PS Management GP, LLC, a Delaware limited liability company, Pershing Square GP, LLC, a Delaware limited liability company, and William A. Ackman, a citizen of the United States of America. With the exception of Pershing Square GP, LLC, each of the listed entities and Mr. Ackman report shared voting and dispositive power of 21,432,734 shares, and sole voting and dispositive power of 0 shares. Pershing Square GP, LLC is reported to be the beneficial owner of 9,354,807 shares or 6.50%, of which it reports shared voting and dispositive power over 9,354,807 shares, and sole voting and dispositive power over 0 shares.

(2)          Beneficial ownership as of December 31, 2006, as reported in a Schedule 13G dated February 14, 2007. These securities are deemed beneficially owned by Janus Capital Management LLC. Janus Capital indirectly owns 82.5% of Enhanced Investment Technologies LLC (“INTECH”) and 30% of Perkins, Wolf, McDonnell and Company (“Perkins Wolf”). Janus Capital, INTECH and Perkins Wolf (collectively, the “Managed Portfolios”) are registered investment advisors, each providing investment advice to several investment companies. As a result of its role as an adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 14,170,985 shares, of which it has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 13,543,775 shares or 9.45%, and sole power to dispose or to direct the disposition of 627,210 shares or 0.44%. As a result of its role as an adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 627,210 shares or 0.44% for which it has shared sole power to dispose or to direct the disposition of such shares. Janus Contrarian Fund is an investment company registered under the Investment Company Act of 1940 and is one of the Managed Portfolios to which Janus Capital provides investment advice. Janus Contrarian Fund beneficially owns 8,512,070 shares or 5.94% and has sole power to vote or direct the vote and sole power to dispose or direct the disposition of such shares.

(3)          Beneficial ownership as of December 31, 2006, as reported in a Schedule 13G dated February 12, 2007. These securities are beneficially owned by the named parties as a result of the named parties’ advisor and other relationships with the persons who own the shares. The Harris Associates Investment Trust owns 6,238,000 shares or 4.35%, and Harris Associates L.P. serves as investment advisor to this trust and has shared voting and dispositive power over these shares. Represents shared power to vote or direct the vote of 9,231,580 shares, sole power to dispose or to direct the disposition of 2,975,580 shares, and shared power to dispose or to direct the disposition of 6,238,000 shares.

Certain Relationships and Transactions with Related Person

In October 2006, our board of directors adopted a written related-person transaction approval policy. The policy covers transactions (including material amendments) that directly or indirectly involve our directors, executive officers or five-percent stockholders or any of their immediate family members (“Related Person”), and the amount involved exceeds $120,000 and the Related Person had or will have a direct or indirect material interest (“Related-Person Transactions”). The policy provides that Related-Person Transactions do not include (1) indemnification or the advancement of expense payments pursuant to our certificate of incorporation or bylaws or any agreement with the Related Person, and (2) any compensation paid to a director or executive officer in connection with the performance of his or her duties to Ceridian or its subsidiaries. Pursuant to the terms of the policy, all Related-Person Transactions are prohibited unless approved or ratified by the Nominating and Corporate Governance Committee. Any potential Related-Person Transactions are analyzed by our Office of the General Counsel and management. Any Related-Person Transaction will be submitted for consideration by the Nominating and Corporate Governance Committee at its next regularly scheduled meeting. The Nominating and Corporate Governance Committee will be provided:

•       a description of the participants;

•       the terms of the transaction;

•       the business purpose of the transaction;

•       the benefits (if any) to Ceridian and to the Related Person; and

•       any amendments to or other actions taken by Ceridian so as to avoid or otherwise address any resulting conflict of interest.

The Nominating and Corporate Governance Committee will consider the following factors, among others, pertaining to the Related-Person Transaction:

•       whether the terms of the transaction are fair to Ceridian and at least as favorable terms as would apply if the other person was not a Related Person;

•       whether there are demonstrable business reasons for Ceridian to enter into the transaction;

•       whether the Related-Person Transaction would impair the independence of a non-employee director; and

•       whether the Related-Person Transaction would present a conflict of interest, taking into account the size of the transaction, the overall financial position of the executive or director in the transaction, the direct or indirect nature of the interest of the executive or director in the transaction, the ongoing nature of the transaction and any other factors the committee deems relevant.

Any Related-Person Transaction that is not approved or ratified shall be voided, terminated or amended in each case determined by the committee so as to avoid or otherwise address any resulting conflict of interest. We have followed this policy since its adoption in October 2006.

Report of Audit Committee

The following is the report of the Audit Committee with respect to Ceridian’s audited financial statements for the fiscal year ended December 31, 2006.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Ceridian for the fiscal year ended December 31, 2006 with Ceridian’s management, and senior executives within its internal audit department, and KPMG, Ceridian’s independent registered public accounting firm, with and without management present. The Audit Committee has reviewed the results of auditor examinations, Ceridian’s internal controls and the quality of Ceridian’s financial reporting. The Audit Committee also reviewed Ceridian procedures and internal control process designed to ensure full, fair and adequate financial reporting and disclosure, including procedures for certifications provided by the chief executive officer and chief financial officer that are required in periodic reports filed with the Securities and Exchange Commission. Management is responsible for the consolidated financial statements and reporting process, including systems of internal controls. KPMG is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed with KPMG its independence.

The Audit Committee adopted guidelines requiring review and approval by the Audit Committee of audit and non-audit services performed by KPMG for Ceridian, a copy of which may be found in the Corporate Governance section of Ceridian’s website at www.ceridian.com.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that Ceridian’s audited consolidated financial statements be included in Ceridian’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2006, as amended, for filing with the Securities and Exchange Commission.

Audit Committee

George R. Lewis, Chair
L. White Matthews, III
William L. Trubeck

Independent Registered Public Accounting Firm Fees

The Audit Committee of the board has selected KPMG, our independent registered public accounting firm, to audit our accounts for the year ending December 31, 2007. KPMG audited our accounts for the year ended December 31, 2006.

Representatives of KPMG will attend the 2007 annual meeting of stockholders. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

Audit Fees

The following table sets forth the aggregate fees billed to Ceridian for the fiscal years ended December 31, 2006 and 2005 by KPMG:

	2006	2005
Audit Fees	$2,730,000	$3,518,000
Audit Related Fees (1)	1,512,000	1,747,000
Tax Fees (2)	80,000	98,000
All Other Fees (3)	0	23,000
Total Fees (4)	$4,322,000	$5,386,000

(1)         Principally related to third-party reviews of transaction processing controls (SAS 70 reports) and audits of employee benefit plans.

(2)         Primarily related to transfer pricing and tax compliance matters.

(3)         Primarily related to international statutory filing matters.

(4)         All fees have been approved by the Audit Committee.

The Audit Committee considered whether the provision of these services is compatible with maintaining KPMG’s independence and determined that it was compatible.

Auditor Fees Pre-Approval Policy

The Audit Committee has a formal policy concerning the approval of audit and non-audit services to be provided by Ceridian’s independent registered public accounting firm. A copy of this policy can be found on our website at www.ceridian.com in the Corporate Governance section. The policy requires that all services that Ceridian’s independent registered public accounting firm may provide to Ceridian, including audit services and permitted audit-related and non-audit related services, be pre-approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members who, in turn, must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Requests or applications to provide services by our independent registered public accounting firm are submitted to the Audit Committee by both our independent registered public accounting firm and the chief financial officer or corporate controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee pre-approved all audit, audit-related and non-audit services provided by KPMG in 2006 and 2005 in accordance with its formal policy.

Equity Compensation Plan Information

The following table and accompanying notes provide information about Ceridian common stock that may be issued under all of our existing equity compensation plans as of December 31, 2006.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans approved by security holders	9,268,989 (1)	$19.27 (2)	3,565,233	(3)
Equity compensation plans not approved by security holders	475,526	$19.29	51,015	(4)
Total	9,744,515		3,616,248

(1)          Column (a) includes stock option and restricted stock unit awards.

Column (a) does not include any unvested restricted stock awards that have been issued.

The Ceridian Corporation Deferred Compensation Plan allows executive officers the opportunity to invest in various book accounts, including one that tracks the performance of our common stock (referred to as “phantom stock”). Upon distribution, such participants will receive the amounts invested in phantom stock in the form of shares of our common stock that are held in trust that were issued from either the Ceridian Corporation Amended and Restated 2001 Long-Term Stock Incentive Plan, the Ceridian Corporation 2004 Long-Term Stock Incentive Plan, as amended, or a successor plan. Column (a) does not include the number of shares that are currently credited to participants’ phantom stock accounts as of December 31, 2006.

The Ceridian Corporation Non-Employee Director Compensation Program allows non-employee directors of the board to receive all or a portion of each annual retainer in the form of restricted stock or deferred restricted stock units. The restricted stock and deferred restricted stock units vest over the year, but remain subject to transferability restrictions until the director leaves the board. Upon leaving the board, any such deferred restricted stock units will be paid in the form of shares of our common stock. Awards made under this program are made under either the Ceridian Corporation Amended and Restated 2001 Long-Term Incentive Plan, the Ceridian Corporation 2004 Long-Term Stock Incentive Plan, or a successor plan. Column (a) does not include the number of shares of restricted stock that have been elected by a director as all or a portion of the director’s annual retainer. Column (a) does include the number of deferred restricted stock units that have been elected by a director as all or a portion of the director’s annual retainer.

(2)          Column (b) requires disclosure of the weighted-average exercise price of outstanding options, warrants and rights contained in column (a). Column (a) includes options and restricted stock units that are to be issued under current equity plans of Ceridian. Unlike a stock option, restricted stock units and deferred restricted stock units are issued to a plan participant for no consideration, and therefore their inclusion substantially reduces the weighted-average exercise prices listed in column (b). The weighted-average exercise prices, excluding restricted stock units and deferred restricted stock units, for equity compensation plans approved by our stockholders would be $20.07. No restricted stock units or deferred restricted stock units will be issued under equity compensation plans not approved by our stockholders.

(3)          The following number of shares remained available for issuance under each of our equity compensation plans that have been approved by our stockholders as of December 31, 2006. Grants under these plans may be in the form of any of the listed types of awards:

Plan	Number of Shares	Types of Awards
Amended and Restated 2001 Long-Term Stock Incentive Plan	1,483,557	Stock options, restricted stock, performance units
2004 Long-Term Stock Incentive Plan, as amended	2,081,676	Stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance awards, stock awards, and other stock-based awards

(4)          In 2001, our board adopted the Ceridian Corporation 2001 Savings-Related Share Option Plan (“2001 SAYE”). The 2001 SAYE has not been approved by our stockholders. This plan was available to employees of our subsidiaries in the United Kingdom and had been approved by Inland Revenue under a “save-as-you-earn” plan design. Under the 2001 SAYE, employee-participants could commit to save a specified amount from after-tax pay for a fixed period (either three or five years). At the end of the period chosen, participants have the choice to receive the savings amount and accumulated tax-free interest credits either in cash or to use the amount to purchase common stock from Ceridian at an exercise price equal to the market price of our common stock as of the beginning of the savings contract period, less a 15% discount. As of December 31, 2006, 51,015 shares of our common stock are eligible to be purchased under the 2001 SAYE pursuant to savings schemes that were in effect prior to December 31, 2006. In October 2005, the Compensation and Human Resources Committee of our board of directors determined not to permit future savings schemes under the 2001 SAYE.

Compensation Discussion and Analysis

The Compensation and Human Resources Committee of the board of directors (the “Compensation Committee”) establishes and administers our executive compensation program. The Compensation Committee has direct oversight of the compensation and benefit programs for executive officers and certain other senior-level employees who have significant influence and responsibilities for operations and financial accounting. Reports of the Compensation Committee’s actions and recommendations are provided to the full board.

This discussion provides the philosophical principles, specific program elements and other factors considered by the Compensation Committee in making decisions about and the rationale for such decisions regarding executive compensation, including compensation for each person who served as chief executive officer and chief financial officer in 2006 and the next three most highly compensated persons serving as executive officers as of December 31, 2006 (these six individuals are referred to in this proxy statement as the “named executives”).

Compensation Philosophy and Committee Process

The Compensation Committee’s guiding philosophy is to provide a compensation program that will attract, motivate, reward and retain top quality executive leadership for our current and long-term success. To that end, the executive compensation program seeks to:

•       emphasize performance-based pay by rewarding superior performance with superior levels of compensation and imposing consequences for underperformance;

•       align the interests of senior management with the interests of our stockholders through the use of equity compensation, further emphasized through stock ownership guidelines;

•       motivate behaviors that increase the short- and long-term financial performance of our Company; and

•       compete appropriately with other companies by evaluating base salary and short- and long-term incentive pay against the external marketplace.

Total compensation (base salary, annual cash performance bonus and long-term equity incentive compensation) generally is targeted in a range between the 50th and 75th percentiles of comparative market data. Greater weight is given to an executive’s performance-based compensation (annual cash performance bonus and long-term equity incentives) than to base salary. The higher the level of responsibility an executive has, the greater the executive’s total direct compensation emphasizes performance-based compensation. The Compensation Committee believes that a higher level of at-risk pay is appropriate given the influence senior-level executives have on the Company’s performance. The executive compensation program also accounts for individual performance, which enables the Compensation Committee to differentiate among executives and emphasize the link between their personal performance and compensation.

In the first quarter of each year the Compensation Committee receives information regarding competitive compensation levels and practices for positions comparable to our executive officer and senior-level positions. This information is obtained from published nationwide compensation surveys compiled by nationally recognized compensation consulting firms. The companies included in the surveys are determined by these compensation consulting firms; therefore, the comparative compensation information is drawn from a much broader range of companies than those included in our peer group index utilized in the stock price performance graph contained in Part II, Item 5 of our Annual Report on Form 10-K, for the year ended December 31, 2006, as amended. General compensation surveys are used because, for many executive positions, our competition for talent is not industry specific. The competitive information, along with each executive’s current compensation information, is compiled for comparison purposes by management into a tally sheet for Compensation Committee review. In making annual decisions regarding compensation for the chief executive officer, the Compensation Committee meets in executive session to consider the chief executive officer’s performance for the year and the external competitive compensation information from the surveys described above. For all senior-level executives, the Compensation Committee solicits and considers input from the chief executive officer regarding individual performance and potential.

The Compensation Committee also periodically, but no less than annually, reviews termination payment scenarios compiled by management for each of the named executives. In addition, the Compensation Committee periodically reviews all of our benefit and perquisite programs and considers recommendations by management.

2006 Components of Executive Compensation

The principal components of compensation for the named executives were:

•       base salary;

•       annual cash performance bonus;

•       long-term equity incentives;

•       other executive benefits and perquisites; and

•       employment agreements, which contain termination and change in control benefits.

There is no pre-established policy or target for the allocation among the components of compensation.

Base Salary.   Base salary generally is targeted to approximate the 50th percentile of comparative market data. The 50th percentile was selected to assure that we pay approximately the same for a given position as the marketplace, without over- or under-compensating an executive. Deviation from the 50th percentile may be determined to be appropriate based on the Compensation Committee’s assessment of the need to attract a particular executive, the responsibilities of the position, the executive’s performance and experience, and relative internal reporting relationships, recognizing that not all positions are directly correlated at different companies and not all individuals have the same talents among their peers.

Annual Cash Performance Bonus.   Our short-term incentive program consists of an annual cash performance bonus to focus executives and all employees on meeting shorter-term financial and other goals in a time frame that is consistent with our annual business planning. The Compensation Committee determines the goals for the performance bonus plan in conjunction with the board’s approval of strategic and operating plans, so that the performance goals support the achievement of these plans. Each named executive’s target annual incentive bonus percentage is set as a percentage of base salary, generally within the targeted range of the 50th to 75th percentile of comparative market data. This range supports the compensation philosophy that provides the opportunity for an individual’s total compensation to reach up to the 75th percentile of comparative market data based on Company and individual performance. The individual performance plans provide for threshold, target and maximum payments to reward executives for varying degrees of accomplishment of their financial and non-financial performance objectives.

The Compensation Committee established the following annual cash performance bonus percentages for 2006 for Gary A. Krow, Gary M. Nelson, Douglas C. Neve, Robert J. Severson and Ronald L. Turner:

Name	Threshold Bonus (Percentage of Base Salary)	Target Bonus (Percentage of Base Salary)	Maximum Bonus (Percentage of Base Salary)
Gary A. Krow	50%	80%	110%
Gary M. Nelson	50	70	90
Douglas C. Neve	50	80	110
Robert J. Severson	25	40	60
Ronald L. Turner	80	110	140

An executive’s annual cash performance bonus plan may have a number of different financial and non-financial criteria for achievement tied to Company performance objectives and individualized based on the executive’s ability to influence and contribute to results. The performance criteria established by the Compensation Committee for the 2006 annual cash performance bonus for Messrs. Nelson, Neve, Severson and Turner were as follows:

Objective	Weight	Threshold	Target	Superior
Net Earnings	25%	$141.1M	$148.5M	$155.9M
Cash Flow from Operations	25%	$123.0M	$129.5M	$136.0M
Revenue	25%	$1,545.1M	$1,576.6M	$1,608.1M
Talent Development	25%	Objective and subjective components in the areas of leadership, mentoring, diversity and succession planning.

The revenue and net earnings measures were chosen in order to provide a balance between top and bottom line growth, while cash flow recognizes the importance of this measure to the overall health of our business and stock price. The non-financial bonus criteria of talent development was selected because it recognizes the importance of improving our depth of leadership. The performance of our businesses is dependent upon building a core group of management personnel with the appropriate skills, abilities and market knowledge, and continually developing the appropriate succession plans to continue to grow our business.

The performance criteria established for the 2006 annual cash performance bonus for Mr. Krow were as follows:

Objective	Weight	Threshold	Target	Superior
Comdata Earnings Before Taxes	40%	$151.7M	$156.3M	$160.9M
Stored Value Systems Deferred Gross Billable Fees	10%	$125.2M	$129.1M	$132.9M
Comdata Revenue	20%	$458.4M	$467.8M	$477.1M
Six Sigma Cost Savings	15%	$3.5M	$4.0M	$4.5M
Talent Development	15%	Objective and subjective components in the areas of leadership, mentoring, diversity and succession planning.

The Compensation Committee selected Comdata operating income and revenue to provide a balance between top and bottom line growth for the entire Comdata business unit. Deferred gross billable fees for the Stored Value Solutions (SVS) business line of Comdata were chosen because they are an important indicator of future revenue of this business. The cost savings from six sigma projects was selected to encourage continued emphasis on projects that improve Comdata’s productivity. As has been noted above, the Compensation Committee selected the non-financial bonus criteria of talent development because it recognized the importance of improving our depth of leadership.

The actual amount of the annual cash performance bonus is subject to the discretion of the Compensation Committee, and the amount can be impacted by significant external events, individual employment status and performance, and unusual business events. As a result, the Compensation Committee has from time to time exercised its discretion and awarded annual cash performance bonuses in excess of the performance achieved by named executives and no annual cash performance bonus to named executives who had achieved their performance goals. For example, in February 2007, the Compensation Committee used its discretion to modify some of the financial targets for Messrs. Krow, Nelson and Neve prior to payment in consideration of unexpected events that primarily occurred during

2006. Specifically, the revenue, cash flow and net earnings financial factors were modified to account for the following: (1) increased revenue deferrals; (2) the impact of strategic business decisions such as the sales of business assets, pension contributions, common stock repurchases and litigation reserves; (3) the operating cash flow impact of the adoption of Statement of Financial Accounting Standards 123R, “Share-Based Payment” (“FAS 123R”) and change in fuel prices; and (4) the impact of income tax revenue adjustments.

Long-Term Equity Incentives.   Our long-term equity incentive compensation program is in the form of stock options and restricted stock or restricted stock unit awards. The use of equity is designed to motivate long-term improvement of business fundamentals to foster stockholder value through an increased stock price. In the past, awards have been granted annually to all named executives, senior-level executives, a majority of other executives, and a significant number of key contributors based on their level of responsibility, ability to impact results, and individual performance and experience. Each year, the Compensation Committee reviews the overall long-term incentive program and determines the targeted total share pool and grant ranges for specific levels of employees. The grant ranges are expressed in present cash value because this cash value indicates the expense to the Company pursuant to FAS 123R. In 2007, the Compensation Committee modified the long-term equity incentive compensation program to focus awards on successful and high potential employees, which resulted in fewer executives receiving equity awards.

For the named executives, the Compensation Committee generally uses an individually determined cash compensation multiplier, based on position, to determine any long-term equity incentive award. The multiplier is used to ensure that a significant portion, usually a majority, of total direct compensation is delivered in the form of equity rather than cash, supporting the philosophy of giving greater weight to performance-based compensation. The Compensation Committee believes this approach to be consistent with competitive practice. The multiplier for each named executive is based upon the Compensation Committee’s judgment of the executive’s responsibilities within Ceridian and external competitive norms for the position.

For executives, including the named executives, stock options are awarded to deliver 65% of the long-term equity incentive value and restricted stock (awards or units) are awarded to deliver the remaining 35% of the long-term equity incentive value. The specific stock vehicles were selected to encourage stock ownership and retention (restricted stock awards and units) and motivate accelerated stockholder growth through an increased stock price (stock options). In addition, the long-term equity incentive program targets awards to approximately 10% of salaried employees, selecting these individuals based on their individual performance and ability to impact business results. For these “key employees,” awards are granted in the form of restricted stock units, to directly align their interest with stockholders, and in part in response to recipients’ perceived value of this type of award. One third of the amount of stock options, restricted stock awards and restricted stock units vest annually beginning with the first anniversary of the date of grant. Time-based vesting was selected over performance measures because the Compensation Committee determined that the annual cash performance bonus was more effective in attaining performance goals. Stock options expire five years after the date of grant. This term was chosen in order to encourage an accelerated appreciation in stock price.

Annual long-term equity incentive awards have generally been made in the first quarter of the year to existing employees, with the grants made on the day of a Compensation Committee meeting, in order to coordinate the general timing with other compensation actions, such as any annual salary increases and any cash performance bonus payments. Awards are priced based on the closing price on the New York Stock Exchange of a share of common stock on the date of grant. Periodic long-term equity incentive awards are granted throughout the year for newly hired and promoted executives. Such awards are granted at a Compensation Committee meeting or on the first business day of the month, and are not coordinated with the public release of nonpublic material information. The board has delegated authority to the chief executive officer to approve long-term equity incentive awards to certain employees, excluding the named executives and certain senior executives, up to a maximum dollar value. This delegation acknowledges the chief executive officer’s appropriate stewardship of the overall long-term incentive program and relieves the Compensation Committee of this deemed administrative task. The Compensation Committee establishes an annual pool that is available under this delegation and is periodically provided a summary of awards made through this delegation at meetings during the year. Any awards to named executives and certain senior executives, or awards outside the chief executive officer delegation, are made solely by the Compensation Committee.

We maintain stock ownership guidelines for the named executives in order to more closely align the financial position of the executive with our stockholders. The stock ownership guidelines provide that each executive officer should strive to own Ceridian common stock with a market value equal to a multiple of his or her base salary within five years. The guideline is five times base salary for the chief executive officer, three times base salary for Messrs. Neve and Krow, and two times base salary for Messrs. Nelson and Severson. As of December 31, 2006, Ms. Marinello and Messrs. Krow and Nelson had exceeded their stock ownership goals and Messrs. Neve and Severson had achieved over 90 and 70 percent of their respective ownership goals. As of his retirement date in October 2006, Mr. Turner had satisfied his stock ownership goal.

Other Executive Benefits and Perquisites.   We offer certain benefit and perquisite programs for the named executives and other senior-level executives. The Compensation Committee believes that these programs are necessary to be competitive in attracting and retaining top quality leaders. The Compensation Committee periodically reviews the benefit and perquisite programs to ensure the programs remain competitive, cost-effective, and in-line with the original goals of the programs. Except as indicated, all named executives are eligible for the following programs:

Deferred Compensation Plan.   We maintain a deferred compensation plan that allows executives to defer receipt of up to 100% of their base salary and/or annual cash performance bonus into accounts that track the performance of investment funds. This plan was established to give executives an additional tax-deferred method to save for retirement, education or other significant expenditures. In addition, all named executives except Mr. Severson may select a phantom investment fund in the plan that is designed to mirror the performance of our common stock. If there is an investment into the phantom stock fund, the named executive receives a matching contribution equal to 15% of the executive’s allocation to that investment. This provision was put in place in 2001 to encourage named executives to meet their stock ownership requirements.

Defined Contribution Retirement Plans.   We sponsor a defined contribution 401(k) retirement plan for U.S. employees that provides for voluntary employee contributions and a company match. This plan is our primary retirement plan for U.S. employees. We have also established a 401(k) restoration matching contribution program for executives whose 401(k) plan employer matching contributions are limited by IRS regulations. In addition, for the named executives except Messrs. Severson and Turner, we make supplemental executive retirement plan (SERP) contributions. Both the 401(k) restoration and SERP contributions are credited annually to the executive’s account in our deferred compensation plan. The 401(k) restoration and SERP programs are intended to provide an enhanced retirement benefit to those executives who did not participate in any defined benefit pension plan in order to attract and retain mid-career executives.

Defined Benefit Pension Plans.   We maintain a defined benefit pension plan for certain of our U.S. employees, which has been closed to new participants since January 2, 1995. Prior to this date, this pension plan was the primary retirement plan for employees. We also established a benefit equalization plan for executives whose pension plan accruals are limited by IRS regulation. Of the named executives, Messrs. Severson and Turner participated in the defined benefit pension plan and the benefit equalization plan. In addition, in 1999 Mr. Turner was provided an individually-negotiated defined benefit supplemental executive retirement plan as described below under the heading “2006 Compensation for Named Executives—Ronald L. Turner.”

Other Supplemental Benefits and Perquisites.   We provide the named executives with certain miscellaneous benefits, including long-term care insurance and enhanced short- and long-term disability programs, and one additional week of vacation leave (with the exception of Mr. Krow). Further, all named executives (with the exception of Mr. Severson) may obtain an annual executive physical for themselves at our expense, and their spouses may also obtain an annual physical, the cost of which is income to the executive. As part of her employment agreement, we agreed to provide Ms. Marinello with an allowance, to be determined periodically by the Compensation Committee, for membership in a country club of her choice. Ms. Marinello has not yet requested this allowance. In 2006, we owned a country club membership for business purposes, and designated Mr. Nelson as one of the authorized users. Mr. Nelson had no personal use of the membership in 2006. We also reimbursed Mr. Neve for the cost of business use of his individual owned club membership. Club memberships were available to Mr. Turner prior to his retirement. Any personal use of a club membership is paid for by the executive or included as income. Many of these programs were established years ago when the use of such perquisites was considered a required competitive benefit. The Compensation Committee continues to review the necessity and value of these programs. As a result of a review in 2006, the long-term care insurance program was significantly reduced for new named executives and the Company-owned golf club membership was canceled.

In addition, we generally provide a cash payment in lieu of certain other perquisites to executives. The cash payment is intended to replace common competitive perquisites and provide increased flexibility for the executive while reducing our administration. As a result, we generally do not provide common perquisites such as a car allowance, financial counseling, legal counseling, et cetera to executives.

The Compensation Committee has approved a policy that permits non-employee directors, the named executives, and other senior or key personnel (authorized in advance by the chief executive officer) to use our airplane for personal use. In addition, a spouse or other family member may accompany a director or executive on our airplane. The director or executive incurs income calculated at the Standard Industry Fare Level (“SIFL”) rates for any personal use of our airplane.

Employment Agreements and Termination and Change in Control Benefits.   Of the named executives, we have employment agreements with Ms. Marinello and Mr. Nelson, and we had employment agreements with Messrs. Krow, Neve and Turner. The primary purpose of the agreements is to establish the terms of employment and to protect both Ceridian and the individual. We are provided with reasonable protections that the executive will perform at acceptable levels and will not compete with, disparage, or solicit employees from Ceridian after termination of the employment relationship. The executive is provided financial protection in the event of certain reasons for termination of employment, in recognition of the executive’s professional career and a foregoing of present and future career options. The employment agreements provide for severance payments in the event of certain categories of termination. The form of employment agreements entered into with Messrs. Krow, Nelson, Neve and Turner were designed to recognize the risk associated with senior level executive positions and the possibility of acquisition. Modifications were made to the form of executive employment agreement during the negotiation process with Ms. Marinello, in consideration of current competitive employment provisions and to comply with new rules related to post-termination payments under Section 409A of the Code for senior executives of all public companies.

Tax and Accounting Implications

In determining specific elements and payment of compensation for the named executives, the Compensation Committee considers how such decisions may affect Ceridian and the individual executive.

The following highlights certain tax and accounting rules that may be considered by the Compensation Committee.

Deductibility of Executive Compensation.   Section 162(m) of the Code limits to $1 million the tax deduction for annual compensation paid to each of the named executives unless certain requirements are met. One of these requirements is that the individual compensation in excess of $1 million be based on attainment of performance goals established in the manner prescribed by Section 162(m). The Compensation Committee supports the philosophy that a significant portion of the total compensation provided to an executive should be performance based. At the same time, the Compensation Committee believes that it is important to retain the flexibility to tailor the compensation program in the manner it believes to be most beneficial to Ceridian and its stockholders. Therefore, the Compensation Committee has not adopted a policy that all compensation must be deductible.

In 2006, we were not able to deduct compensation in excess of $1 million for Ms. Marinello. As Mr. Turner was not an employee at the end of 2006, all payments made to Mr. Turner in 2006 were exempt from Section 162(m), and thus were able to be fully deducted.

Nonqualified Deferred Compensation.   On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, creating Section 409A of the Code and changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we have been operating in good faith compliance with the statutory provisions that began effective January 1, 2005. In 2006, we amended our deferred compensation plan, benefit equalization plan, and certain of our employment agreements to reflect the requirements of Section 409A.

Accounting for Stock-Based Compensation.   Beginning on January 1, 2006, we began accounting for all stock-based payments in accordance with the requirements of FAS 123R. The compensation expense is a significant factor in determining the amount of all stock awards and stock option awards to employees.

2006 Compensation for Named Executives

Kathryn V. Marinello.   Ms. Marinello became president and chief executive officer on October 20, 2006 following an extensive, well-defined search by the board. The non-executive members of the board authorized L. White Matthews, III, Chairman of the board, and Ronald T. LeMay, Chair of the Nominating and Corporate Governance Committee, to lead the executive search with the assistance of an independent privately-held global executive search firm. Messrs. Matthews and LeMay reviewed the compensation of Mr. Turner, retiring president and chief executive officer, and competitive compensation data provided by management and the executive search firm. Based upon this information, Messrs. Matthews and LeMay recommended the approval of all elements of Ms. Marinello’s compensation and her employment agreement to the Compensation Committee and the non-executive members of the board. The Compensation Committee and the non-executive members of the board authorized Ms. Marinello’s compensation and employment agreement.

Ms. Marinello’s initial base salary was set at $780,000, based on an updated salary analysis completed earlier in the year for Mr. Turner. For the period commencing October 20, 2006 through December 31, 2007, Ms. Marinello’s annual cash incentive bonus is targeted at 110% of her base salary, with a maximum payment of 140% of base salary. These are the incentive percentages previously established by the Compensation Committee for the chief executive officer position. Any cash performance bonus payment to Ms. Marinello for 2006 and 2007 will be paid at the beginning of 2008, based on approximately 15 months of service in recognition that Ms. Marinello was not at the Company long enough in 2006 to significantly impact 2006 financial results.

On October 20, 2006, the date she became an employee, Ms. Marinello was granted stock options and restricted stock with a combined present value of $4,100,000 as of October 20, 2006. The amount reflects the Compensation Committee past practice of determining long-term incentive compensation by multiplying total cash compensation (base salary plus target annual cash performance bonus) by 2.0, the multiple traditionally used by the Compensation Committee for the chief executive officer. This amount in turn was then multiplied by 1.25 representing service to be rendered by Ms. Marinello in 2006 and 2007. In addition, to replace unvested equity awards granted by her former employer, Ms. Marinello was granted a retention bonus restricted stock award valued at $2,500,000 as of October 20, 2006. In the event of termination without cause by the Company or termination for good reason by Ms. Marinello prior to October 1, 2007, one-third of these stock option and restricted stock awards granted will vest. This accelerated vesting was approved by the non-executive members of the board in recognition of the compensation and career risk associated with Ms. Marinello accepting a new position as chief executive officer. “Cause” and “good reason” have the meanings set forth in Ms. Marinello’s employment agreement.

To recruit Ms. Marinello, the non-executive members of the board determined it was necessary to replace certain compensation elements that she would lose from her prior employer in accepting her position with Ceridian. In addition to the restricted stock retention award discussed above, a sign-on bonus of $950,000 was provided to compensate Ms. Marinello for the expected annual cash bonus she would have received from her prior employer for 2006. Further, $10,000 of legal expenses associated with negotiating the terms of her employment agreement was paid on Ms. Marinello’s behalf.

Douglas C. Neve.   Mr. Neve served as executive vice president and chief financial officer during 2006 and until his resignation effective as of March 8, 2007. A description of the mutual termination agreement entered into with Mr. Neve is described below under the heading “2007 Compensation Actions for Named Executives.”  In 2006, after reviewing competitive data, the Compensation Committee maintained Mr. Neve’s base salary at $400,000, and granted a long-term equity incentive award with a present cash value of $980,000, based on the Compensation Committee’s total cash compensation multiplier of 1.2 for long-term equity incentive awards for his position. Based on the financial results and a subjective evaluation of Mr. Neve’s performance related to his talent development objective, a cash performance bonus payment of 92% of base salary was awarded to Mr. Neve for 2006 and paid in 2007.

Gary A. Krow.   Mr. Krow served as executive vice president and president of Comdata during 2006 and until the termination of his employment, effective May 14, 2007. In 2006, Mr. Krow’s base salary was increased by 7% to $375,000 to bring the base salary to the 61st percentile of salary survey data, in recognition and reward for the continued strong performance of the Comdata business. Further, in 2006, Mr. Krow was granted a long-term equity incentive award with a present cash value of $960,000, based on the Compensation Committee’s total cash compensation multiplier of 1.3 for long-term equity incentive awards for his position. Based on financial results and a subjective evaluation of Mr. Krow’s performance related to his talent development and six sigma objectives, a cash performance bonus payment of 96% of base salary was awarded to Mr. Krow for 2006 and paid in 2007.

Gary M. Nelson.   Mr. Nelson served as executive vice president, chief administrative officer, general counsel and corporate secretary during 2006. In 2006, the Compensation Committee increased Mr. Nelson’s base salary by 11% to $350,000 in order to bring the base salary to the 50th percentile of salary survey data. In 2006, Mr. Nelson also was granted a long-term equity incentive award with a present cash value of $700,000, based on the Compensation Committee’s total cash compensation multiplier of 1.2 for long-term equity incentive awards for his position. Based on the financial results and a subjective evaluation of Mr. Nelson’s performance related to his talent development objective, a cash performance bonus payment of 78% of base salary was awarded to Mr. Nelson for 2006 and paid in 2007.

Robert J. Severson.   Mr. Severson retired as senior vice president, Corporate Technology, effective December 31, 2006. In 2006, the Compensation Committee maintained Mr. Severson’s base salary at $250,000 because it was deemed by the Compensation Committee as competitive with similar positions at companies in our peer group. The Compensation Committee further granted Mr. Severson a long-term equity incentive award with a present cash value of $225,000, using our internal grant guidelines for senior vice presidents and accounting for the level of his responsibilities within Ceridian. At a meeting held on December 14, 2006, in anticipation of his retirement and based on the projected financial results of the

Company and a subjective evaluation of Mr. Severson’s performance related to his talent development objective, a cash performance bonus payment of 40% of base salary was awarded to Mr. Severson for 2006.

Ronald L. Turner.   Mr. Turner served as president and chief executive officer until his retirement effective October 20, 2006. His compensation for 2006 was determined during an executive session of the Compensation Committee to evaluate his performance. For 2006, Mr. Turner’s annual base salary was increased 3.4% to $750,000. The decision to increase his annual base salary was made after reviewing competitive base salary information for chief executive officers pursuant to the Compensation Committee’s practice. At the same time, the Compensation Committee granted Mr. Turner a long-term equity incentive award with a present cash value of $3,400,000, based on the Compensation Committee’s total cash compensation multiplier of 2.0 for long-term equity incentive awards for his position.

In connection with Mr. Turner’s retirement, the Compensation Committee agreed to consider a pro rata bonus for his 2006 service. At a meeting held on September 20, 2006, the Compensation Committee approved a bonus payment of $752,568 for Mr. Turner, reflecting 125% of his base salary and paid pro rata based on the number of days served as president and chief executive officer in 2006. The amount of Mr. Turner’s cash performance bonus was determined based upon an eight month review of our financial performance and forecasted year end financial performance, and the Compensation Committee’s subjective review of his performance against his talent development objective.

Mr.  Turner was a participant in our defined benefit pension plan and our non-qualified defined benefit equalization plan, and was provided an individual defined benefit SERP. The terms of the SERP were negotiated when Mr. Turner assumed the position of president, chief executive officer and chairman of the board. At that time, the Compensation Committee believed that SERP benefits were a competitive practice and were necessary to attract and retain chief executive officers.

2007 Compensation Actions for Named Executives

In February 2007, the Compensation Committee granted annual performance bonus awards for 2006 performance to Messrs. Krow, Nelson and Neve, as described above, and provided 2007 annual base salary increases for Messrs. Krow and Nelson. Mr. Krow’s base salary was increased 33% from $375,000 to $500,000 to align this salary with that of a principal executive of a subsidiary. The Compensation Committee believed at the time that this characterization better reflected the nature of Mr. Krow’s position. Mr. Nelson’s base salary was increased 4% from $350,000 to $365,000.

In addition, in February 2007, the Compensation Committee provided Mr. Krow with a one-time 72,993 restricted stock unit retention award which would have vested in full upon the third anniversary of the date of grant, and established for 2007 his target annual cash performance bonus percentage at 100% of his base salary, with a threshold bonus percentage equal to 70% of his base salary and a maximum possible bonus equal to 130% of his base salary to further align his compensation with that of a principal executive of a subsidiary. Mr. Krow’s employment was terminated effective as of May 14, 2007 and Mr. Krow forfeited all unexercised stock options and all other unvested equity awards as of May 14, 2007.

In March 2007, we entered into a mutual termination agreement with Mr. Neve pursuant to which Mr. Neve resigned as an officer of Ceridian. The terms of the mutual termination agreement provided for payments contemplated by Mr. Neve’s employment agreement for a termination without cause and also provided for the accelerated vesting of unvested stock options and restricted stock and restricted stock units held by Mr. Neve. The board determined that the vesting of such unvested awards was appropriate in light of the contributions Mr. Neve made to the financial organization of Ceridian.

Further, in March 2007, we hired Gregory Macfarlane as executive vice president and chief financial officer to succeed Mr. Neve. The Compensation Committee provided Mr. Macfarlane with the following compensation:

•       an annualized base salary of $350,000;

•       an annual cash performance bonus in 2007 with a target bonus at 70% of his base salary, a threshold bonus equal to 50% of his base salary and a maximum possible bonus equal to 90% of his base salary, pursuant to criteria to be established by the Compensation Committee;

•       a supplemental annual cash payment in lieu of additional perquisites in the amount of $25,000;

•       a non-qualified stock option award to purchase 40,750 shares of the Company’s common stock granted on March 26, 2007 (the commencement date of his employment), with an exercise price of $33.07 equal to the fair market value of the Company’s common stock as of the close of business on March 26, 2007, which will vest ratably in 33-1/3% increments on March 26, 2008, 2009 and 2010;

•       a 17,250 share restricted stock award granted on March 26, 2007, which will vest ratably in 33-1/3% increments on March 26, 2008, 2009 and 2010;

•       a $150,000 cash signing bonus; and

•       an annual SERP contribution to an account in Mr. Macfarlane’s name in our Deferred Compensation Plan in the amount of 8% of his annual base salary and annual cash performance bonus award.

After reviewing competitive data, the Compensation Committee established Mr. Macfarlane’s total base salary and annual performance bonus at approximately the 50th percentile of comparative market data. The stock option award and 7,250 shares of restricted stock were awarded to Mr. Macfarlane with present cash value of approximately $684,000, based on the Compensation Committee’s total cash compensation multiplier of 1.1 for long-term equity incentive awards for his position. The signing bonus and 10,000 shares of restricted stock were awarded to compensate Mr. Macfarlane for the loss of stock options and restricted stock that would be forfeited at his prior employer. Mr. Macfarlane also received an employment agreement in the form recently provided to certain newly hired senior executives.

On March 28, 2007, the Compensation Committee also set annual cash performance bonus criteria for Ms. Marinello and Messrs. Krow and Nelson.

On May 26, 2007, the board of directors approved the annual equity compensation award to Mr. Nelson, in the amount of 6,890 restricted stock units and a stock option to purchase 45,697 shares of our common stock with an exercise price of $33.02 per share.

On May 14, 2007, we terminated the employment of Mr. Krow as to all positions held at the Company, and its subsidiaries, including Comdata and its subsidiaries, for cause, including for violations of Ceridian’s Code of Conduct. Information about the misconduct came to the attention of the board of directors of the Company through documents and testimony provided in legal proceedings commenced by Pershing Square.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Ceridian’s management. Based upon the review and discussions noted above, the Compensation and Human Resources Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K, for the year ended December 31, 2006, as amended.

Compensation and Human Resources Committee

Nicholas D. Chabraja, Chair
Ronald T. LeMay
Richard Szafranski
Alan F. White

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Chabraja (Chair), LeMay, Szafranski and White, all of whom are independent non-management directors. None of the Compensation Committee members has served as an officer or employee of Ceridian, and none of our executive officers has served as a member of a Compensation Committee or board of directors of any other entity, which has an executive officer serving as a member of our board of directors.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation awarded to, paid to or earned by the named executives in 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Kathryn V. Marinello (5) President and Chief Executive Officer	2006	$138,000	$950,000		$225,646	$165,253	$0	$0	$66,040	$1,544,939
Douglas C. Neve (6) Former Executive Vice President and Chief Financial Officer	2006	400,000	0		221,308	530,239	369,048	0	128,486	1,649,081
Gary A. Krow (7) Former Executive Vice President and President of Comdata	2006	371,561	0		229,177	436,104	360,750	0	126,924	1,524,516
Gary M. Nelson Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2006	344,615	0		226,209	447,264	273,611	0	96,857	1,388,556
Robert J. Severson (8) Former Senior Vice President, Corporate Technology	2006	255,807	0		120,406	269,740	100,000	281,483	72,439	1,100,053
Ronald L. Turner (9) Former President and Chief Executive Officer	2006	617,153	752,568	(10)	1,685,404	3,813,310	0	2,423,018	501,456	9,972,909

(1)          Represents the recognized FAS 123R expense in 2006 of stock option, restricted stock, and restricted stock unit awards granted in 2006 and prior years, as indicated in the table below. Assumptions used in the calculation of these amounts are included in footnote 8 to our audited financial statements included in our Annual Report on Form 10-K, for the year ended December 31, 2006, as amended.

Name and Year of Award	Restricted Stock and Restricted Stock Units Award Expense ($)	Stock Option Expense ($)
Kathryn V. Marinello
2006 Award	$225,646	$165,253
Douglas C. Neve
2005 Award	134,627	343,440
2006 Award	86,681	186,799
TOTAL:	221,308	530,239
Gary A. Krow
2003 Award	5,167	2,923
2004 Award	66,952	66,119
2005 Award	72,138	184,064
2006 Award	84,920	182,998
TOTAL:	229,177	436,104
Gary M. Nelson
2003 Award	3,448	1,952
2004 Award	44,635	44,082
2005 Award	43,556	111,113
2006 Award	134,570	290,117
TOTAL:	226,209	447,264
Robert J. Severson
2003 Award	1,239	987
2004 Award	18,724	20,143
2005 Award	21,722	78,875
2006 Award	78,721	169,735
TOTAL:	120,406	269,740
Ronald L. Turner
2003 Award	15,093	10,577
2004 Award	245,434	278,205
2005 Award	234,907	959,835
2006 Award	1,189,970	2,564,693
TOTAL:	1,685,404	3,813,310

(2)          With the exception of Mr. Severson, the amounts in column (g) represent annual cash performance bonus plan payments earned by the named executives in 2006 and paid in 2007. In our previous proxy statements, amounts earned under our annual cash performance bonus plans were reported as a “bonus.”  For Mr. Severson, on December 14, 2006, the Compensation Committee awarded him a cash performance bonus for service in 2006. The bonus award was based on the performance bonus targets established for Mr. Severson and his performance against those targets to date and our projected financial performance through the end of 2006.

(3)          Represents the change in pension value for Messrs. Turner and Severson, the only named executives eligible for the tax-qualified and non tax-qualified defined benefit pension plans. Additional discussion of these plans and the method and assumptions used to calculate amounts thereunder can be found in the “Executive Compensation” section of this proxy statement under the heading “Pension Benefits.”

(4)          The amounts shown in this column include the following:

Name	Cash In Lieu of Other Perks (a)	401(k) Match (b)	Restoration Match (c)	Supplemental Match (d)	Use of Corporate Aircraft (e)	Long-Term Care Insurance (f)	Other Personal Benefits (g)
Kathryn V. Marinello	$45,000	$0	$0	$11,040	$0	$0	$10,000
Douglas C. Neve	25,000	8,800	23,200	57,600	161	6,975	6,750
Gary A. Krow	25,000	8,800	21,462	53,562	0	8,918	9,182
Gary M. Nelson	17,000	8,800	15,825	45,249	0	9,983	0
Robert J. Severson	15,288	3,300	2,310	0	99	178	51,442
Ronald L. Turner	37,212	3,300	0	0	47,543	9,162	404,239

(a)          We provide a cash payment in lieu of certain perquisites to our executives.

(b)         Reflects amount of contributions to qualified 401(k) plans offered to all employees.

(c)          We provide for supplemental 401(k) restoration employer matching contributions of up to 4% of gross pay above government-imposed compensation limits for participants in our deferred compensation plan. Mr. Turner was not eligible for this restoration match as he was not employed at the end of 2006.

(d)         We provide defined contribution supplemental executive retirement plan (“SERP”) employer contributions to our deferred compensation plan that vest in three years from the date of contribution. Messrs. Turner and Severson were not eligible for the defined contribution SERP.

(e)          In accordance with Securities and Exchange Commission regulations, we report the use of our airplane by our named executives as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. The amounts we report in the table above are consistent with this standard. The SEC rules require that we report such use based upon Ceridian’s aggregate incremental cost. We estimate the incremental cost to Ceridian of use of our airplane based upon the cost of fuel, trip related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other miscellaneous variable costs. Since our airplane is used primarily for business travel, fixed costs that do not change based upon usage, such as pilots’ salaries, annual lease costs and cost of maintenance not related to trips, are not deemed to be incremental cost to Ceridian for personal use of the aircraft. The aggregate incremental cost to Ceridian for the personal use of our airplane is attributed to the individual. Any additional direct incremental cost that is incurred by us from the personal use of our airplane by a spouse or family member who may be accompanying a director or executive is also attributed to that individual.

(f)            Represents employer-paid premiums to long-term care insurance policies.

(g)          For Ms. Marinello, the amount represents payment of fees to legal counsel representing Ms. Marinello in the negotiation of her employment agreement. For Mr. Neve, the amount represents the cost of the executive physical program. For Mr. Krow, the amount represents income recognized for reimbursement of travel expenses for his spouse to attend corporate events. For Mr. Turner, the amount includes $84,041 of premiums paid by the Company for an endorsed split dollar life insurance arrangement, $80,000 representing release of our interest in a country club membership effective with his retirement, $6,763 in personal use of a corporate country club membership, $949 in expense for a home security system, $16,621 for the executive physical program, $111,779 in final payout of vested accrued personal days off effective with his retirement, and $104,086 paid as a first installment of his accrued account under our deferred compensation plan. For Mr. Severson, the amount represents the pre-payment of his vested accrued personal days off effective with his retirement.

(5)          Ms. Marinello joined Ceridian on October 20, 2006 as president and chief executive officer. The amount in column (d) reflects a one-time cash sign-on bonus.

(6)          Mr. Neve resigned as an officer of Ceridian effective March 8, 2007.

(7)          The Company terminated  Mr. Krow’s employment, effective as of May 14, 2007, and Mr. Krow forfeited all unexercised stock options and all other unvested equity awards as of May 14, 2007.

(8)          Mr. Severson retired from Ceridian effective December 31, 2006. As a result of his retirement, Mr. Severson forfeited 4,074 shares of restricted stock that had not vested as of his retirement date.

(9)          Mr. Turner retired from Ceridian effective October 20, 2006. As a result of his retirement, Mr. Turner forfeited 46,624 shares of restricted stock that had not vested as of his retirement date.

(10) On September 20, 2006, the Compensation Committee awarded Mr. Turner a pro rata bonus based upon 293 days of service in 2006. The discretionary bonus award was based upon the performance bonus targets established for Mr. Turner and his performance against those targets to date and our projected performance through year end based upon our financial performance as of August 31, 2006. The amount of Mr. Turner’s bonus equaled 125% of his pro rated annualized base salary for 2006.

Grants of Plan-Based Awards

As discussed in the “Compensation Discussion and Analysis” section above, we provide for annual cash performance bonus awards and long-term equity incentive awards consisting of stock option awards and restricted stock and/or restricted stock unit awards to our named executives. The following table provides information on each grant made to a named executive under any plan during 2006. No consideration was paid by the named executive to receive any of the awards listed below.

		Approval Date (if different	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date (1)	than Grant Date) (1)	Threshold ($)	Target ($)	Maximum ($)	or Units (#) (3)	Options (#) (4)	Awards ($/Sh) (5)	Awards ($)
(a)	(b)		(c)	(d)	(e)	(i)	(j)	(k)	(l)
Kathryn V. Marinello (6)	N/A		$780,000	$1,072,500	$1,365,000
	10/20/06	10/01/06				162,790			3,849,984
	10/20/06	10/01/06					352,361	23.65	2,819,557
Douglas C. Neve	N/A		200,000	320,000	440,000
	02/17/06					13,290			343,015
	02/17/06						79,610	25.81	739,203
Gary A. Krow (7)	N/A		187,500	300,000	412,500
	02/17/06					13,020			336,046
	02/17/06						77,990	25.81	724,161
Gary M. Nelson	N/A		175,000	245,000	315,000
	02/17/06					9,490			244,937
	02/17/06						56,870	25.81	528,055
Robert J. Severson	N/A		62,500	100,000	150,000
	02/17/06					3,050			78,721
	02/17/06						18,280	25.81	169,735
Ronald L. Turner	N/A		600,000	825,000	1,050,000
	02/17/06					46,105			1,189,970
	02/17/06						276,210	25.81	2,564,693

(1)              On October 1, 2006, we entered into an employment agreement with Ms. Marinello relating to Ms. Marinello’s service as president and chief executive officer. The employment agreement details the terms of Ms. Marinello’s annual cash performance award and long-term equity awards approved on the effective date of the agreement. The actual grant date of the long-term equity awards was October 20, 2006, the first day of Ms. Marinello’s employment with Ceridian.

(2)              Other than with respect to Ms. Marinello, as described in footnote (1) above, these columns show the range of payouts targeted for 2006 performance under our annual cash performance bonus plan. The bonus payments for 2006 performance have been made based on the metrics described in the Compensation Discussion and Analysis and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(3)              “All Other Stock Awards” consist of restricted stock awards and/or restricted stock unit awards granted under the Ceridian Corporation 2004 Long-Term Stock Incentive Plan, as amended.

(4)              “All Other Option Awards” consist of non-qualified stock option awards granted under the Ceridian Corporation 2004 Long-Term Stock Incentive Plan, as amended.

The stock options granted to the named executives have a “reload” feature, meaning a reload option is granted when an option is exercised and payment of the exercise price is made by delivery of previously owned shares of Ceridian common stock. Each reload option is granted for the number of shares of Ceridian common stock tendered as payment for the exercise price and tax withholding of the underlying option. The exercise price of a reload option is equal to the fair market value (closing price on the New York Stock Exchange) of a share of Ceridian common stock on the date of grant. A reload option is exercisable in full on the date of grant and expires on the same date as the underlying option. No reload options were granted to a named executive in 2006.

(5)              The exercise price of each option is equal to the market value (closing price on the New York Stock Exchange) of a share of Ceridian common stock on the date of grant.

(6)              Pursuant to the terms of Ms. Marinello’s employment agreement, the annual cash performance bonus, if any, to be received by Ms. Marinello for services rendered in 2006 will be reflected in the 2007 annual cash performance bonus, if any. The amounts listed under the column caption “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” for Ms. Marinello reflects the amount of a 2007 annual cash performance bonus multiplied by 1.25 to reflect approximately 15 months of service to be provided by Ms. Marinello in 2006 and 2007.

(7)              The Company terminated Mr. Krow’s employment, effective as of May 14, 2007, and Mr. Krow forfeited all unexercised stock options and all other unvested equity awards as of May 14, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised stock options, restricted stock or restricted stock units that have not vested, and other equity incentive awards held by a named executive that remain outstanding as of December 31, 2006.

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)		(e)	(f)	(g)		(h)
Kathryn V. Marinello	0	352,361	(3)	23.65	10/20/11
						57,082	(3)	$1,597,154
						105,708	(3)	2,957,710
Douglas C. Neve (4)	55,105	110,210	(5)	18.16	02/24/10
		79,610	(6)	25.81	02/17/11
						18,370	(5)	513,993
						13,290	(6)	371,854
Gary A. Krow (7)		23,843	(8)	20.56	01/31/09
		59,066	(5)	18.16	02/24/10
		77,990	(6)	25.81	02/17/11
						3,975	(8)	111,221
						9,843	(5)	275,407
						13,020	(6)	364,300
Gary M. Nelson	40,404			20.35	10/21/08
	53,872			14.80	10/20/09
	50,750			14.55	01/21/08
	31,794	15,896	(8)	20.56	01/31/09
	17,829	35,656	(5)	18.16	02/24/10
		56,870	(6)	25.81	02/17/11
						2,650	(8)	74,147
						5,943	(5)	166,285
						9,490	(6)	265,530
Robert J. Severson (9)	23,480			17.33	01/05/08
	26,665			14.55	01/21/08
	20,000			20.56	01/31/09
	26,665			18.16	02/24/10
	13,468			21.32	09/18/08
	26,936			20.35	10/21/08
	20,202			14.80	10/20/09
		18,280	(6)	25.81	02/17/11
						3,050	(6)	85,339
Ronald L. Turner (9)		276,210	(6)	25.81	02/17/11
						46,105	(6)	1,290,018

(1)           Represents grants of non-qualified stock options under the Ceridian Corporation 2004 Long-Term Stock Incentive Plan, as amended, or the Ceridian Corporation Amended and Restated 2001 Long-Term Stock Incentive Plan. Except as indicated in note 3 below, so long as the named executive remains employed by Ceridian, the non-qualified stock option grants have 3-year elapsed time vesting schedules, with one-third cumulative vesting on the first, second and third anniversary of the date of grant. The exercise price is determined based on the closing price on the New York Stock Exchange of a share of Ceridian common stock on the date of grant. Stock options granted prior to 2001 expire ten years from the date of grant; stock options granted in 2001 and beyond expire five years from the date of grant.

(2)           Represents grants of restricted stock and restricted stock units under the Ceridian Corporation 2004 Long-Term Stock Incentive Plan, as amended, or grants of restricted stock under the Ceridian Corporation Amended and Restated 2001 Long-Term Stock Incentive Plan. Except as indicated in note 3 below, so long as the named executive remains employed by the Company, one-third of the restricted stock and restricted stock units vests on the first, second and third anniversary of the date of grant.

(3)           Subject to Ms. Marinello’s continued employment, all option and restricted stock awards vest one-third each year on October 1, 2007, 2008 and 2009. Pursuant to the terms of Ms. Marinello’s employment agreement, if Ms. Marinello’s employment is terminated by us without cause or by Ms. Marinello for good reason before October 1, 2007, and if Ms. Marinello executes (and does not effectively rescind) a release of all claims against the Company, then 33-1/3% of the non-qualified stock option and restricted stock awards listed in the table will become fully vested and exercisable. “Cause” and “good reason” have the meanings set forth in Ms. Marinello’s employment agreement.

(4)           In connection with the mutual termination agreement entered into with Mr. Neve on March 8, 2007, all of Mr. Neve’s unvested outstanding equity listed in the table vested on March 24, 2007. Such vested stock option awards remain exercisable for ninety (90) days from March 8, 2007.

(5)           One half of the remaining award vests on each of February 24, 2007 and 2008.

(6)           One third of the award vests on each of February 17, 2007, 2008 and 2009.

(7)           The Company terminated Mr. Krow’s employment, effective as of May 14, 2007, and Mr. Krow forfeited all unexercised stock options and all other unvested equity awards as of May 14, 2007.

(8)           The award vests on January 31, 2007.

(9)           Messrs. Turner and Severson retired on October 20, 2006 and effective December 31, 2006, respectively. As a result of their retirements and pursuant to the terms of their award agreements, all unvested stock options which were granted prior to 2006 became immediately exercisable in full, and all outstanding unvested restricted stock awards were forfeited. All outstanding unvested restricted stock units and all unvested stock options granted in 2006 will continue to vest according to the original vesting schedule. As Mr. Severson was employed by Ceridian on December 31, 2006, any acceleration of vesting or forfeiture of awards occurred in 2007 following his retirement. Such vested stock option awards remain exercisable for the remainder of their original terms.

Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and vesting of restricted stock or restricted stock units during 2006 for each named executive on an aggregate basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Kathryn V. Marinello	0	$0	0	$0
Douglas C. Neve	0	0	9,185	236,055
Gary A. Krow	498,759	4,241,322	13,120	328,822
Gary M. Nelson	215,067	1,707,096	8,440	211,330
Robert J. Severson	52,121	391,515	4,075	100,942
Ronald L. Turner	2,252,171	16,144,027	42,935	1,075,983

(1)           The aggregate dollar value realized on exercise is the difference between the market price on the date of exercise of the shares of Ceridian common stock underlying the option exercised and the exercise price of such option, multiplied by the number of shares of Ceridian common stock subject to the option exercised.

(2)           The aggregate dollar value realized on vesting is the market price of the underlying Ceridian common stock on the vesting date multiplied by the number of shares or units vested.

Pension Benefits

Messrs. Turner and Severson were the only named executives covered by tax-qualified and non tax-qualified defined benefit pension plans in 2006. We maintain a tax-qualified defined benefit pension plan for certain of our U.S. employees that is funded by employee and employer contributions, which has been closed to new participants since January 2, 1995. The amount of the annual benefit under the plan is based upon an employee’s average annual compensation (salary and annual bonus) during the employee’s highest consecutive five-year earnings period with Ceridian (or Ceridian’s predecessor) while participating in the plan (“final average pay”). The normal retirement benefit is payable as a monthly annuity at age 65. It is equal to 1.2% of final average pay multiplied by years of credited service, plus 0.4% of final average pay above the breakpoint multiplied by years of credited service (up to 30 years maximum). The breakpoint is equal to 125% of Social Security Covered Compensation (the 35-year average of the Social Security taxable wage base prior to retirement). Early retirement benefits are available to employees who are age 55 with at least 10 years of continuous service. The normal retirement benefit is reduced by 2% (for benefits calculated under the 1.2% part of the formula) and 3% (for benefits calculated under the 0.4% part of the formula) for each year that benefit payments begin prior to age 65. Benefits are payable under a variety of annuity options and also a lump sum option.

Because the Code limits the annual benefit that may be paid from tax-qualified plans such as our pension plan, the Ceridian Corporation Benefit Equalization Plan was established to provide retirees participating in the pension plan with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the pension plan had these limits not been in effect. Benefit Equalization Plan benefits accrued on or before December 31, 2005 are paid based on the form of payment elected for qualified plan benefits. Benefit Equalization Plan benefits accrued after December 31, 2005 are paid out as a lump sum following a six-month waiting period as required under Section 409A of the Code. A benefit protection trust has been established and partially funded by Ceridian to pay benefit equalization plan benefits to participants whose employment terminated after December 1, 1994. A separate benefit protection trust was also established and partially funded by Ceridian for the benefits paid to Mr. Turner under the Benefit Equalization Plan. Assets in each of these trusts remain subject to the claims of our general creditors in the event of our insolvency but otherwise will be used only to pay benefit equalization benefits and related expenses.

In addition to the plans listed above, Mr. Turner’s employment agreement provided for a supplemental executive retirement plan benefit payable to him following termination of employment provided that he does not breach his confidentiality, non-compete, non-recruitment and non-disparagement obligations. This SERP benefit was paid in the form of a lump sum payment equal to the then present value of Mr. Turner’s normal monthly pension for his lifetime that starts during the fourth month after his employment is terminated. Because Mr. Turner was at least age 60 at the time of the payment, the monthly benefit is equal to one-twelfth of 2.5 percent of his final average pay for each year of service, minus any payments he receives under our pension plan and Benefit Equalization Plan, and then converted to a lump-sum equivalent for payment. The lump sum benefit is calculated using the same interest and mortality assumptions as used for the qualified pension plan.

The following table provides information concerning each defined benefit plan that provides for payments or benefits at, following, or in connection with retirement of Messrs. Turner and Severson.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Ronald L. Turner	Ceridian Corporation Retirement Plan	13.86	$434,060	$0
	Ceridian Corporation Benefit Equalization Plan	13.86	2,190,250	0
	SERP	14.00	2,613,136	0
Robert J. Severson	Ceridian Corporation Retirement Plan	29.35	802,715	0
	Ceridian Corporation Benefit Equalization Plan	29.35	527,626	0

(1)          Years of service for purposes of the tax-qualified pension plan and non tax-qualified Benefit Equalization Plan are based on actual service with the Company, and do not include any additional or supplemental service credit. Years of service for determination of Mr. Turner’s SERP are rounded to the full year per his employment agreement.

(2)          The assumptions used to calculate the present value of the accumulated benefit are the same assumptions as those used for the valuation of the plan liabilities in our Annual Report on Form 10-K, for the year ended December 31, 2006, as amended. These include a 5.75% discount rate and a 5% lump sum interest rate. Retirement age is assumed to be age 65. Since Mr. Turner has already retired and has elected payment of his benefits as a lump sum, the values are based on his actual lump sum payments, discounted to the fiscal year-end measurement date.

As a result of Mr. Turner’s retirement, in January 2007, Mr. Turner was paid $3,986,689 in a lump sum cash payment representing his full tax-qualified pension plan benefit and a partial payment of his non tax-qualified pension benefits from the Benefit Equalization Plan and pursuant to the SERP provisions of his employment agreement. A final payment of his non tax-qualified pension benefits was paid in 2007, following a six-month waiting period as required under Section 409A of the Code.

As a result of Mr. Severson’s retirement effective December 31, 2006, he became eligible to receive payment from both the tax-qualified and non tax-qualified pension plans. Mr. Severson has elected to receive his benefit in the form of a 100% Joint and Survivor annuity, with a portion of the accrued benefit under the Benefit Equalization Plan to be paid in a lump sum following a six-month waiting period as required under Section 409A of the Code.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We sponsor a non tax-qualified deferred compensation plan that allows certain executives, including the named executives, to defer up to 100% of their annual base salary and annual cash performance bonus award into investment accounts. Gains and/or losses on these investment accounts mirror the gains and/or losses on the actual underlying investment funds. In addition, all of the named executives (except for

Mr. Severson) were eligible to select a phantom investment fund in the plan that mirrors our common stock. If there is an investment into this phantom common stock fund, the named executive would receive a matching contribution equal to 15% of the executive’s contribution to that investment. Once an election is made into this phantom common stock investment, the executive cannot move funds out of this investment until termination of employment. Accounts are paid at termination of employment; however, at the time of the voluntary election to defer, the executive may elect an in-service distribution date for a lump sum payment. Payments following termination of employment are made in a single lump sum unless the executive is at least age 55 with 10 years of service at termination and has elected to receive the account in annual installments.

We also sponsor a 401(k) restoration plan that matches employee contributions made to our tax-qualified 401(k) plan of up to 4% of gross pay above the IRS-imposed compensation limits for participants. All contributions to the 401(k) restoration plan are immediately 100% vested. In addition, we provide a non tax-qualified supplemental executive retirement plan employer contribution for Ms. Marinello, Mr. Nelson, and certain other senior executives and provided this benefit to Messrs. Neve and Krow. The SERP employer contribution is calculated at 8% of the named executive’s base salary and target annual cash performance bonus award. The SERP contribution generally vests on the second anniversary of the date of credit. Both types of employer contributions are credited as of the last day of the calendar year into the account of the named executive in the deferred compensation plan. Accounts are paid at termination of employment in a single lump sum unless the executive is at least age 55 with 10 years of service at termination and has elected to receive the account in annual installments. Unvested amounts are forfeited upon termination of employment.

The following table provides information concerning our non-qualified defined contribution plan and other non-qualified deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified to a named executive.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Kathryn V. Marinello	$0	$11,040	$0	$0	$11,040
Douglas C. Neve	0	80,800	4,956	0	117,971
Gary A. Krow	367,042	75,024	323,895	0	2,965,034
Gary M. Nelson	25,250	61,074	66,885	0	654,310
Robert J. Severson	156,212	2,310	121,396	0	1,148,614
Ronald L. Turner (3)	185,000	0	135,057	104,086	1,193,250

(1)          With the exception of Mr. Severson, amounts in this column reflect deferrals of annual cash performance bonus awards earned in 2005 and deferred in 2006. For Mr. Severson, $116,212 of the amount shown relates to his 2005 cash performance bonus award and $40,000 relates to deferral of base salary earned in 2006. The base salary deferral is included in the “Salary” column in the Summary Compensation Table above.

(2)          There are 13 “deemed” investment vehicles, including Ceridian common stock, to which to credit investment gains and/or losses. Gains and/or losses are based on the actual investment experience of the underlying investment; no above market earnings are credited. Prior to January 1, 1999, an active participant could invest in an account that mirrors prime rate returns. This investment choice was frozen on that date, and Mr. Krow is the only named executive with a small portion of his accrued account deemed to be invested in the prime rate investment option. If the named executive chooses to invest in an account that mirrors Ceridian common stock, we make a one-time 15% matching contribution based on the amount of the executive’s contribution to that investment. No named executive elected to invest in the investment that mirrors Ceridian common stock in 2006, therefore no employer matching contribution was made in 2006.

(3)          Mr. Turner elected to receive the proceeds of his account under the Deferred Compensation Plan in 10 annual installments. Following Mr. Turner’s retirement on October 20, 2006, his first installment payment was made from his account in the Deferred Compensation Plan representing one-tenth of his pre-2005 accrued account balance.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements and maintain benefit plans and programs that would require us to provide certain benefits and payments to Ms. Marinello and Mr. Nelson in the event of termination of employment under specific circumstances. The amount of compensation payable to Ms. Marinello and Mr. Nelson in each situation is listed in the tables below. We had employment agreements with Messrs. Turner, Neve and Krow. The payments associated with Mr. Turner’s retirement are also described below. Mr. Neve’s employment agreement and Mr. Krow’s employment agreement provided for the same benefits as described for Mr. Nelson below. Pursuant to the terms of a mutual termination agreement, Mr. Neve resigned as an officer effective as of March 8, 2007. The terms of the mutual termination agreement provided for payments contemplated by Mr. Neve’s employment agreement for a termination without cause and also provided for the accelerated vesting of unvested stock options and restricted stock and restricted stock units held by Mr. Neve. The Company terminated Mr. Krow’s employment, effective as of May 14, 2007, and Mr. Krow forfeited all unexercised stock options and all other unvested equity awards as of May 14, 2007.

Each employment agreement has an initial three-year term and automatically renews for successive additional one-year terms on each anniversary date of the agreement. The employment agreements differ between these executives; significant differences are noted below.

Involuntary Termination, Death and Disability

Involuntary Termination.   If we terminate Ms. Marinello without cause and a release of claims is signed by her, she will be entitled to receive a lump sum payment equal to:

•       30 days of annual base salary;

•       two years’ base salary plus the annual cash performance bonus award she otherwise would have received had she remained employed for full year; and

•       a proportionate share of the annual cash performance bonus she would otherwise have received if she had remained employed with Ceridian for the full year in which termination occurred.

In addition, Ms. Marinello’s employment agreement also provides for:

•       the payment of any COBRA health premiums for 18 months; and

•       reasonable reimbursement of outplacement services not to exceed $50,000 for up to 24 months.

Furthermore, the benefits provided upon termination of her employment agreement without cause are also provided upon the termination of her employment agreement for “good reason,” which is generally defined as an adverse change in an executive’s responsibilities, authority, compensation, benefits or working conditions or a material breach by us of her employment agreement.

If we terminate Mr. Nelson without cause and a release of claims is signed by the executive, the terminated executive will be entitled to receive a lump sum payment equal to:

•       75 days of annual base salary;

•       two years’ base salary plus the annual cash amount paid in lieu of perquisites; and

•       a proportionate share of the annual cash performance bonus the executive would otherwise have received if the executive had remained employed with Ceridian for the full year in which termination occurred.

In addition, we will pay the COBRA health and dental premiums on behalf of the executive for six months. The employment agreement for Mr. Nelson also provides for continued premium payment for long-term care insurance coverage for the executive and his spouse and reasonable reimbursement of outplacement services.

Termination due to Death.   If termination occurs due to death, the deceased executive’s estate will be entitled to receive a lump sum payment equal to:

•       for Mr. Nelson, one year of base salary plus the annual cash amount paid in lieu of perquisites (Ms. Marinello will receive one year of base salary);

•       for Mr. Nelson, the annual cash performance bonus the executive would otherwise have received if he had remained employed with Ceridian for the full year in which termination occurred and “target” goals had been achieved;

•       a proportionate share of the annual cash performance bonus the executive would otherwise have received for the year in which termination occurred and “target” goals had been achieved; and

•       for Mr. Nelson, continued premium payments for long-term care insurance coverage for the executive’s spouse.

Termination due to Disability.   If termination occurs due to disability, the terminated executive will be entitled to receive payment equal to:

•       base pay for six months following the disability;

•       a proportionate share of the annual cash performance bonus the executive would otherwise have received for the year in which termination occurred and “target” goals had been achieved; and

•       for Mr. Nelson, continued premium payment for long-term care insurance coverage for the executive and his spouse.

Change in Control Arrangements

Under the terms of our equity compensation plans, the exercisability of unvested stock options or the vesting of other awards under our stock-based compensation plans accelerate upon a “change in control” of Ceridian.

The employment agreements provide that following a “change in control termination” of the executive, the executive will be entitled to receive a lump sum payment that is equal to (i) the prorated portion of the executive’s bonus that was earned at “target” levels for the year termination occurs, and (ii) three times the following:

•       twelve months’ base salary;

•       any bonus the executive would have received under all applicable Ceridian annual cash performance bonus programs for the year in which the termination occurs had “superior” goals been achieved;

•       for Ms. Marinello only, the annual cash performance bonus she would have received had she remained employed with Ceridian for the full year;

•       for Mr. Nelson, the annual cash amount paid in lieu of perquisites; and

•       the highest annual aggregate amount of the employer contributions into our 401(k) Plan, the 401(k) restoration and the SERP contribution made into the Ceridian Corporation Deferred Compensation Plan in the last three years.

The lump sum payments made to the executives would be in lieu of any other severance payment specified in their employment agreements. In addition, Mr. Nelson would receive continued premium payment for long-term care insurance coverage for the executive and his spouse and “gross-up” payments to put him in the same after-tax position as if no excise taxes under Section 280G of the Code had been imposed. Also, following a change of control termination, Ms. Marinello will receive until age 65 health and dental benefits and Mr. Nelson will receive until age 65 similar group health and welfare benefits as the executive received immediately prior to the change in control. Outplacement services (up to $50,000 for Ms. Marinello), relocation and attorney’s fees would also be provided in certain circumstances.

For purposes of the discussion above, a “change in control” is generally defined as any of the following:

•       a merger or consolidation involving Ceridian if less than 60 percent of its voting stock after the business combination is held by persons who were stockholders before the business combination;

•       ownership by a person or group acting in concert of at least 20 percent of our voting securities, excluding acquisition by us, or our benefit plans;

•       a sale of substantially all of our assets;

•       approval by our stockholders of a plan for the liquidation of our company;

•       a change in the composition of the board such that the current board or those members of the board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Ceridian) who were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing directors who either were directors on the date of the employment agreement or were previously so elected or appointed cease for any reason to constitute at least a majority of the board; or

•       any other events or transactions that our board determines constitute a change in control.

The term “change in control termination” refers to either of the following if it occurs within two years of a “change in control” of Ceridian:

•       termination of an executive’s employment by us for any reason other than conduct that constitutes fraud, theft or embezzlement of our assets, an intentional violation of law involving moral turpitude, or failure to follow our conduct or ethics policies; and

•       the executive terminates employment with us for “good reason,” which is generally defined as an adverse change in an executive’s responsibilities, authority, compensation, benefits or working conditions (including ceasing to be an executive of a publicly-held corporation for Mr. Nelson) or a material breach by us of the executive’s employment agreement.

A change in control termination does not include termination of employment due to death or disability, but includes termination in anticipation of a change in control, whether or not the change in control actually occurs.

Potential Payments upon Termination or Change in Control for Named Executives

Kathryn V. Marinello.   The following table describes the potential termination payments for Ms. Marinello assuming termination on December 31, 2006:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination Without Cause/ Termination for Good Reason	For Cause Termination	Change in Control Termination	Death	Disability
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation
Severance or Other (1)	$0	$1,624,110	$0	$2,373,120	$780,000	$390,000
Short-Term Incentive (2)	0	0	0	0	0	0
Long-Term Incentives Unvested & Accelerated (3)
Stock Options	0	508,576	0	1,525,723	1,525,723	1,525,723
Restricted Stock Awards	0	1,518,307	0	4,554,864	4,554,864	4,554,864
Restricted Stock Units	0	0	0	0	0	0
Benefits and Perquisites
Incremental Non-qualified Retirement (4)	0	0	0	11,040	11,040	11,040
Post-termination Health (5)	0	19,804	0	138,540	0	0
Life Insurance (6)	0	0	0	0	50,000	0
Disability Benefits (7)	0	0	0	0	0	300,492
Accrued Paid Time Off (8)	15,000	15,000	15,000	15,000	15,000	15,000
Outplacement Services (9)	0	50,000	0	50,000	0	0

(1)          Severance for involuntary termination without cause or for good reason is equal to two times the sum of base salary and annual bonus. Severance for change in control termination is three times the sum of:  base salary; the earned bonus; a superior bonus; and certain retirement contributions. In the event of involuntary termination without cause, for good reason and change in control, the executive will also be paid for a 30 day notice period. Payment for death is one times base salary. In the event of disability, base salary is continued for six months.

(2)          Annual cash performance bonus award is payable at “target” for involuntary termination without cause, change in control termination, death or disability. Ms. Marinello was not eligible for a cash performance bonus award in 2006.

(3)          Value of “in the money” stock options using the closing price on December 29, 2006 of $27.98. The dollar value of such stock options equals the difference between the December 29, 2006 closing price and the exercise price of the option times the number of shares subject to the option. Stock options and restricted stock and restricted stock unit awards vest upon a change in control or change in control termination and in the event of death or disability. According to the terms of Ms. Marinello’s employment agreement, one-third of all equity awards granted on October 20, 2006 will vest in the event of termination without cause or for good reason prior to October 1, 2007.

(4)          The unvested portion of the defined contribution supplemental executive retirement plan benefit vests upon change in control, death or disability.

(5)          In an involuntary termination without cause or for good reason, we reimburse the COBRA health insurance coverage for 18 months. The monthly employer cost based on 2007 rates is $1,100. In a change in control termination, we pay a portion of health and dental insurance coverage to age 65. The annual employer cost based on 2007 rates is $9,236. The amount shown in column (e) is based on 15 years of coverage to age 65, assuming a constant annual rate.

(6)          Payout based on Ceridian-paid coverage of $50,000.

(7)          Disability benefits are provided under both an insured and a self-insured policy. The annual benefit is based on 65% of base salary plus bonus, capped at $25,041 per month. The amount shown indicates the annual payment.

(8)          Estimated amount based on current base salary prorated based on the number of unused personal days.

(9)          Reasonable outplacement is provided for involuntary termination without cause, for good reason, and for change in control termination for up to 24 months, capped at $50,000.

Douglas C. Neve.   Although he resigned effective March 8, 2007, the following table describes the potential termination payments for Mr. Neve assuming termination on December 31, 2006:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination Without Cause	For Cause Termination	Change in Control Termination	Death	Disability
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation
Severance or Other (1)	$0	$932,192	$0	$2,863,800	$745,000	$200,000
Short-Term Incentive (2)	0	320,000	0	320,000	320,000	320,000
Long-Term Incentives Unvested & Accelerated (3)
Stock Options	0	0	0	1,255,016	1,255,016	1,255,016
Restricted Stock Awards	0	0	0	513,993	513,993	513,993
Restricted Stock Units	0	0	0	371,854	371,854	371,854
Benefits and Perquisites
Incremental Non-qualified Retirement (4)	0	0	0	88,842	88,842	88,842
Post-termination Health (5)	0	5,552	0	108,696	0	0
Life Insurance (6)	0	0	0	0	50,000	0
Disability Benefits (7)	0	0	0	0	0	300,492
Accrued Paid Time Off (8)	23,077	23,077	23,077	23,077	23,077	23,077
Long-Term Care (9)	0	108,314	0	108,314	60,194	108,314
Relocation (10)	0	0	0	200,000	0	0
Outplacement Services (11)	0	20,000	0	60,000	0	0
280G Tax Gross-up (12)	0	0	0	1,855,442	0	0

(1)          Severance for involuntary termination without cause is two times base salary plus the annual cash amount paid in lieu of perquisites. Severance for change in control termination is three times base salary, cash in lieu of perquisites, “superior” bonus and certain retirement contributions. In the event of involuntary termination without cause or due to change in control termination, the executive will also be paid for a 75 day notice period. Payment for death is one times base salary, cash in lieu of perquisites, plus earned bonus (assumed at target). In the event of disability, base salary is continued for six months.

(2)          Annual cash performance bonus award is payable at “target” for involuntary termination without cause, change in control termination, death or disability.

(3)          Value of “in the money” stock options using the closing price on December 29, 2006 of $27.98. The dollar value of such stock options equals the difference between the December 29, 2006 closing price and the exercise price of the option times the number of shares subject to the option. Stock options, restricted stock awards and restricted stock units vest upon a change in control or change in control termination, or in the event of death or disability.

(4)          The unvested portion of the defined contribution supplemental executive retirement plan benefit vests upon change in control, death or disability.

(5)          In an involuntary termination without cause, we reimburse the COBRA health and dental insurance premiums for six months. The monthly employer cost based on 2007 rates is $925. In a change in control termination, we pay a portion of health, dental, life and accidental death & disability insurance coverage to age 65; the annual employer cost based on 2007 rates is $7,764. The amount shown in column (e) is based on 14 years of coverage to age 65, assuming a constant annual rate.

(6)          Payout based on Ceridian-paid coverage of $50,000.

(7)          Disability benefits are provided under both an insured and a self-insured policy. The annual benefit is based on 65% of base salary plus bonus, capped at $25,041 per month. The amount shown indicates the annual payment.

(8)          Estimated amount based on current salary prorated based on the number of unused personal days.

(9)          Total premiums for executive and spouse to fully fund the policy. Upon death of executive, spouse premiums continue to be paid until fully funded.

(10) Out of state relocation is paid if it occurs within one year of change in control termination, estimated at $200,000.

(11) Reasonable outplacement is provided for involuntary termination without cause. Reasonable outplacement is provided for change in control termination for up to three years following termination. The estimated annual cost is $20,000.

(12) Estimated gross-up payment to put the executive in the same after-tax position as if no excise taxes under the Code had been imposed. The estimate assumes Mr. Neve would be subject to the maximum federal and Minnesota income and other payroll taxes, aggregating to an effective tax rate of 42.9%.

On March 8, 2007, we entered into a mutual termination agreement (the “Mutual Termination Agreement”) with Mr. Neve pursuant to which Mr. Neve resigned as an officer of the Company effective March 8, 2007 (the “Termination Date”). The Mutual Termination Agreement terminates Mr. Neve’s employment agreement, other than specific restrictive covenants such as a business non-compete, that survive termination and remain enforceable against Mr. Neve. Pursuant to the terms of the Mutual Termination Agreement, we paid Mr. Neve a lump sum payment of $82,192, representing 75 days of Mr. Neve’s base annual salary, a lump sum payment of $850,000, representing two years of Mr. Neve’s base salary and annual cash amount in lieu of perquisites, and $20,000 in lieu of outplacement counseling services. As soon as practicable after January 1, 2008, but not later than March 15, 2008, we will pay Mr. Neve $106,667 representing a prorated “target” annual incentive bonus to which he would have otherwise been entitled in respect of fiscal year 2007.

The Mutual Termination Agreement also provides that stock options, restricted stock awards and restricted stock unit awards that had not vested as of the Termination Date vested in full upon the Termination Date. Stock options which are vested as of or upon the Termination Date must be exercised within ninety (90) days of the Termination Date or they will be forfeited.

Gary A. Krow.   Although the Company terminated his employment, effective as of May 14, 2007, the following table describes the potential termination payments for Mr. Krow assuming termination on December 31, 2006:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination Without Cause	For Cause Termination	Change in Control Termination	Death	Disability
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation
Severance or Other (1)	$0	$877,055	$0	$2,688,972	$700,000	$187,500
Short-Term Incentive (2)	0	300,000	0	300,000	300,000	300,000
Long-Term Incentives Unvested & Accelerated (3)
Stock Options	0	0	0	926,181	926,181	926,181
Restricted Stock Awards	0	0	0	386,628	386,628	386,628
Restricted Stock Units	0	0	0	364,300	364,300	364,300
Benefits and Perquisites
Incremental Non-qualified Retirement (4)	0	0	0	110,153	110,153	110,153
Post-termination Health (5)	0	5,550	0	112,896	0	0
Life Insurance (6)	0	0	0	0	4,200,576	0
Disability Benefits (7)	0	0	0	0	0	300,492
Accrued Paid Time Off (8)	28,846	28,846	28,846	28,846	28,846	28,846
Long-Term Care (9)	0	52,763	0	52,763	27,269	52,763
Relocation (10)	0	0	0	200,000	0	0
Outplacement Services (11)	0	20,000	0	60,000	0	0
280G Tax Gross-up (12)	0	0	0	0	0	0

(1)          Severance for involuntary termination without cause is two times base salary plus the annual cash amount paid in lieu of perquisites. Severance for change in control termination is three times base salary, cash in lieu of perquisites, “superior” bonus and certain retirement contributions. In the event of involuntary termination without cause, the executive will also be paid for a 75 day notice period. Payment for death is one times base salary, cash in lieu of perquisites, plus earned bonus (assumed at target). In the event of disability, base salary is continued for six months.

(2)          Annual cash incentive award is payable at target for involuntary termination without cause, change in control termination, death or disability.

(3)          Value of “in the money” stock options using the closing price on December 29, 2006 of $27.98. The dollar value of such stock options equals the difference between the December 29, 2006 closing price and the exercise price of the option times the number of shares subject to the option. Stock options, restricted stock and restricted stock unit awards vest upon a change in control or change in control termination, or in the event of death or disability.

(4)          The unvested portion of the defined contribution supplemental executive retirement plan benefit vests upon change in control, death or disability.

(5)          In an involuntary termination without cause, we reimburse the COBRA health and dental insurance premiums for six months. The monthly employer cost based on 2007 rates is $925. In a change in control termination, we pay a portion of health, dental, life and accidental death and disability insurance coverage to age 65; the annual employer cost based on 2007 rates is $8,064. The amount shown in column (e) is based on 14 years of coverage to age 65, assuming a constant annual rate.

(6)          Includes $500,000 from Ceridian-paid life insurance coverage; the remaining would be paid from corporate-owned life insurance purchased to fund the deferred compensation plan and from Company assets.

(7)          Disability benefits are provided under both an insured and a self-insured policy. The annual benefit is based on 65% of base salary plus bonus, capped at $25,041 per month.

(8)          Estimated amount based on current salary prorated based on the number of unused personal days.

(9)          Total premiums for executive and spouse to fully fund the policy. Upon death of executive, spouse premiums continue to be paid until fully funded.

(10) Out-of-state relocation is paid if it occurs within one year of change in control termination, estimated at $200,000.

(11) Reasonable outplacement is provided for involuntary termination without cause. Reasonable outplacement is provided for change in control termination for up to three years following termination. The estimated annual cost is $20,000.

(12) Estimated gross-up payment to put the executive in the same after-tax position as if no excise taxes under the Code had been imposed. Assuming a change in control termination occurred on December 31, 2006, Mr. Krow would not have received excess parachute payments and therefore 280G excise tax would not apply.

On May 14, 2007, the Company terminated the employment of Mr. Krow as to all positions held at the Company, and its subsidiaries, including Comdata and its subsidiaries, for cause, including for violations of Ceridian’s Code of Conduct. Mr. Krow forfeited all unexercised stock options and all other unvested equity awards as of May 14, 2007.

Gary M. Nelson.   The following table describes the potential termination payments for Mr. Nelson assuming termination on December 31, 2006:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination Without Cause	For Cause Termination	Change in Control Termination	Death	Disability
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation
Severance or Other (1)	$0	$805,918	$0	$2,255,622	$612,000	$175,000
Short-Term Incentive (2)	0	245,000	0	245,000	245,000	245,000
Long-Term Incentives Unvested & Accelerated (3)
Stock Options	0	0	0	591,498	591,498	591,498
Restricted Stock Awards	0	0	0	240,432	240,432	240,432
Restricted Stock Units	0	0	0	265,530	265,530	265,530
Benefits and Perquisites
Incremental Non-qualified Retirement (4)	0	0	0	89,410	89,410	89,410
Post-termination Health (5)	0	6,601	0	92,792	0	0
Life Insurance (6)	0	0	0	0	598,760	0
Disability Benefits (7)	0	0	0	0	0	300,492
Accrued Paid Time Off (8)	26,923	26,923	26,923	26,923	26,923	26,923
Long-Term Care (9)	0	59,067	0	59,067	32,883	59,067
Relocation (10)	0	0	0	200,000	0	0
Outplacement Services (11)	0	20,000	0	60,000	0	0
280G Tax Gross-up (12)	0	0	0	1,157,340	0	0

(1)          Severance for involuntary termination without cause is two times base salary plus the annual cash amount paid in lieu of perquisites. Severance for change in control termination is three times base salary, cash in lieu of perquisites, “superior” bonus and certain retirement contributions. In the event of involuntary termination without cause, the executive will also be paid for a 75 day notice period. Payment for death is one times base salary, cash in lieu of perquisites, plus earned bonus (assumed at target). In the event of disability, base salary is continued for six months.

(2)          Annual cash performance bonus award is payable at target for involuntary termination without cause, change in control termination, death or disability.

(3)          Value of “in the money” stock options using the closing price on December 29, 2006 of $27.98. The dollar value of such stock options equals the difference between the December 29, 2006 closing price and the exercise price of the option times the number of shares subject to the option.  Stock options, restricted stock and restricted stock unit awards vest upon a change in control or change in control termination, or in the event of death or disability.

(4)          The unvested portion of the defined contribution supplemental executive retirement plan benefit accelerates vesting upon change in control, death or disability.

(5)          In an involuntary termination without cause, we reimburse the COBRA health and dental insurance premiums for six months. The monthly employer cost based on 2007 rates is $1,110. In a change in control termination, we pay a portion of health, dental, life and accidental death and disability insurance coverage to age 65; the annual employer cost based on 2007 rates is $9,276. The amount shown in column (e) is based on 10 years of coverage to age 65; assuming a constant annual rate.

(6)          Includes $50,000 from Ceridian-paid coverage; the remaining to be paid from corporate owned life insurance policy purchased to fund the deferred compensation plan.

(7)          Disability benefits are provided under both an insured and a self-insured policy. The annual benefit is based on 65% of base salary plus bonus, capped at $25,041 per month.

(8)          Estimated amount based on current salary prorated based on the number of unused personal days.

(9)          Total premiums for executive and spouse to fully fund the policy. Upon death of executive, spouse premiums continue to be paid until fully funded.

(10) Out-of-state relocation is paid if it occurs within one year of change in control, estimated at $200,000.

(11) Reasonable outplacement is provided for involuntary termination without cause. Reasonable outplacement is provided for change in control termination for up to three years following termination. The estimated annual cost is $20,000.

(12) Estimated gross-up payment to put the executive in the same after-tax position as if no excise taxes under the Code had been imposed. The estimate assumes Mr. Nelson would be subject to the maximum federal and Minnesota income and other payroll taxes, aggregating to an effective tax rate of 42.9%.

Robert J. Severson.   The following discusses the payments made or due to be made to Mr. Severson as a result of his retirement effective December 31, 2006:

•       In 2007, Mr. Severson elected to receive his tax-qualified pension plan benefit and a portion of his non tax-qualified plan benefit in the form of a 100% Joint and Survivor annuity. In 2007, Mr. Severson will receive a portion of his non tax-qualified pension benefits from our Benefit Equalization Plan in a lump sum payment. For further information, including estimated payments, see the discussion above under the headings “Executive Compensation—Pension Benefits.”

•       Mr. Severson elected to receive the proceeds of his account under the Deferred Compensation Plan in 15 annual installments. The first installment will occur in 2007, with the remaining fourteen installments paid annually through 2021. For further information, see the discussion above under the headings “Executive Compensation—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.”

•       Mr. Severson received a cash performance bonus in the amount of $100,000 for service and performance in 2006.

•       Upon Mr. Severson’s retirement and pursuant to the retirement provisions of the stock option award agreements entered into with Mr. Severson prior to 2006, 24,442 unvested stock options granted to Mr. Severson accelerated and became fully vested. Upon his retirement and pursuant to the retirement provisions of the stock option award agreement entered into with Mr. Severson in 2006, an additional 18,280 stock options will continue to vest one-third each year following the date of grant. Such stock option awards will remain exercisable for the remainder of their original five year terms.

•       Upon Mr. Severson’s retirement and pursuant to the retirement provisions of the restricted stock unit award agreement, 3,050 restricted stock units will continue to vest one-third each year following the date of grant.

•       Unvested restricted stock awards were forfeited upon his retirement.

•       Mr. Severson became eligible to receive post-retirement medical and dental coverage to age 65 under our early retirement coverage, a benefit available to all retirees who retire between the ages of 55 and 65 with more than 15 years of service. The monthly employer cost based on 2007 rates is $361.66 until age 65. At age 65, Mr. Severson will be eligible to receive coverage under our retiree medical program.

•       Mr. Severson received $51,442, representing the cash value of his accrued personal days off.

Ronald L. Turner.   The following discusses the payments made or due to be made to Mr. Turner as a result of his retirement on October 20, 2006:

•       In January 2007, Mr. Turner was paid $3,986,689 in a lump sum cash payment representing his full tax-qualified pension plan benefit and a partial payment of his non tax-qualified pension benefits from the Ceridian Corporation Benefit Equalization Plan and pursuant to the supplemental executive retirement plan provisions of his employment agreement. A final payment of $1,295,879, representing the remaining portion of his non tax-qualified pension benefits will occur on or after April 21, 2007, following a six-month waiting period as required under Section 409A of the Code. For further information, see the discussion above under the headings “Executive Compensation—Pension Benefits.”

•       Mr. Turner elected to receive the proceeds of his account under the Ceridian Corporation Deferred Compensation Plan in 10 annual installments. Following Mr. Turner’s retirement on October 20, 2006, the first installment was made from his pre-2005 accrued account balance. After April 21, 2007, following a six-month post-retirement waiting period, as required under Section 409A of the Code,  Mr. Turner was paid additional installments of his post-2004 accrued account balance. The remaining annual installments will be made until 2015. For further information, see the discussion above under the headings “Executive Compensation—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.”

•       Mr. Turner received a pro rata discretionary bonus in the amount of $752,568 based upon 293 days of service in 2006.

•       Upon Mr. Turner’s retirement and pursuant to the retirement provisions of the stock option award agreements entered into with Mr. Turner prior to 2006, the 279,756 unvested stock options granted to Mr. Turner accelerated and became fully vested. Pursuant to the retirement provisions of the stock option award agreement entered into with Mr. Turner in 2006, an additional 276,210 stock options will continue to vest one-third each year following the date of grant. Such stock option awards will remain exercisable for the remainder of their original five year terms.

•       Pursuant to the retirement provisions of the restricted stock unit award agreement, 46,105 restricted stock units will continue to vest one-third each year following the date of grant.

•       Unvested restricted stock awards were forfeited upon his retirement.

•       In 2002, Mr. Turner was provided an endorsed split dollar life insurance arrangement. The policy was owned by Ceridian and provides a $3 million death benefit to the beneficiary named by Mr. Turner in the event of his death. Pursuant to the terms of the arrangement, upon Mr. Turner’s retirement, we assigned all of our interests and rights to the agreement to Mr. Turner following a six-month post-retirement waiting period as required under Section 409A of the Code.

•       Mr. Turner became eligible to receive post-retirement medical and dental coverage until age 65, at a cost to Mr. Turner of no more than one of our active employees, as outlined in his employment agreement based on his retirement after age 60 with more than 10 years of service. The estimated total cost of this coverage is $91,063. In addition, we will continue to pay the annual premium for long-term care insurance for six years for Mr. Turner and his spouse, valued at $54,209.

•       Mr. Turner received our interest in a country club membership valued at $80,000.

•       Mr. Turner received $111,779, representing the cash value of his accrued personal days off.

Director Compensation

In December 2005, our board approved certain changes to the compensation program for non-employee directors to be effective January 1, 2006. No significant revisions had been made to the non-employee director compensation program since 1998, and the proposed changes were made following a comprehensive study of the current director compensation practices of select peer companies. Effective January 1, 2006, the non-employee director compensation program generally provides for:

•       an annual board retainer of $65,000 payable in cash, restricted stock or deferred restricted stock units;

•       committee chair retainer of $15,000 per year for the Audit Committee and $10,000 per year for the Compensation and Human Resources Committee and Nominating and Corporate Governance Committee payable in cash, restricted stock or deferred restricted stock units;

•       an annual stock option grant with respect to 8,000 shares of Ceridian common stock upon re-election to the board (on May 26, 2007, the Board of Directors approved a monthly cash payment in lieu of the 2007 annual option grant in the amount of $6,720 per director, per month, commencing in May, 2007); and

•       a one-time restricted stock award for shares of common stock with a fair market value of $150,000 upon initial election or appointment to the board.

Annual Board Retainer and Committee Chair Retainer

Each non-employee director is requested to make an election prior to the beginning of the year to receive the annual board retainer and any committee chair retainer in cash, restricted stock or deferred stock. A minimum of 50% of the annual board retainer must be paid in restricted stock or deferred restricted stock units. Absent an election, the default election is for the annual board retainer to be paid

50% cash and 50% restricted stock and for any committee chair retainer to be paid 100% in cash. Also, an individual who becomes a non-employee director during the calendar year receives a pro rata portion of the annual board retainer and committee chair retainer, and each retainer is paid entirely in cash. The cash portion of the annual and/or committee chair retainer is paid quarterly. Restricted stock is granted and/or credits to a director’s deferred stock account are made on the first trading day of the year by dividing the cash equivalent value by the average closing price on the New York Stock Exchange of a share of our common stock for the last ten trading days of the immediately preceding calendar year, rounding to the nearest whole share. A pro rata portion of the cash, restricted stock or deferred restricted stock units will be forfeited if the director ceases to be a director of Ceridian during the year, or if applicable, the chair of a committee ceases to be a committee chair during the year. A director is restricted from selling, assigning or otherwise disposing of or encumbering the shares of restricted stock or deferred restricted stock units until the director leaves the board.

Annual Stock Option Grant

On the date of re-election to the board at our annual stockholder’s meeting, each non-employee director is granted a non-qualified stock option to purchase 8,000 shares of our common stock. The exercise price of such option is equal to the closing price on the New York Stock Exchange of one share of common stock on the date of grant. The option becomes exercisable with respect to one-third of the shares subject to the option on each grant date anniversary and expires five years from the date of grant. The option vests immediately in the event of death or disability, if the non-employee director elects not to stand for re-election to the board or upon a change in control. As described above, on May 26, 2007, the Board of Directors approved a monthly cash payment in lieu of the 2007 annual option grant in the amount of $6,720 per director, per month, commencing in May, 2007.

Newly Elected Director One-Time Restricted Stock Award

Each newly elected or appointed non-employee director receives a one-time award of restricted stock on the date of such director’s election or appointment to the board. The number of shares of restricted stock is determined by dividing $150,000 by the average closing price on the New York Stock Exchange of common stock for the ten trading days prior to the effective date of the director’s election or appointment to the board, rounded to the nearest 100 shares. Twenty percent of the restricted shares vest each year on the anniversary of the date of grant. The shares may not be sold, assigned or otherwise transferred, or subjected to any lien, either voluntarily or involuntarily, by operation of law or otherwise, before they vest. The restricted shares vest immediately in the event of death or disability, if the non-employee director elects not to stand for re-election to the board or upon a change in control.

Stock Ownership Guidelines

The stock ownership guidelines for non-employee directors provide that beginning January 1, 2006, each of our non-employee directors will own shares of our common stock, including restricted shares and deferred restricted stock units, equal to at least four times the annual board retainer within five years of becoming a director of Ceridian. As of April 1, 2007, all of the non-employee directors who have been directors for five years or more each currently satisfy these stock ownership guidelines.

Other

In addition to the compensation described above, we reimburse non-employee directors for expenses incurred in attending board, stockholder and committee meetings. We may from time to time transport a non-employee director to and from such meetings in our airplane. Non-employee directors also may use our airplane for personal use. Non-employee directors are covered by our $100,000 travel accident insurance policy, providing a payment of up to $100,000 upon dismemberment or death while traveling on company business.

Summary of Director Compensation

The following table summarizes the compensation paid to or earned by our non-employee directors during 2006. Directors who are employees of Ceridian are not separately compensated for their services as a director. As a result, neither Ms. Marinello nor Mr. Turner received any compensation for serving as a director of Ceridian during 2006.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Nicholas D. Chabraja	$42,500	$30,669	$41,349	$0	$0	$0	$114,518
Ronald T. LeMay	42,500	30,415	41,349	0	0	0	114,264
George R. Lewis	47,500	30,415	41,349	0	0	0	119,261
L. White Matthews, III	32,500	93,652	41,349	0	0	0	167,501
Richard Szafranski (3)	12,056	48,179	0	0	0	0	60,287
William L. Trubeck (4)	28,306	77,519	0	0	0	0	105,825
Alan F. White	32,500	46,479	41,349	0	0	0	120,328

(1)             Mr. Chabraja elected to receive his entire annual board retainer ($65,000) and committee chair retainer ($10,000) in restricted stock (3,026 shares). We recognized an expense of $39,454 in 2006 for this stock award. Column (b) reflects the cash value of 50% of his annual board ($32,500) and his entire $10,000 committee chair retainer. With the exception of Mr. Chabraja, column (b) reflects the dollar amount of the annual board retainer and any committee chair retainer paid to the non-employee director in cash. Messrs. Matthews and White received restricted stock units by electing to defer receipt of one-half of their annual board retainer ($32,500) in our common stock until they leave the board. Messrs. Matthews and White each received 1,312 restricted stock units as a result of this deferral.

(2)             Columns (c) and (d) reflect the FAS 123R expense recognized in 2006 for any current or prior year grants of restricted stock or deferred restricted stock units, and any grants of non-qualified stock option awards. The table below shows the restricted stock and deferred restricted stock unit awards and stock option grants made in 2006, along with the grant date fair value of such awards computed in accordance with FAS 123R. Assumptions used in the calculations of the amounts set forth in columns (c) and (d) and the table below are included in footnote 8 to our audited financial statements included in our Annual Report on Form 10-K, for the year ended December 31, 2006, as amended.

Name	Stock Awards Granted in 2006 (#)	Grant Date Fair Value of Stock Awards Granted in 2006 ($)	Option Awards Granted in 2006 (#)	Grant Date Fair Value of Option Awards Granted in 2006 ($)
Nicholas D. Chabraja	3,026	$75,196	8,000	$69,054
Ronald T. LeMay	1,312	32,603	8,000	69,054
George R. Lewis	1,312	32,603	8,000	69,054
L. White Matthews, III	14,691	382,598	8,000	69,054
Richard Szafranski	6,300	150,822	0	0
William L. Trubeck	6,700	151,487	0	0
Alan F. White	1,312	32,603	8,000	69,054

The amount for Mr. Matthews reflected in the column entitled “Stock Awards Granted in 2006 (#)” includes a one-time 13,379 restricted stock award valued at $350,000, based upon our closing stock price on December 14, 2006, the date of grant. This award vests ratably in 33-1/3% increments on December 14, 2007, 2008 and 2009. The board determined and approved this one-time award based upon the additional time spent and services rendered by Mr. Matthews in the role of chairman of the board.

The following chart shows the outstanding equity awards held by non-employee directors as of December 31, 2006.

Name	Stock Options	Restricted Stock Awards	Deferred Restricted Stock Units
Nicholas D. Chabraja	38,774	17,426	0
Ronald T. LeMay	48,201	11,808	0
George R. Lewis	48,201	14,546	3,171
L. White Matthews, III	8,000	21,491	1,312
Richard Szafranski	0	6,300	0
William L. Trubeck	0	6,700	0
Alan F. White	20,000	7,237	1,312

(3)             Mr. Szafranski became a director on October 25, 2006. Mr. Szafranski received a one-time restricted stock award of 6,300 shares of our common stock valued as of the date of grant on October 25, 2006.

(4)             Mr. Trubeck became a director on July 25, 2006. Mr. Trubeck received a one-time restricted stock award of 6,700 shares of our common stock valued as of the date of grant on July 25, 2006.

In addition to the compensation received as a non-employee director, on April 27, 2007, upon recommendation from the Compensation Committee, the board approved the following program to further compensate the non-executive chairman of the board:

•       an annual board chair retainer of $130,000 payable in cash, restricted stock or deferred restricted stock units; and

•       an annual stock option grant with respect to 16,000 shares of Ceridian common stock upon re-election to the board at our annual stockholder’s meeting (on May 26, 2007, the Board of Directors approved a monthly cash payment in lieu of the 2007 annual option grant in the amount of $13,440 per month, commencing in May, 2007).

The annual board chair retainer is awarded in the same manner as the annual board retainer, with the exception that if a non-employee director becomes chair of the board during a calendar year, the chair will receive a pro rata portion of the annual board chair retainer paid half in restricted stock and half in cash. Such restricted stock award will be granted on the date the director becomes chair of the board by dividing the half of the pro rata portion of the amount of the annual board chair retainer by the closing price of a share of our common stock on the grant date, rounded up to the nearest whole share. The pro rata cash portion of the annual board chair retainer will be paid quarterly. Further, a pro rata portion of the cash, restricted stock or deferred restricted stock units received as part of the annual board chair retainer will be forfeited if the director ceases to be chair of the board during the year.

The annual stock option grant to the chair of the board will be made in the same fashion as the annual stock option grants made to non-employee directors as described above.

Following the adoption of this program, and as a result of Mr. Matthews having served as the non-executive chairman of the board from the beginning of 2007, on April 27, 2007, upon the recommendation of the Compensation Committee, the board determined to pay Mr. Matthews:

•       $130,000 representing an amount equal to the full amount of the annual board chair retainer with 50% being paid in cash (of which a pro rata amount through April 27 being deemed earned and the remainder to be paid in arrears on a quarterly basis), and 50% being made in the form of a restricted stock award. Such restricted stock award will vest pro rata over the remainder of 2007 (with such vesting accelerating upon a change in control) and will not be permitted to be transferred until Mr. Matthews leaves the board. Further, a pro rata portion of restricted stock award will be forfeited if Mr. Matthews ceases to be chairman of the board during 2007.

•       a one-time restricted stock award with a value of $100,000 that will vest pro rata over the period between April 27 and July 1, 2007 (with such vesting accelerating upon a change in control), and will not be permitted to be transferred until Mr. Matthews leaves the board. Further, a pro rata portion of restricted stock award will be forfeited if Mr. Matthews ceases to be chairman of the board prior to vesting.

Such restricted stock awards were granted under the Ceridian Corporation 2004 Long-Term Stock Incentive Plan, as amended. Further, Mr. Matthews is eligible to receive a stock option award of 16,000 shares of Ceridian common stock if he is re-elected to the board at our 2007 annual stockholder’s meeting.

Communication with Directors

You may contact any of our directors, including our non-executive chairman of the board and any non-employee director, individually or as a group by writing to them in c/o Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. Correspondence directed to more than one member of the board of directors will be distributed by the Corporate Secretary to those board members.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10 percent of our common stock to file with the Securities and Exchange Commission reports of ownership regarding the common stock and other Ceridian equity securities. These persons are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based on a review of copies of the Section 16(a) reports received during the period from January 1, 2006 until February 14, 2007 and written representations from each of our directors and executive officers, all of our directors and executive officers complied with the applicable Section 16(a) filing requirements, except that Robert J. Severson, retired Senior Vice President Corporate Technology, failed to timely report on a Form 4 the sale of two shares of Ceridian common stock on April 12, 2006 to cover a fee related to the certification of shares held in the terminated Ceridian Corporation Employee Stock Purchase Plan. A Form 4 was subsequently filed by Mr. Severson on May 9, 2006.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K , as amended, (an annual filing with the Securities and Exchange Commission) for the year ended December 31, 2006 is included in this year’s Annual Report to Stockholders. Additional copies of this Form 10-K may be obtained without charge by writing to Ceridian Corporation, Attention: Stockholder Services Department, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425-1640.

PROPOSAL 3:  RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has selected KPMG, our independent registered public accounting firm, to audit our accounts for the year ending December 31, 2007. KPMG audited our accounts for the year ended December 31, 2006.

Representatives of KPMG will attend the 2007 annual meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

The board of directors seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2007.

OTHER MATTERS

As of the date of this proxy statement, the board does not know of any matters that will be presented for consideration at the annual meeting other than as described in this proxy statement. If any other matters come before the annual meeting or any adjournments or postponements of the annual meeting and are voted upon, the enclosed WHITE proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2008 ANNUAL MEETING

Stockholder Proposals

If we complete the merger, we do not intend to hold an annual meeting of stockholders in 2008. If we hold an annual meeting of stockholders in 2008, all proposals of stockholders that are requested to be included in our proxy statement for the 2008 annual meeting of stockholders must be received by our Corporate Secretary on or before [                         ] to be included.

Any other stockholder proposals to be presented at the 2008 annual meeting of stockholders must be given in writing to our Corporate Secretary and received at our principal executive offices no earlier than [        ] and no later than [         ]. However, if the 2008 annual meeting is called for a date that is not within thirty days before or after [       ], stockholder proposals must be received no later than the close of business on the tenth day following the day on which notice of the date of the 2008 annual meeting was mailed or public disclosure of the date of the 2008 annual meeting was made, whichever happens first. The proposal must contain specific information required by our bylaws, a copy of which may be obtained by writing to our Corporate Secretary, or found on our website at www.ceridian.com in the Corporate Governance section under the heading “Other Governance Information.”

Director Nominations

The Nominating and Corporate Governance Committee is the committee of the board responsible for determining the slate of Company-sponsored director nominees for election by stockholders, which the committee recommends for consideration by the board. The committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of board member candidates. However, the committee has used such firms in the past and may engage a third party to provide such services in the future, as it deems necessary or appropriate at the time in question. Although no fees were paid for her to become a director, the board paid fees to a third-party recruiter to assist with the recruitment of Ms. Marinello as president and chief executive officer.

The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of Ceridian at the time nominees are considered. General criteria for director nominees can be found on our website at www.ceridian.com in the Corporate Governance section under the heading “Other Governance Information.”  In discharging its responsibility, the Nominating and Corporate Governance Committee will seek persons who demonstrate strength of character, independent thought, practical wisdom and mature judgment; who possess specific skills, expertise and experience to effectively complement the other members of the board; who are willing and able to devote the necessary time and attention to the affairs of Ceridian; who are considered “independent”; and who would be considered a “financial expert” or “financially literate” as described by the SEC and NYSE. The Nominating and Corporate Governance Committee will consider these criteria for nominees identified by the Committee, by stockholders or through some other source.

In accordance with procedures set forth in our bylaws, stockholders may propose nominees for election to the board of directors only after providing timely written notice to the Corporate Secretary, as provided above. The notice must set forth:

•       all of the information required under SEC rules in a proxy statement soliciting proxies for the election of directors;

•       the nominee’s business address and residence address; and

•       the name and record address of, and number of shares of Ceridian common stock held by, the stockholder making the nomination.

The Nominating and Corporate Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the general criteria set forth above and the specific needs of Ceridian at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet Ceridian’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominee(s) to recommend to the board to submit for election at the next annual meeting. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

Pershing Square, one of our stockholders, has announced an intention to nominate an alternative slate of directors at the 2007 annual meeting. The board of directors recommends that stockholders vote against this slate by returning the enclosed WHITE proxy card and voting for your board of director’s nominees.

Any stockholder desiring to present a nomination for consideration by the Nominating and Corporate Governance Committee prior to our 2008 annual meeting of Stockholders must do so no earlier than [                    ] and no later than [                        ] in order to provide adequate time to duly consider the nominee and comply with our bylaws.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement incorporates important business and financial information about the Company from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the Company at the following address:

Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota  55425
Attn: Investor Relations

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at www.ceridian.com. Our website address is provided as a reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated [•]. You should not assume that the information contained in, or incorporated by reference into, this proxy statement is accurate as of any date other than that date. Our mailing of this proxy statement to stockholders of the Company will not create any implication to the contrary.

This document does not constitute the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such solicitation in such jurisdiction.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote your shares of common stock by marking, signing, dating and promptly returning the enclosed WHITE proxy card in the postage-paid envelope provided or by voting by telephone or by Internet.

BY ORDER OF THE BOARD OF DIRECTORS
[ ], 2007	L. White Matthews, III
Minneapolis, Minnesota	Chairman of the Board of Directors

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

FOUNDATION HOLDINGS, INC.,

FOUNDATION MERGER SUB, INC.

and

CERIDIAN CORPORATION

Dated as of May 30, 2007

i

ii

EXHIBITS

Exhibit A—Certificate of Incorporation

Exhibit B—By-Laws

iii

AGREEMENT AND PLAN OF MERGER, dated as of May 30, 2007 (the “Agreement”), among Foundation Holdings, Inc., a Delaware corporation (“Parent”), Foundation Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Ceridian Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company.

WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

WHEREAS, concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company the Limited Guarantee of each of the Fidelity National Financial, Inc. and Thomas H. Lee Equity Fund VI, L.P. pursuant to which they agree to guarantee the obligations of Parent and Merger Sub under Section 7.2(c), subject to the terms and conditions in the Limited Guarantees.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1   The Merger.   On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as hereinafter defined), Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2   Closing.   The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the fifth business day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI hereof, Parent shall not be required to effect the Closing until the earliest of (a) a date during the Marketing Period specified by Parent on no less than three (3) business days’ written notice to the Company, (b) the third business day following the final day of the Marketing Period and (c) the End Date (as it may be extended). For the avoidance of doubt, subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Parent may elect upon not less than two (2) business days’ written notice to the Company to cause the Closing to occur earlier than the date determined by the proviso in the immediately preceding sentence.

Section 1.3   Effective Time.   Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.5   Certificate of Incorporation and By-laws of the Surviving Corporation.   Subject to Section 5.9, at the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the form of Certificate of Incorporation attached hereto as Exhibit A, and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of the Company as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law.

Section 1.6   Directors.   Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7   Officers.   The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)   Conversion of Company Common Stock.   Each share of Common Stock, par value $.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than (i) Shares to be cancelled pursuant to Section 2.1(b) and (ii) Dissenting Shares (as hereinafter defined), shall be converted automatically into and shall thereafter represent the right to receive $36.00 in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b)   Cancellation of Company Common Stock.   Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held in the Company’s treasury immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c)   Conversion of Merger Sub Common Stock.   Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)   Dissenters’ Rights.   Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively waives, withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively waives, withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

(e)   Adjustments.   If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

Section 2.2   Exchange of Certificates.

(a)   Paying Agent.   At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited (including by requesting the Company to deposit unrestricted cash at Closing substantially as contemplated by Parent’s financing plan previously provided to the Company, which the Company hereby agrees to do to the extent legally permitted), with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder and approved in advance by the Company in writing, such approval not be unreasonably withheld (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options (as hereinafter defined) and the Company Stock-Based Awards (as hereinafter defined), cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective

Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II, and (ii) the Option and Stock-Based Consideration (as hereinafter defined) payable pursuant to Section 5.5 (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b)   Payment Procedures.

(i)    As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time (or, in the case of clause (y) below, not later than the date the first payroll checks are paid to employees of the Surviving Corporation following the Effective Time), (x) the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other customary provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (y) the Paying Agent or the Surviving Corporation shall pay to each holder of a Company Stock Option or a Company Stock-Based Award the amount due and payable to such holder pursuant to Section 5.5 hereof in respect of such Company Stock Option or Company Stock-Based Award.

(ii)   Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable.

(iii)  The Paying Agent shall, at the Surviving Corporation’s request, deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options or Company Stock-Based Awards, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”) or any provision of U.S. state or local Tax Law with respect to the making of such payment, and pay such amounts to the Surviving Corporation for payment over to the applicable Governmental Entity (as hereinafter defined). To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options or Company Stock-Based Awards, in respect of which such deduction and withholding were made.

(c)   Closing of Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their shares.

(e)   No Liability.   Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)    Investment of Exchange Fund.   The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment or (ii) money market mutual or similar funds having assets in excess of $1,000,000,000. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation upon demand.

(g)   Lost Certificates.   In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (as hereinafter defined) filed prior to the date hereof, to the extent the relevance of the disclosure is readily apparent and excluding any disclosures included in any such SEC Document that are predictive or cautionary in nature, or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1   Qualification, Organization, Subsidiaries, etc.   Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means such facts, circumstances, events or changes that are or are reasonably likely to be materially adverse to (A) the business, financial condition, assets, liabilities or continuing operations of the Company and its Subsidiaries, taken as a whole, but shall not include (a) facts, circumstances, events or changes resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets in general, (ii) general changes or developments in the industries in which the Company and its Subsidiaries operate, including general changes in law or regulation across such industries, (iii) the announcement of this Agreement, (iv) the identity of Parent or any of its affiliates as the acquiror of the Company, (v) the taking of any action required by this Agreement, (vi) any acts of terrorism or war, (vii) changes in generally accepted accounting principles or the interpretation thereof, or (viii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, except, in the case of the foregoing clauses (i), (ii), (vi) and (vii), to the extent such changes or developments referred to therein have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries and in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other companies, or (b) any decline in the stock price of the Company Common Stock on the New York Stock Exchange (provided that the underlying causes of such decline may, to the extent applicable, be considered in determining whether there is a Company Material Adverse Effect) or (B) the Company’s ability to perform its obligations under this Agreement or consummate the Merger prior to the End Date. For the avoidance of doubt, the Company’s failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period shall not in and of itself constitute a Company Material Adverse Effect, but the underlying causes of such failure shall, to the extent applicable, be considered in determining whether there is a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s amended and restated certificate of incorporation and by-laws, each as amended through the date hereof.

Section 3.2   Capital Stock.

(a)   The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 750,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which 50,000 shares are designated as Series A Junior Participating Preferred Stock. As of May 24, 2007, (i) 143,565,452 shares of Company Common Stock were issued and outstanding, (ii) 8,012,194 shares of Company Common Stock were held in treasury (including 35,370 shares of Company Common Stock reserved to be distributed in connection with the Company Deferred Compensation Plan), (iii) 10,258,070 shares of Company Common Stock were reserved for issuance under the employee and director stock plans of the Company (the “Company Stock Plans”) and (iv) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b)   Except as set forth in subsection (a) above, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after May 24, 2007, which were reserved for issuance as of May 24, 2007 as set forth in subsection (a) above pursuant to Company Stock Options and Company Stock-Based Awards (each as hereinafter defined) granted as of May 24, 2007. Included in Section 3.2(b) of the Company Disclosure Schedule is a correct and complete list, as of May 24, 2007, of all outstanding options or other rights to purchase or receive shares of Company Common Stock and Stock Awards granted under the Company Stock Plans or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the exercise price thereof and the name of the holder thereof. Except as disclosed in Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Except for the issuance of shares of Company Common Stock that were reserved for issuance pursuant to Company Stock Options or Company Stock-Based Awards granted as of May 24, 2007 or otherwise set forth in Section 3.2(b) of the Company Disclosure Schedule, from May 24, 2007 to the date hereof, the Company has not issued, sold, repurchased, redeemed or otherwise acquired any Company Common Stock, and its Board of Directors have not authorized any of the foregoing. From December 31, 2006 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Company Common Stock.

(c)   Except for awards to acquire or receive shares of Company Common Stock under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d)   There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.3   Corporate Authority Relative to This Agreement; No Violation.

(a)   The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The Board of Directors of the Company at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and its shareholders (other than holders of Shares that are affiliates of Parent), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved, subject to Section 5.3, to recommend that the shareholders of the Company approve the adoption of this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Meeting (as hereinafter defined). Except for the Company Shareholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)   The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other antitrust, competition or similar laws of any foreign jurisdiction, (iii) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing of the Proxy Statement (as hereinafter defined), (iv) compliance with the rules and regulations of the New York Stock Exchange, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, clauses (i) through (vi), the “Company Approvals”), and other than any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, have a Company Material Adverse Effect (the definition of which, for the purposes of this Section 3.3(b) and for purposes of Section 6.3(a)(iii) as it relates to this Section 3.3(b), shall be interpreted so that facts or changes resulting from the consummation of the transactions contemplated by this Agreement shall not be excluded from the definition of Company Material Adverse Effect pursuant to clause (a)(v) thereof) or (B) prevent or materially delay the consummation of the Merger.

(c)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 3.3(b) and the receipt of the Company Shareholder Approval, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) assuming compliance with the matters referenced in Section 3.3(b), result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith, provided adequate accruals or reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company included in the Company SEC Documents (or notes thereto or securing liabilities reflected on such balance sheet) or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect (the definition of which, for the purposes of this Section 3.3(c) and for purposes of Section 6.3(a)(iii) as it relates to this Section 3.3(c), shall be interpreted so that facts or changes resulting from the consummation of the transactions contemplated by this Agreement shall not be excluded from the definition of Company Material Adverse Effect pursuant to clause (a)(v) thereof).

Section 3.4   Reports and Financial Statements.

(a)   The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2005 (such documents and reports, together with any reports filed by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied, and all documents and reports required to be filed or furnished after the date hereof and prior to the Effective Date by the Company (together with any reports filed by the Company with the SEC on a voluntary basis on Form 8-K, the “New Company SEC Documents”) with the SEC will be filed on a timely basis and will comply, in all material respects with the requirements of the Securities Act of 1933 and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the

Company SEC Documents contained, and none of the New Company SEC Documents will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(b)   The consolidated financial statements of the Company included in the Company SEC Documents and the New Company SEC Documents (including all related notes and schedules, where applicable) comply and will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5   Internal Controls and Procedures.   The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that as of December 31, 2006 such controls were effective. From December 31, 2004 to the date hereof, neither the Company nor any of its Subsidiaries nor to the knowledge of the Company any of their respective directors, officers, employees, auditors or accountants has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

Section 3.6   No Undisclosed Liabilities.   Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since March 31, 2007 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto).

Section 3.7   Compliance with Law; Permits.

(a)   The Company and each of the Company’s Subsidiaries are in material compliance with and are not in any material respect in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement or any other legal requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”). Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.4 or 3.5, or in respect of environmental, Tax, employee benefits or labor Law matters, each of which matters is addressed by other sections of this Agreement.

(b)   The Company and the Company’s Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”). All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8   Environmental Laws and Regulations.

(a)   Except as would not, individually or in the aggregate, reasonably be expected to result in the Company and its Subsidiaries incurring material liabilities under Environmental Laws, (i) the Company and its Subsidiaries and their respective businesses are in and have been in compliance with all applicable Environmental Laws (as hereinafter defined), which compliance included obtaining, maintaining and complying with all Permits required under Environmental Laws for the operation of the Company and any of its Subsidiaries and their respective businesses, (ii) none of the properties owned or leased by the Company or any of its Subsidiaries contains any Hazardous Substance (as hereinafter defined) as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws and, to the knowledge of the Company, none of the properties owned or leased by the Company or any of its Subsidiaries contains any Hazardous Substances in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) from December 31, 2005 to the date hereof, neither the Company nor any of its Subsidiaries has received any notices, claims, demand letters or requests for information or other written communication from any federal, state, local or foreign Governmental Entity or any other person indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses or any real property currently or formerly owned or leased by the company or any of its Subsidiaries (collectively, “Environmental Claims”) and, to the knowledge of the Company, no Environmental Claims have been threatened, (iv) to the knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries, (v) neither the Company, its Subsidiaries nor any of their respective current or former properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law and (vi) the Company has made available to the Parent copies of all material environmental assessments, audits, investigations or similar reports relating to the environment or Hazardous Substances as well as any material correspondence related to any pending or threatened Environmental Claim, to the extent in the possession, custody or control of the Company. It is agreed and understood that except with respect to Section 3.6, no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.8.

(b)   As used herein, “Environmental Law” means any Law (including common law) relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c)   As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or as a pollutant or contaminant or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.9   Employee Benefit Plans.

(a)   Section 3.9(a)(i) of the Company Disclosure Schedule lists all material Company Benefit Plans. “Company Benefit Plans” means all employee or director benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment, individual consulting or other compensation agreements and any bonus, incentive, equity or equity-based compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, salary continuation, health or life insurance or fringe benefit plan, program or agreement, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise); provided, however, that Company Benefit Plans shall not include any Company Foreign Plan. For purposes of this Agreement, the term “Company Foreign Plan” shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program or contract. Section 3.9(a)(ii) of the Company Disclosure Schedule lists all Company Foreign Plans with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liabilities.

(b)   The Company has heretofore made available to Parent true and complete copies of each of the material Company Benefit Plans and Company Foreign Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan or Company Foreign Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) or other annual report, as applicable, and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan; (iv) the most recent actuarial report, if any; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Benefit Plans or Company Foreign Plans.

(c)   Except as would not, individually or in the aggregate, reasonably be expected to result in the Company and its Subsidiaries taken as a whole incurring material liabilities under applicable Law, (i) each material Company Benefit Plan has been maintained and administered in compliance in all material respects with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto and (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan. With respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared for such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, materially exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits. No Company Benefit Plan provides a material amount of health benefit coverage (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law and at the expense of the employee or the employee’s beneficiary. No material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a material liability thereunder. No Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. All material contributions or other material amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP and no material accumulated funding deficiencies exist with respect to any of the Company Benefit Plans subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans, Company Foreign Plans or any trusts related thereto, which could reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d)   The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement.

(e)   Except as would not, individually or in the aggregate, reasonably be expected to result in the Company and its Subsidiaries taken as a whole incurring material liabilities under applicable Law, all Company Foreign Plans (i) have been maintained in accordance with their terms and all applicable Laws and requirements, (ii) if they are intended to qualify for special Tax treatment meet all material requirements for such treatment, and (iii) if they are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

Section 3.10   Absence of Certain Changes or Events.

(a)   Since December 31, 2006, except as otherwise contemplated or required by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

(b)   Since December 31, 2006, neither the Company nor any of its Subsidiaries has taken any action described in Section 5.1(b)(i), Section 5.1(b)(iii), or Section 5.1(b)(iv) hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision.

Section 3.11   Investigations; Litigation.   As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries, and (b) there are no material actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting (including, without limitation, by placing restrictions on the actions of the Company or any of the Company’s Subsidiaries) the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no material orders, judgments or decrees of, or before, any Governmental Entity.

Section 3.12   Proxy Statement; Other Information.   The proxy statement (including the letter to shareholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the shareholders of the Company will not, at the time it is filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their affiliates or advisors specifically for inclusion or incorporation by reference therein.

Section 3.13   Rights Plan.   The Board of Directors of the Company has resolved to, and the Company after the execution of this Agreement will, take all action necessary to (a) render the rights to purchase shares of Series A Junior Participating Preferred Stock of the Company, issued pursuant to the terms of the Rights Agreement, dated as of November 6, 2001, as amended, between the Company and The Bank of New York, as Rights Agent (the “Rights Agreement”), inapplicable to the Merger and the execution and operation of this Agreement and (b) provide that the Expiration Date (as defined in said Rights Agreement) shall occur immediately prior to the Effective Time.

Section 3.14   Tax Matters.

(a)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) except to the extent reflected as deferred taxes in the Company’s financial statements, the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iii) all Tax Returns of the Company and each of its Subsidiaries for all periods ending on or before December 31 2001 have been examined by the relevant taxing authority (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), (iv) there are no pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Tax matters, (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens, (vi) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law), (vii) the Company and each of its Subsidiaries have withheld and paid all amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, (viii) neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement, (ix) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2), and (x) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date.

(b)   For purposes of Section 3.14(a), any reference to the Company or a Subsidiary shall be deemed to include any person which merged or was liquidated into such entity.

(c)   As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and any liability for the foregoing payable by reason of contract, assumption, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 3.14 and Section 3.9.

Section 3.15   Labor Matters.   Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is subject to a material strike or work stoppage nor to any labor dispute except, in the case of a labor dispute, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

Section 3.16   Intellectual Property.   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company solely owns, or is validly licensed or otherwise possesses legally enforceable rights to use, all material trademarks (including call signs), trade names, service marks, service names, assumed names, registered and unregistered copyrights, patents or applications and registrations used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). All of the material Intellectual Property is valid and enforceable in all material respects. As of the date hereof, (a) there are no pending or, to the knowledge of the Company, threatened material claims by any person alleging infringement by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person in any material respect, (c) neither the Company nor any of its Subsidiaries has made any material claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, and (d) to the knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries in any material respect. The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets owned by the Company or any of its Subsidiaries that are material to their respective businesses. The information technology systems of the Company and its Subsidiaries, including the relevant software and hardware, are adequate for their respective businesses.

Section 3.17   Opinion of Financial Advisor.   The Board of Directors of the Company has received the opinion of Greenhill & Co., LLC, dated the date of this Agreement, substantially to the effect that, as of such date, and subject to the limitations and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than affiliates of, or holders of beneficial interests in, Parent or Merger Sub) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.18   Required Vote of the Company Shareholders.   Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, the affirmative vote of the holders of outstanding shares of Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Shareholder Approval”). No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 3.19   Material Contracts.

(a)   Except for this Agreement, the Company Benefit Plans, as filed with the SEC or as listed on Section 3.19(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any of the following:  (A) contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or affiliates to compete in any geographic area or line of business or restrict the persons to whom the Company or any of its existing or future Subsidiaries or affiliates may sell products or deliver services, (B) loan or credit agreement, mortgage, indenture, note or other contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (C) mortgage, pledge, security agreement, deed of trust or other contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (D) customer, client or supply contract that involves consideration in fiscal year 2006 in excess of $5 million or, in the case of customer contracts, $3 million or that is reasonably likely to involve consideration in fiscal year 2007 or fiscal year 2008 in excess of $5 million or, in the case of customer contracts, $3 million, (E) contract (other than customer, client or supply contracts) that involve consideration (whether or not measured in cash) of greater than $5 million, (F) contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities, (G) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (1) product or intellectual property design or development contract, (2) license or royalty contract or (3) contract granting a right of first refusal or first negotiation or “most favored nation” status, (H) investment banker engagement or similar agreement pursuant to which any person would be entitled to payment in connection with the Merger, and (I) commitment or agreement to enter into any of the foregoing  (all contracts of the type described in this Section 3.19(a) being referred to herein as “Company Material Contracts”). The Company has made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b)   Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Section 3.19(b) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each current customer of the Company or any of its Subsidiaries (A) which accounted for revenue of $500,000 or more in 2005 or 2006 and (B) which has provided notice of an intention (x) to terminate its contract(s) with the Company and/or a Company Subsidiary or (y) not to renew its contract(s) with the Company and/or a Company Subsidiary at the end of the current contract term(s).

Section 3.20   Insurance.   Section 3.20(a) of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). The material Policies (i) have been issued by insurers which, to the knowledge of the Company, are reputable and financially sound and (ii) are in full force and effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Policies provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or material modification, of any of the material Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. The consummation of the Merger will not, in and of itself, cause the revocation, cancellation or termination of any material Policy.

Section 3.21   Finders or Brokers.   Except for Greenhill & Co., L.L.C., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1   Qualification; Organization, Subsidiaries, etc.   Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and by-laws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2   Corporate Authority Relative to This Agreement; No Violation.

(a)   Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole shareholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act and any other antitrust, competition or similar laws of any foreign jurisdiction, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with any applicable foreign or state securities or blue sky laws, and (v) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Schedule (collectively, clauses (i) through (v), collectively, the “Parent Approvals”), and other than any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.2(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3   Investigations; Litigation.   There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4   Proxy Statement; Other Information.   None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5   Financing.   Section 4.5 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of (a) executed equity commitment letters to provide equity financing to Parent and/or Merger Sub (the “Equity Commitment Letters”), and (b) an executed debt commitment letter and related term sheets (the “Debt Commitment Letter” and together with the Equity Commitment Letters, the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Merger Sub with loans in the amounts described therein, the proceeds of which may be used to consummate the Merger and the other transactions contemplated hereby (the “Debt Financing” and together with the equity financing pursuant to the Equity Commitment Letters, the “Financing”). Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent or Merger Sub and, to Parent’s knowledge, the other parties thereto, subject to the Bankruptcy and Equity Exception. The Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect, and neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. The proceeds from the Financing will be sufficient to consummate the Merger and the other transactions contemplated hereby, including the payment by Parent and Merger Sub of the Merger Consideration, the Option and Stock-Based Consideration, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, and any related refinancing of indebtedness of the Company or any of its Subsidiaries. Parent or Merger Sub has paid any and all commitment or other fees required by the Financing Commitments that are due as of the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due, if at all, prior to the Effective Time. There are no side letters or other agreements or arrangements (other than arrangements expressly set forth in the Financing Commitments) relating to the Financing to which Parent, Merger Sub or any of their affiliates are a party that would permit the lenders specified in the Debt Commitment Letter or the parties providing the Equity Commitment Letters to reduce their commitments or that would adversely affect the availability or timing of the Financing. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the lenders thereunder to make the Debt

Financing available to Parent on the terms therein, the Equity Commitment Letters contain all of the conditions precedent to the obligations of the funding party to make the equity financing thereunder available to the Parent on the terms therein, and, as of the date of this Agreement, neither Parent nor Merger Sub has knowledge that it will be unable to satisfy on a timely basis any conditions precedent to the Equity Commitment Letters or the Debt Commitment Letter.

Section 4.6   Capitalization of Merger Sub.   As of the date of this Agreement, the authorized capital stock of Merger Sub consists of one hundred thousand (100,000) shares of common stock, par value $.01 per share, fifty thousand (50,000) of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7   No Vote of Parent Shareholders.   No vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

Section 4.8   Finders or Brokers.   Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.9   Lack of Ownership of Company Common Stock.   As of the date of this Agreement, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.10   No Additional Representations.

(a)   Parent acknowledges that it and its Representatives (as hereinafter defined) have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)   Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Schedule), and neither the Company nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information, including the presentation materials delivered to Parent, as subsequently updated, supplemented or amended (the “Company Information”), or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, except as expressly set forth in this Agreement, the Company makes no representation or warranty to Parent with respect to (i) the information set forth in the Company Information or (ii) any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Company Information or any management presentation.

Section 4.11   Solvency.   Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), assuming (x) the accuracy of the representations and warranties of the Company set forth in Article III hereof in all material respects without giving effect to any “knowledge,” materiality or “Company Material Adverse Effect” qualification or exceptions and (y) that the estimates, projections and forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, (i) none of the Surviving Corporation or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company.

Section 4.12   Absence of Arrangements with Management.   Other than this Agreement and the arrangements described in Section 4.12 of the Parent Disclosure Schedule, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1   Conduct of Business by the Company and Parent.

(a)   From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent, (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business consistent with past practice and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)   Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent, the Company:

(i)       shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries);

(ii)     shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)    except as required by Company Benefit Plans or Company Foreign Plans, shall not, and shall not permit any of its Subsidiaries to (A) (1) increase the compensation or other benefits payable or provided to directors or executive officers of the Company or, (2) except in the ordinary course of business consistent with past practice or with respect to establishing cash compensation and benefits for any new hire, increase the compensation or other benefits payable or provided to employees who are not directors or executive officers of the Company, (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) for employment agreements terminable on less than 30 days’ notice without severance payment obligations or other penalty or (2) for severance agreements entered into with employees in the ordinary course of business consistent with past practice in connection with terminations of employment, provided no such agreement increases the amount that the Company or its Subsidiaries would be contractually obligated to pay to such employee absent such severance agreement), or (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company;

(iv)     shall not, and shall not permit any of its Subsidiaries to, change any of its financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v)      shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(vi)     except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards outstanding on the date hereof, and (B) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii)   except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to,

directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii)  shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for any (A) indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money on materially no less favorable terms, (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b), (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement or the issuance of new commercial paper by the Company, in each case in the ordinary course of business consistent with past practice and (E) indebtedness for borrowed money not to exceed $5 million, plus any amounts needed by the Company to consummate the transactions set forth on Schedule 5.1 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(D), inclusive;

(ix)     except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material properties or assets, including any capital stock of Subsidiaries, except (A) pursuant to existing agreements in effect prior to the execution of this Agreement or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby, subject to the limitations of Section 5.6(b);

(x)      shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract in any material respect in a manner which is adverse to the Company;

(xi)     shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business consistent with past practice or enter into any collective bargaining agreement;

(xii)   shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election, (B) file any material amended Tax Return, (C) settle or compromise any material liability for Taxes or surrender any material claim for a refund of Taxes, other than in the case of clauses (B) and (C) hereof in respect of any Taxes that have been identified in the reserves for Taxes in the Company’s GAAP financial statements included in the Company’s SEC Documents, (D) change any accounting method, practice or policy in respect of a material amount of Taxes except as required by applicable Law, (E) prepare any Tax Returns in a manner which is not consistent in all material respects with the past practice of the Company and its Subsidiaries with respect to the treatment of items on such Tax Returns, or (F) incur any material liability for Taxes other than in the ordinary course of business (including as a result of the operation of the business in the ordinary course);

(xiii)  shall not, and shall not permit any of its Subsidiaries to, make any capital expenditure or expenditures which (i) involves the purchase of material real property or (ii) is in excess of $500,000 individually or $5 million in the aggregate, except for any such capital expenditures provided for in the Company’s 2007 Capital Expenditure Plan previously made available to Parent;

(xiv)   shall not, and shall not permit any of its Subsidiaries to, directly or indirectly acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any person or division, business or equity interest of any person or (ii) except in the ordinary course of business consistent with past practice, any assets that, individually, have a purchase price in excess of $500,000 or, in the aggregate, have a purchase price in excess of $5 million;

(xv)    shall not, and shall not permit any of its Subsidiaries to, make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person, other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(xvi)   shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.13, the payment, discharge, settlement or satisfaction in accordance with the terms of such material liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xvii) shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.13 hereof); and

(xviii)                   shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)   Parent agrees with the Company, on behalf of itself and its Subsidiaries, that, between the date hereof and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2   Investigation.

(a)   The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ management employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a material risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any invasive onsite procedure (including any invasive onsite environmental study involving soil or groundwater testing) with respect to any property of the Company or any of its Subsidiaries.

(b)   Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreements, dated as of March 9, 2007 and April 3, 2007, between the Company and certain affiliates of Parent (the “Confidentiality Agreement”).

Section 5.3   No Solicitation.

(a)   The Company shall and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, (x) immediately cease and cause to be terminated any discussions or negotiations with any person conducted heretofore with respect to an Alternative Proposal or potential Alternative Proposal and (y) promptly (and in any event within two (2) business days after the date hereof) request the prompt return from all such persons, or the destruction by such persons, of all copies of confidential information previously provided to such persons by the Company, its Subsidiaries or their respective Representatives and shall deny access to any virtual data room containing any such information to any person (other than Parent and its Representatives). The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, cause or knowingly encourage directly or indirectly (including by way of furnishing information) any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as hereinafter defined), (ii) subject to the provisions of Section 5.3(b) set forth below, participate in any negotiations regarding an Alternative Proposal with, or furnish any information regarding the Company or any Alternative Proposal to, any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, or (iii) subject to the provisions of Section 5.3(b) set forth below, engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3. Without limiting the foregoing, it is understood that any action taken by Representatives of the Company or any of its Subsidiaries that would be a violation of the restrictions set forth in Section 5.3 if taken by the Company shall be deemed to be a breach of Section 5.3 by the Company.

(b)   Notwithstanding the limitations set forth in this Section 5.3, prior to obtaining the Company Shareholder Approval (but in no event after obtaining the Company Shareholder Approval), if (A) the Company receives a bona fide written Alternative Proposal made after the date hereof which the Board of Directors of the Company determines in good faith, by resolution duly adopted (i) constitutes a Superior Proposal or (ii) is reasonably likely to result in a Superior Proposal, and (B) the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may take the following actions (only after providing Parent concurrent notice of its intention to take such actions and after receiving from the third party an executed agreement containing confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement):  (x) furnish information to the person (including such person’s Representatives) making such Alternative Proposal, and (y) engage in discussions or negotiations with such person (including such person’s Representatives) with respect to the Alternative Proposal. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours after the execution thereof and shall provide or make available to Parent a correct and complete copy of any information provided or made available to any person pursuant to this paragraph at the same time such information is provided or made available to such other person.

(c)   The Company will promptly notify Parent (within 24 hours) of the receipt of any Alternative Proposal and shall, in any such notice to Parent, indicate the identity of the person making such proposal and the material terms and conditions of such proposal, shall include with such notice a copy of such proposal, and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of such proposal (and the Company shall provide Parent promptly (within 24 hours) with copies of any additional written materials received that relate to such proposal).

(d)   Except as expressly permitted by this Section 5.3(d), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the adoption of this Agreement or the recommendation by such

Board of Directors or committee that shareholders of the Company approve this Agreement, (B) approve or recommend, or propose publicly to approve or recommend, any Alternative Proposal or (C) in the event of a tender offer or exchange offer for any outstanding shares of Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders within fifteen (15) business days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Board of Directors of the Company in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action described in this clause (i) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Alternative Proposal (other than a confidentiality agreement in accordance with Section 5.3(b)) (each a “Company Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to this Section 5.3(d), the Board of Directors of the Company may (1) make a Change of Recommendation if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that the failure to do so would be reasonably like to be inconsistent with the directors’ fiduciary duties under applicable Law or (2) in response to a Superior Proposal, cause the Company to terminate this Agreement and concurrently with such termination enter into a Company Acquisition Agreement, subject to satisfaction of its obligations under Section 7.2(a); provided, however, that the Board of Directors of the Company shall not be entitled to exercise its right to terminate this Agreement pursuant to Section 7.1(g) until immediately after the third business day following Parent’s receipt of written notice (a “Superior Proposal Termination Notice”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including a description of the material terms of the Superior Proposal that is the basis for the proposed action of the Board of Directors of the Company (it being understood and agreed that, in the event of an amendment to the financial terms or other material terms of such Superior Proposal, the Board of Directors of the Company shall not be entitled to exercise such right based on such Superior Proposal, as so amended, until immediately after the third business day following Parent’s receipt of a Superior Proposal Termination Notice with respect to such Superior Proposal as so amended). In connection with any Superior Proposal Termination Notice, the Company agrees that, until immediately after the third business day following Parent’s receipt of such Superior Proposal Termination Notice, the Company and its Representatives shall (if Parent so requests) negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. In determining whether to make a Change of Recommendation or terminate this Agreement in response to a Superior Proposal, the Board of Directors of the Company shall take into account any amendment to this Agreement entered into, or to which Parent irrevocably covenants to enter into and for which all internal approvals of Parent have been obtained, since receipt of the applicable Superior Proposal Termination Notice, and shall not make a Change of Recommendation or terminate this Agreement unless, prior to the effectiveness of such Change of Recommendation or termination, the Board of Directors of the Company shall have determined in good faith, after considering the results of any such negotiations and any revised proposals made by Parent, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal.

(e)   Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from issuing a “stop, look and listen” statement pending disclosure of its position, in accordance with the provisions of Section 5.3(d), contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(f)    As used in this Agreement, “Alternative Proposal” shall mean any bona fide inquiry, proposal or offer made by any person or “group” (as defined in Section 13(d) of the Exchange Act) prior to the receipt of the Company Shareholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) regarding (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person or group of fifteen percent (15%) or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person or group of fifteen percent (15%) or more of the outstanding shares of Company Common Stock.

(g)   As used in this Agreement “Superior Proposal” shall mean a bona fide, written offer made by a third party to acquire, directly or indirectly, more than 66 2/3% of the equity securities of the Company or of the fair market value of the assets of the Company and its Subsidiaries on a consolidated basis, which the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company’s Board of Directors considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to the Company and its shareholders from a financial point of view than the transactions contemplated by this Agreement.

Section 5.4   Proxy Statement; Company Meeting.

(a)   As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, (ii) obtain clearance from the SEC to mail the Proxy Statement as soon as practicable, and (iii) cause the Proxy Statement to be mailed to the shareholders of the Company promptly upon such clearance. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.4(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the shareholders of the Company. Parent and Merger Sub shall provide to the Company, in a timely manner, with  such information as is required to be included in the Proxy Statement under the Exchange Act and the rules promulgated thereunder and such other information as the Company may reasonably request for inclusion in the Proxy Statement.

(b)   The Company shall (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purposes of (A) obtaining the Company Shareholder Approval and (B) in the event such meeting is also the Company’s annual meeting of shareholders, the election of directors and such other purposes as the Company may determine (the “Company Meeting”), and (ii) subject to a Change of Recommendation in accordance with Section 5.3, use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.4(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or (ii) a Change of Recommendation.

Section 5.5   Stock Options and Other Stock-Based Awards; Employee Matters.

(a)   Stock Options and Other Stock-Based Awards.

(i)          Except as otherwise agreed by Parent and a holder of Company Stock Options with respect to such holder’s Company Stock Options, each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Stock Plans or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(ii)        Except as otherwise agreed by Parent and a holder of a Company Stock-Based Award with respect to such holder’s Company Stock-Based Award, at the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Company Benefit Plans or otherwise (including restricted stock units, phantom units, deferred stock units and dividend equivalents), other than Restricted Shares (as hereinafter defined) and Company Stock Options (each, other than Restricted Shares and Company Stock Options, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the “Option and Stock-Based Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(iii)       Except as otherwise agreed by Parent and a holder of Restricted Shares with respect to such holder’s Restricted Shares, immediately prior to the Effective Time, each award of restricted Company Common Stock (the “Restricted Shares”) shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(iv)        The Compensation and Human Resources Committee of the Board of Directors and/or the Board of Directors of the Company (as applicable) shall make such adjustments and amendments, make such determinations and take all necessary corporation actions with respect to Company Stock Options, Company Stock-Based Awards and Restricted Shares to implement the foregoing provisions of this Section 5.5(a).

(b)   Employee Matters.

(i)          For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any current and former employee of the Company and its Subsidiaries (“Company Employees”) after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective

Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan or Company Foreign Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan or Company Foreign Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)   Unless earlier paid by the Company prior to the Closing, no later than March 15, 2008, Parent shall pay, or shall cause the Company or the Surviving Corporation to pay, to each Company Employee employed by Parent or the Company or one of their Subsidiaries as of December 31, 2007, an annual bonus pursuant to the Company’s annual bonus plans in respect of the 2007 performance year based on actual performance levels determined in good faith, consistent with the Company’s past practice and based on applicable metrics under the applicable bonus plans; provided, that the bonus plans for the 2007 performance year shall be calculated without taking into account any expenses or costs associated with or arising as a result of the transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred.

Section 5.6   Reasonable Best Efforts.

(a)   Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, clearances, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any party hereto be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b)   Without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than ten (10) business days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations, clearances or approvals, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger and the other transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, trust or otherwise, the sale, divestiture or disposition of such assets or businesses of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of the Surviving Corporation’s or its Subsidiaries’ or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or delaying the Closing beyond the End Date, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Notwithstanding anything in this Section 5.6 to the contrary, in no event will Parent or Merger Sub be obligated to, and the Company and its Subsidiaries will not, propose or agree to accept any undertaking or condition, to enter into any consent decree or hold separate order, to make any divestiture, to accept any operational restriction or limitation, or to take any other action that would (i) involve assets or operations of Parent or any of its affiliates or (ii) reasonably be expected to result in a Company Material Adverse Effect; provided, that for solely the purposes of this Section 5.6(b), a Company Material Adverse Effect shall include, without limitation, the divestiture of businesses, product lines or assets that accounted for 15% or more of the Company’s and its Subsidiaries’ consolidated 2006 EBITDA. Further, notwithstanding anything in this Section 5.6 to the contrary, in no event will the Company or any of its Subsidiaries be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs.

Notwithstanding anything to the contrary in this Agreement, in no event will Parent or Merger Sub be obligated to, and the Company and its Subsidiaries will not, propose or agree to accept any undertaking or condition to enter into any consent decree or hold separate order, to make any divestiture, to accept any operational restriction or limitation, or to take any other action that would involve assets or operations of the Company or any of its affiliates in order to satisfy the condition set forth in Section 6.1(d); provided, however, as necessary or expedient to satisfy the conditions set forth in Section 6.1(d), Parent, Merger Sub, the Company and its Subsidiaries shall use commercially reasonable efforts to effect intra-Company restructurings of the respective licensees in states accounting for up to five percent (5%) of  the consolidated revenues of Comdata Network, Inc. in 2006, in a manner that does not materially and adversely affect the business or operations of the Company and its Subsidiaries in such states. In addition to the foregoing, the Company and its Subsidiaries shall take all actions reasonably requested by Parent, including intra-Company restructurings of the respective money transmitter, seller of checks or payroll processor licensees in the various states (regardless of the revenue generated therein), in connection with the satisfaction of the condition set forth in Section 6.1(d); provided, that the Company may condition any such restructurings or other actions that adversely affect the Company such that they become effective only at the Closing.

(c)   In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d)   For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

Section 5.7   Takeover Statute.   If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8   Public Announcements.   The Company and Parent will, to the extent practicable, consult with and provide each other the opportunity to review any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and, to the extent practicable, shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9   Indemnification and Insurance.

(a)   Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws or other organization documents or in any agreement in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with their respective terms. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect on the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9 without limit as to time.

(b)   Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c)   For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At the Parent’s option, the Company shall purchase prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policy has been obtained by Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d)   In the event of any breach by Parent or the Surviving Corporation under this Section 5.9, Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e)   The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)    In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10   Control of Operations.   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11   Financing.

(a)   Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements, (iii) to comply with its obligations under the Financing Commitments and (iv) to enforce its rights under the Financing Commitments (it being understood that receipt of such Financing is not a condition to Parent’s and Merger Sub’s obligations to effect the Merger). Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed on a timely basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter if such amendment, modification, waiver or remedy reduces the aggregate amount of the Financing, adversely amends the conditions to the drawdown of the Financing or is adverse to the interests of the Company in any other material respect. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments, Parent shall promptly, and in any event within 24 hours, notify the Company and shall use its reasonable best efforts to arrange any such portion from alternative sources with terms and conditions no less favorable, from the standpoint of the Company, Parent and the Surviving Corporation than the terms and conditions relating to the portion of the Financing being replaced, no later than the last day of the Marketing Period. For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing has not been consummated, (y) all conditions contained in Article VI (other than those contained in Section 6.2(c) and Section 6.3(c) and other than such other conditions that, by their own terms, cannot be satisfied until the Closing) shall have been satisfied or waived and (z) the bridge facilities contemplated by the Debt Commitment Letter and the proceeds thereof are available, then Parent and Merger Sub shall cause the proceeds of such bridge financing to be used to replace such Debt Financing at the Closing. “Marketing Period” shall mean the first period of thirty (30) consecutive business days throughout which the Required Financial Information set forth in Section 5.11(b) has been delivered and is Compliant and throughout which all conditions to Closing set forth in Section 6.1 and Section 6.3 (other than conditions that, by their own terms, cannot be satisfied until the Closing) shall be and remain satisfied; provided, that (i) the business days between and including August 17, 2007 and September 3, 2007, (ii) the business days between and including November 21, 2007 and November 25, 2007 and (iii) the business days between and including December 19, 2007 and January 1, 2008 shall be not be included in such thirty (30)-consecutive business day period but such business days shall not be deemed to make the business days before and after such periods non-consecutive, provided that at least the final twenty-five (25) business days of such thirty (30)-consecutive business day period is consecutive without giving effect to the exclusions set forth in this proviso.

(b)   The Company will and will cause its Subsidiaries to and will request their respective representatives to, at Parent’s sole expense, cooperate reasonably with Parent, Merger Sub and their authorized representatives in connection with the arrangement of the Financing, including (i) making appropriate officers and other personnel reasonably available (upon reasonable advance notice) to review, comment upon and discuss matters relating to the Company or its Subsidiaries that Parent proposes to include in any offering memoranda, private placement memoranda, prospectuses and similar documents, and to attend any lender meetings, road shows and similar marketing meetings, (ii) furnishing information (including financial statements and other financial data and pertinent information of the type required by Regulation S-X and Regulation S-K under the Securities Act and customarily or required to be included in offering memoranda, private placement memoranda, prospectuses and similar documents) as reasonably required for use in connection with the Debt Financing (together, the “Required Financial Information”), which Required Financial Information shall be Compliant; provided, that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries prior to the Effective Time; provided, further, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iii) cooperation in respect of the preparation of any underwriting or placement agreements, pledge and security documents, other definitive financing documents, (iv) agreeing to enter into such agreements, and to deliver such officer’s certificates (which in the good faith determination of the person executing the same shall be accurate), as are customary in financings of such type, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time, (v) obtaining customary accountants’ comfort letters, consents, legal opinions, survey and title insurance, (vi) assisting in the preparation of projections and pro forma financial statement for use in connection with the Debt Financing and (vii) otherwise reasonably cooperating in connection with the consummation of the Financing and the syndication and marketing thereof, including seeking any rating agencies’ confirmations or approvals for the Financing; provided, that any information provided to Parent or Merger Sub pursuant to this Section 5.11(b) shall be subject to the Confidentiality Agreement; and provided, further, that the Company shall not be required to become subject to any obligations arising out of such activities prior to the Closing. As used in this Section 5.11(b) “Compliant” means, with respect to any Required Financial Information, that such Required Financial Information (i) does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company and it Subsidiaries necessary in order to make such Required Financial Information not misleading; provided Required Financial Information shall not fail to be Compliant as a result of a new development with respect to the Company and its Subsidiaries occurring after the commencement of the Marketing Period (and not relating to their historical operations) so long as the Company shall promptly update such information to make it otherwise Compliant and provide it to Parent (which the Company is hereby obligated to do) and Parent and its financing sources do not determine in good faith that it is necessary to commence a new Marketing Period and (ii) is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and a registration statement on Form S-1 (or any applicable successor form) under the Securities Act, in each case assuming such Required Financial Information is intended to be the information to be used in connection with the Debt Financing contemplated by the Debt Commitment Letter.

Section 5.12   Notification of Certain Matters.   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the transactions contemplated hereby, and (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause the failure of any condition to consummation of the Merger; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the party receiving such notice.

Section 5.13   Securityholder Litigation.   The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to this Agreement, the Merger or the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior consent, which consent will not be unreasonably withheld or delayed.

Section 5.14   Rule 16b-3.   Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)   The Company Shareholder Approval shall have been obtained.

(b)   No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c)   Any applicable waiting period under the HSR Act shall have expired or been terminated and any approvals and consents required to be obtained under any other antitrust, competition or similar laws of any foreign jurisdiction, other than any such approvals or consents the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect, shall have been obtained.

(d)   All consents, approvals and actions of, filings with and notices to, any state Governmental Authority with respect to the licenses held by Comdata Network, Inc. or its affiliates as a “seller of checks,” “money transmitter,” or “payroll processor” required in connection with consummation of the Merger on the terms contemplated hereby, including the terms of the Financing contemplated hereby, shall have been obtained or made.

Section 6.2   Conditions to Obligation of the Company to Effect the Merger.   The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a)   The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)   Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)   Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and 6.2(b) have been satisfied.

Section 6.3   Conditions to Obligations of Parent and Merger Sub to Effect the Merger.   The obligations of Parent and Merger Sub to effect the Merger is further subject to the fulfillment of the following conditions:

(a)   (i)  The representations and warranties of the Company set forth in Section 3.10(a) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time, (ii) the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b) and Section 3.10(b) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) the other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)   The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and 6.3(b) have been satisfied.

Section 6.4   Frustration of Closing Conditions.   Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1   Termination or Abandonment.   Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a)   by the mutual written consent of the Company and Parent;

(b)   by either the Company or Parent if (i) the Effective Time shall not have occurred on or before December 31, 2007 (the “End Date”), provided, however, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) other than the conditions set forth in Section 6.1(b), Section 6.1(c) and Section 6.1(d), then Parent or the Company may, by written notice to the other parties hereto, extend the End Date to March 31, 2008, and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date; provided, however, that if the Marketing Period shall have commenced on or before the End Date, but not ended on or before the third business day immediately prior to the End Date, the End Date shall be automatically extended by 33 business days after the initial commencement date of such Marketing Period or, if applicable, until the end of any extended term of such Marketing Period resulting from the proviso to the definition of Marketing Period;

(c)   by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction;

(d)   by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained or by the Parent if the Company Meeting shall not have concluded prior to the close of business on the day prior to the End Date;

(e)   by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f)    by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g)   by the Company, prior to the Company Shareholder Approval, if the Board of Directors of the Company determines to accept and/or enter into an agreement for a Superior Proposal; provided, however, that the Company shall have complied with the provisions of Section 5.3;

(h)   by Parent, prior to the Company Shareholder Approval, if the Board of Directors of the Company has failed to make the Recommendation in the Proxy Statement, or has effected a Change of

Recommendation; provided, however, that Parent may not terminate this Agreement pursuant to this Section 7.1(h) as a result of a Change of Recommendation (or as a result of a failure to make the Recommendation in the Proxy Statement following a Change of Recommendation) if such Change of Recommendation occurs and is publicly announced within ten (10) days after the election of a Board of Directors giving rise to Parent’s right to terminate this Agreement pursuant to Section 7.1(j)(i);

(i)    by the Company, if (i) the Merger shall not have been consummated on a timely basis in accordance with Section 1.2, (ii) at the time of such termination all conditions set forth in Section 6.1 and Section 6.3 (other than Section 6.3(c)) are satisfied and (iii) the proximate cause for such failure to consummate the Merger prior to the end of the period referred to in clause (i) above is the failure of Parent and Merger Sub to obtain the Financing; provided, however, that the Company may not exercise the termination right in this Section 7.1(i) if the Company’s failure to comply in any material respect with its obligations under Section 5.11(b) caused or contributed materially to the failure to obtain the Financing; and

(j)    by Parent if (i) following the date of this Agreement there is an election of the Board of Directors of the Company (at one or more stockholders meetings) resulting in a majority of the Board of Directors of the Company being comprised of persons who were not nominated by the Board of Directors of the Company in office immediately prior to such election, or (ii) any Rights (as defined in the Rights Agreement) shall have been exercised to purchase Series A Junior Participating Preferred Stock of the Company or Company Common Stock.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2 and the provisions of Section 7.2 and Article VIII, which shall survive such termination), and there shall be no other liability on the part of the Company or Parent except (i) as provided for in the Confidentiality Agreement, with respect to which the aggrieved party shall be entitled to all rights and remedies available at law or in equity, and (ii) as provided in Section 7.2.

Section 7.2   Termination Fees.

(a)   Notwithstanding any provision in this Agreement to the contrary, if

(i)          (A) after the date of this Agreement and prior to the termination of this Agreement, any bona fide Alternative Proposal (substituting 50% for the 15% threshold set forth in the definition of “Alternative Proposal” with respect to acquisitions of Common Stock and substituting 30% for the 15% threshold set forth in the definition of “Alternative Proposal” with respect to acquisitions of assets) (a “Qualifying Transaction”) is made or delivered to the Company or publicly proposed or publicly disclosed prior to the Company Meeting, (B) this Agreement is terminated by Parent pursuant to Section 7.1(f) and (C) concurrently with or within twelve (12) months after such termination, the Company shall have entered into a definitive agreement providing for a Qualifying Transaction (which, for the avoidance of doubt, shall include any transaction meeting the definition of Qualifying Transaction and need not be a Qualifying Transaction received or disclosed prior to the termination of this Agreement), or

(ii)        this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(j) and concurrently with or within twelve (12) months after such termination, either a Qualifying Transaction shall have been consummated or the Company shall have entered into a definitive agreement providing for a Qualifying Transaction, or

(iii)       in the event a tender offer or exchange offer that is a Qualifying Transaction is consummated prior to the termination of this Agreement and this Agreement is terminated for any reason other than pursuant to Section 7.1(e) or Section 7.1(i), or

(iv)        this Agreement is terminated by the Company pursuant to Section 7.1(g) or by Parent pursuant to Section 7.1(h),

then in any such event the Company shall pay to Parent a fee of $165 million in cash (the “Company Termination Fee”), such payment to be made, in the case of a termination referenced in clauses (i) or (ii) above, upon consummation of the Qualifying Transaction, or in the case of clauses (iii) or (iv) above, concurrently with any such termination by the Company or within two (2) business days after any such termination by Parent; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b)   Notwithstanding any provision in this Agreement to the contrary, (i) in the event the Company shall have willfully breached or willfully failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and (ii) as a result of such breach or failure to perform, either immediately or with the passage of time, the Company or Parent terminates this Agreement in accordance with Section 7.1, other than pursuant to Section 7.1(e), 7.1(g), 7.1(h) or 7.1(i), then the Company shall pay to Parent a fee of $165 million in cash (the “Parent Liquidated Damages”); provided, that in no event shall the Company pay both the Company Termination Fee and the Parent Liquidated Damages; provided, further, that in the event the Company would be required to pay, but for the foregoing proviso, both the Company Termination Fee and the Parent Liquidated Damages, only the Parent Liquidated Damages shall be payable. In no event shall the Company be required to pay either the Company Termination Fee or the Parent Liquidated Damages on more than one occasion. The Parent Liquidated Damages shall be paid to Parent promptly following termination of this Agreement by the Company or Parent, as the case may be, as provided in this paragraph (and in any event not later than two business days after delivery to the Company of notice of demand for payment). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent Parent from claiming or receiving actual damages from the Company in excess of the Parent Liquidated Damages in the event of a willful and material breach of Section 5.3 hereof.

(c)   Notwithstanding any provision in this Agreement to the contrary, in the event (i) the Company shall terminate this Agreement pursuant to Section 7.1(i), or (ii)(A) Parent or Merger Sub shall have willfully breached or willfully failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, and (B) as a result of such breach or failure to perform, either immediately or with the passage of time, the Company or Parent shall terminate this Agreement in accordance with Section 7.1, other than pursuant to Section 7.1(f), 7.1(g) or 7.1(h), then Parent shall pay to the Company a fee of $165 million in cash (the “Company Liquidated Damages”). In no event shall Parent be required to pay the Company Liquidated Damages on more than one occasion. The Company Liquidated Damages shall be paid to the Company promptly following termination of this Agreement by the Company or Parent, as the case may be, as provided in this paragraph (and in any event not later than two business days after delivery to Parent of notice of demand for payment).

(d)   Notwithstanding any provision in this Agreement to the contrary, in the event Parent shall terminate this Agreement pursuant to Section 7.1(d), Section 7.1(f), or Section 7.1(j), then the Company shall pay to Parent as reimbursement of Parent’s and its affiliates’ costs, expenses and utilization of resources in connection with the transactions contemplated hereby, an amount equal to $15 million in cash plus the amount of out of pocket fees and expenses, if any, incurred by Parent and its affiliates in connection with litigation arising out of this Agreement and the transactions contemplated hereby up to an additional $5 million (collectively, the “Parent Reimbursement”). In the event the Company shall be required to pay the Parent Reimbursement and either the Company Termination Fee or the Parent Liquidated Damages, then the amount of Company Termination Fee or Parent Liquidated Damages shall be reduced by the amount of Parent Reimbursement paid to Parent hereunder. The Parent Reimbursement shall be paid to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(d) (and in any event not later than two business days after delivery to the Company of notice of demand for payment).

(e)   Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that none of the fees contemplated under this Section 7.2 is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, (i) the Company’s right to receive payment of the Company Liquidated Damages pursuant to this Section 7.2, or the guarantee thereof pursuant to the Guarantees described in the recitals hereto, shall be the exclusive remedy of the Company against Parent, Merger Sub and the Guarantors described in the recitals hereto for (A) the loss suffered as a result of the failure of the Merger to be consummated and (B) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby, and upon payment of the Company Liquidated Damages in accordance with this Section 7.2, none of Parent, Merger Sub or the Guarantors described in the recitals hereto, or any of their respective shareholders, partners, members, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except as provided for in the Confidentiality Agreement referred to in Section 5.2); and (ii) subject to the final sentence of Section 7.2(b), Parent’s right to receive payment of the Company Termination Fee or the Parent Liquidated Damages, as applicable, pursuant to this Section 7.2 shall be the exclusive remedy of the Parent, Merger Sub and the Guarantors described in the recitals hereto for (A) the loss suffered as a result of the failure of the Merger to be consummated and (B) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby, and upon payment of the Company Termination Fee or the Parent Liquidated Damages, as applicable, in accordance with this Section 7.2, none of the Company or any of its respective shareholders, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except as provided for in the Confidentiality Agreement referred to in Section 5.2).

ARTICLE VIII

MISCELLANEOUS

Section 8.1   No Survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2   Expenses.   Except as set forth in Sections 5.11(b) and 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.3   Counterparts; Effectiveness.   This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

Section 8.4   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5   Jurisdiction; Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

Section 8.6   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7   Notices.   Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Foundation Holdings, Inc.

Foundation Merger Sub, Inc.

c/o Fidelity National Financial, Inc.

4050 Calle Real, Suite 210

Santa Barbara, CA 93110

Attention:  Michael L. Gravelle, Executive Vice President, Legal

Facsimile:  (805) 696-7831

and

c/o  Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, MA 02110

Attention:  Scott Jaeckel

Facsimile:  (617) 227-3514

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attention:  James Westra, Esq.

 Steven Peck, Esq.

Facsimile:  (617) 772-8333

To the Company:

Ceridian Corporation

3311 East Old Shakopee Road

Minneapolis, MN 55425

Attention:  Gary M. Nelson, General Counsel

Facsimile:   (952) 853-7272

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  Steven Rosenblum, Esq.

Facsimile:  (212) 403-1000

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8   Assignment; Binding Effect.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of

Section 2.1(a), 5.5 and 5.9, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11   Amendments; Waivers.   At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12   Headings.   Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13   Interpretation.   When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14   Definitions.

(a)   References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.14(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.14(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York or Minnesota are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b)   Each of the following terms is defined on the pages set forth opposite such term:

Section
Action	5.9(b)
affiliates	8.14(a)(ii)
Agreement	Preamble
Alternative Proposal	5.3(f)
Bankruptcy and Equity Exception	3.3(a)
Book-Entry Shares	2.2(a)
business day	8.14(a)
Cancelled Shares	2.1(b)
Certificate of Merger	1.3
Certificates	2.2(a)
Change of Recommendation	5.3(d)
Closing	1.2
Closing Date	1.2
Code	2.2(b)(iii)
Company	Preamble
Company Acquisition Agreement	5.3(d)
Company Approvals	3.3(b)(vi)
Company Benefit Plans	3.9(a)
Company Common Stock	2.1(a)
Company Disclosure Schedule	ARTICLE III
Company Employees	5.5(b)
Company Foreign Plan	3.9(a)
Company Information	4.10(b)
Company Liquidated Damages	7.2(c)(ii)(B)
Company Material Adverse Effect	3.1
Company Material Contracts	3.19(a)
Company Meeting	5.4(b)
Company Permits	3.7(b)
Company Preferred Stock	3.2(a)
Company SEC Documents	3.4(a)
Company Shareholder Approval	3.18
Company Stock Option	5.5(a)(i)
Company Stock Plans	3.2(a)(iii)
Company Stock-Based Award	5.5(a)(ii)
Company Termination Fee	7.2(a)

Confidentiality Agreement	5.2(b)
control	8.14(a)
Debt Commitment Letter	4.5(b)
Debt Financing	4.5(b)
DGCL	1.1
Dissenting Shares	2.1(d)
Effective Time	1.3
End Date	7.1(b)(i)
Environmental Claims	3.8(a)
Environmental Law	3.8(b)
Equity Commitment Letters	4.5(a)
ERISA	3.9(a)
ERISA Affiliate	3.9(c)
Exchange Act	3.3(b)(iii)
Exchange Fund	2.2(a)
Financing	4.5(b)
Financing Commitments	4.5(b)
GAAP	3.4(b)
Governmental Entity	3.3(b)
Hazardous Substance	3.8(c)
HSR Act	3.3(b)(ii)
Indemnified Party	5.9(b)
Intellectual Property	3.16
knowledge	8.14(a)
Law	3.7(a)
Laws	3.7(a)
Lien	3.3(c)(iii)
Marketing Period	5.11(a)
Merger	Recitals
Merger Consideration	2.1(a)(ii)
Merger Sub	Preamble
New Company SEC Documents	3.4(a)
New Plans	5.5(b)
Old Plans	5.5(b)(A)
Option and Stock-Based Consideration	5.5(a)(ii)
Option Consideration	5.5(a)(i)(y)
Parent	Preamble
Parent Approvals	4.2(b)
Parent Disclosure Schedule	ARTICLE IV
Parent Liquidated Damages	7.2(b)(ii)
Parent Material Adverse Effect	4.1
Parent Reimbursement	7.2(d)
Paying Agent	2.2(a)
Permitted Lien	3.3(c)(iii)(D)
person	8.14(a)
Policies	3.20
Proxy Statement	3.12
Qualifying Transaction	7.2(a)
Recommendation	3.3(a)(iii)
Regulatory Law	5.6(d)

Representatives	5.2(a)
Required Financial Information	5.11(b)
Restricted Shares	5.5(a)(iii)
Rights Agreement	3.13
Sarbanes-Oxley Act	3.5
SEC	3.4(a)
Share	2.1(a)
Subsidiaries	8.14(a)
Superior Proposal	5.3(g)
Superior Proposal Termination Notice	5.3(d)
Surviving Corporation	1.1
Tax Return	3.14(c)(ii)
Taxes	3.14(c)(i)
Termination Date	5.1(a)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FOUNDATION HOLDINGS, INC.
By:	/s/ BRENT BICKETT
Name: Brent Bickett
Title: Co-President
By:	/s/ SCOTT JAECKEL
Name: Scott Jaeckel
Title: Co-President
FOUNDATION MERGER SUB, INC.
By:	/s/ BRENT BICKETT
Name: Brent Bickett
Title: Co-President
By:	/s/ SCOTT JAECKEL
Name: Scott Jaeckel
Title: Co-President
CERIDIAN CORPORATION
By:	/s/ KATHRYN V. MARINELLO
Name: Kathryn V. Marinello
Title: President & CEO

Signature Page to the Agreement and Plan of Merger

[Greenhill & Co., LLC Letterhead]

Annex B

CONFIDENTIAL

May 30, 2007

Board of Directors
Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, MN  55425

Members of the Board of Directors:

We understand that Ceridian Corporation (the “Company”), Foundation Holdings, Inc. (“Parent”) and Foundation Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the merger (the “Merger”) of Merger Sub, with and into the Company, as a result of which the Company would become a wholly-owned subsidiary of Parent. In the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than shares of Common Stock held in treasury by the Company, shares of Common Stock owned by Parent or Merger Sub and any Dissenting Shares (as such term is defined in the Merger Agreement) shall be converted into the right to receive an amount in cash equal to $36.00 per share (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that Parent is an affiliate of Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock (other than affiliates of, or holders of beneficial interests in, Parent or Merger Sub) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision whether to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.                reviewed the draft Merger Agreement discussed with the Board of Directors of the Company at its meeting on May 30, 2007 and certain related documents;

2.                reviewed certain publicly available financial statements of the Company;

3.                reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4.                reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company;

5.                discussed the past and present operations, the financial condition and the prospects of the Company with senior executives of the Company;

6.                reviewed the historical market prices and trading activity for the Common Stock and analyzed its implied valuation multiples;

7.                compared the financial performance of the Company with that of certain publicly traded companies that we deemed relevant;

8.                compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

9.                compared the value of the Consideration with that received, to the extent publicly available, in certain publicly available transactions that we deemed relevant;

10.         compared the value of the Consideration to a valuation derived by discounting future cash flows and a terminal value of the Company at discount rates that we deemed appropriate;

11.         performed a sum of the parts analysis and compared the value of the Consideration to the sum of estimated stand-alone valuations for each of the Company’s principal business divisions;

12.         participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Parent and its legal advisors; and

13.         performed such other analyses and considered such other factors as we deemed appropriate.

In giving our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company and have further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and other financial and operational data concerning the Company that have been prepared by the management of the Company and supplied to us, we have assumed such forecasts and data have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to such matters, and we relied upon such forecasts and data in arriving at our opinion. We express no opinion with respect to such forecasts or data or the assumptions upon which they are based. In addition, we have not conducted a physical inspection of the properties or facilities of the Company, nor have we undertaken an independent valuation or appraisal of the assets or liabilities of the Company, nor have any such valuations or appraisals been provided to us. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the draft dated May 30, 2007 (the latest draft thereof we have reviewed), and without any waiver or modification of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all governmental and third party consents, approvals and agreements necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

It is understood that this letter is for the information of the Board of Directors of the Company, and is rendered to the Board of Directors in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety when required in any filing made by the Company with the Securities and  Exchange Commission. We are not expressing an opinion as to any aspect of the Merger or the Merger Agreement other than the Consideration, to the extent expressly set forth herein. This opinion is not intended to be and does not constitute a recommendation to the Board of Directors as to whether it should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to how any holder of shares of Common Stock should vote or act with respect to the Merger, the Merger Agreement or any other matter related thereto.

Based upon and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the holders of shares of Common Stock (other than affiliates of, or holders of beneficial interests in, Parent or Merger Sub) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
GREENHILL & CO., LLC
By:	/s/ JEFFREY F. BUCKALEW
	Name:	Jeffrey F. Buckalew
	Title:	Co-Head of U.S.
Mergers and Acquisitions

Annex C

PARTICIPANT INFORMATION

CERIDIAN PARTICIPANTS

Under the rules of the Securities Exchange Commission, Ceridian Corporation (“Ceridian”), its directors and certain of its officers and employees are “participants” in a solicitation of proxies in connection with Ceridian’s 2007 annual meeting of stockholders.  Each of the directors of Ceridian and each of the officers and employees of Ceridian who are participants in the solicitation (collectively, the “Ceridian Participants”) are listed below, together with the number of equity securities of Ceridian beneficially owned by each of these persons as of June 1, 2007.  None of the Ceridian Participants owns any equity securities of Ceridian of record that such person does not own beneficially.  Except where otherwise noted, the business address of each of the persons listed below is Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

Name	Title, Principal Occupation and Address	Shares of Common Stock (1) (2)
Kathryn V. Marinello	President and Chief Executive Officer and Director	162,790
Craig G. Manson	Vice President, Investor Relations	5,343
Gregory J. MacFarlane	Executive Vice President and Chief Financial Officer	17,250
Peter J. Stoddart	Director of Public Relations and Community Relations	204
Kairus K. Tarapore	Executive Vice President, Human Resources	0
Nicholas D. Chabraja	Director–Ceridian Corporation Chairman and Chief Executive Officer General Dynamics Corporation 3311 East Old Shakopee Road Minneapolis, Minnesota 55425	58,045
Ronald T. LeMay	Director–Ceridian Corporation Chairman, October Capital, LLC Industrial Partner, Ripplewood Holdings, LLC Executive Chairman, Last Mile Connections, Inc. 3311 East Old Shakopee Road Minneapolis, Minnesota 55425	62,660
George R. Lewis	Director–Ceridian Corporation Retired President and Chief Executive Officer Philip Morris Capital Corporation 3311 East Old Shakopee Road Minneapolis, Minnesota 55425	63,843

Name	Title, Principal Occupation and Address	Shares of Common Stock (1) (2)
L. White Matthews, III	Director–Ceridian Corporation Former Executive Vice President, Chief Financial Officer and Director Ecolab, Inc. Former Executive Vice President, Chief Financial Officer and Director Union Pacific Corporation 3311 East Old Shakopee Road Minneapolis, Minnesota 55425	28,854
Richard Szafranski	Director–Ceridian Corporation Partner Toffler Associates 3311 East Old Shakopee Road Minneapolis, Minnesota 55425	7,478
William L. Trubeck	Director–Ceridian Corporation Executive Vice President, Chief Financial Officer H&R Block, Inc. 3311 East Old Shakopee Road Minneapolis, Minnesota 55425	7,878
Alan F. White	Director–Ceridian Corporation Senior Associate Dean Alfred P. Sloan School of Management, Massachusetts Institute of Technology 3311 East Old Shakopee Road Minneapolis, Minnesota 55425	25,452

(1)          Includes shares of restricted stock held by directors and officers, as follows:  Mr. Chabraja, 18,604 shares; Mr. LeMay, 12,986 shares; Mr. Lewis, 12,553 shares; Mr. MacFarlane, 17,250 shares; Mr. Manson, 740 shares; Ms. Marinello, 162,790 shares; Mr. Matthews, 24,827 shares; Mr. Szafranski, 7,478 shares; Mr. Trubeck, 7,878 shares; and Mr. White, 4,305 shares.

Includes 107 shares of common stock acquired by Mr. Stoddart and allocated to his individual account under Ceridian’s 401(k) plan.

Includes shares of stock options that become exercisable within 60 days of the record date held by directors and executive officers:  Mr. Chabraja, 33,441 shares; Mr. LeMay, 38,828 shares; Mr. Lewis, 38,828 shares; Mr. Matthews, 2,667 shares; and Mr. White, 14,667 shares.

(2)          Does not include deferred restricted stock units held by Messrs. Lewis, Matthews and White in the amount of 3,171 units for Mr. Lewis, 1,312 units for Mr. Matthews and 2,490 units for Mr. White.  Messrs. Lewis, Matthews and White elected to receive such deferred restricted stock units in lieu of all or a portion of their annual board retainer.  All payments from an individual director’s deferred restricted stock unit account will be made in Ceridian common stock based upon the director’s prior election to receive shares of Ceridian common stock in a lump sum on January 10 of the year after the director leaves the board of directors or in five, 10 or 15 year annual installments.  The deferred restricted stock units do not have voting rights.

Does not include unvested restricted stock units that will not vest within 60 days of the record date, as follows: Mr. Manson, 3,908 units; Mr. Stoddart, 206 units; and Mr. Tarapore, 16,021 units.

INFORMATION REGARDING TRANSACTIONS IN CERIDIAN SECURITIES
BY THE CERIDIAN PARTICIPANTS

The following table sets forth information regarding purchases and sales during the past two years of shares of our common stock by the Ceridian Participants.  Except as set forth below or as otherwise disclosed in this proxy statement, none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.  To the extent that any part of the purchase price or market value of any of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below.  If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction an the parties is set forth below.

	Shares of Common Stock Purchased or Sold (6/1/05 – 6/1/07)
Name	Date	# of Shares	Transaction Footnote
Kathryn V. Marinello	10/20/2006	162,790	6
Gregory J. MacFarlane	3/26/2007	17,250	6
Craig G. Manson	9/28/2005	12,000	3
	11/14/2005	5,000	3
	11/30/2005	5,670	3
	1/21/2006	289	5
	1/31/2006	289	5
	2/24/2006	242	5
	5/3/2006	5,387	3
	7/31/2006	5,387	3
	11/06/2006	20,750	3
	12/18/2006	6,800	3
	12/27/2006	6,668	3
	1/31/2007	289	5
	2/16/2007	18,717	3
	2/17/2007	247	4
	2/20/2007	15,263	3
	2/21/2007	31,110	3
	2/24/2007	316	5
Peter J. Stoddart	3/13/2006	1,334	3
	2/17/2007	41	4
	various	93	7

	Shares of Common Stock Purchased or Sold (6/1/05 – 6/1/07)
Name	Date	# of Shares	Transaction Footnote
Nicholas D. Chabraja	1/3/2006	3,026	2
	1/3/2007	1,178	2
Ronald T. LeMay	1/5/2006	1,312	1
	1/3/2007	1,178	2
	4/17/2007	4,040	1
George R. Lewis	1/3/2006	1,312	1
	5/4/2006	4,040	1
	5/23/2006	3,290	8
	1/3/2007	1,178	2
	5/1/2007	4,040	1
L. White Matthews, III	7/1/2005	6,800	6
	1/3/2006	1,312	1
	12/14/2006	13,379	6
	1/3/2007	1,178	2
	4/27/2007	4,829	6
Richard Szafranski	10/25/2006	6,300	6
	1/3/2007	1,178	2
William L. Trubeck	7/25/2006	6,700	6
	1/3/2007	1,178	2
Alan F. White	1/3/2006	1,312	1
	1/3/2007	1,178	2

(1)          Cash exercise of expiring stock option.

(2)          Acquisition of shares of restricted stock as full or partial payment of annual board retainer.

(3)          Stock option exercise and sale of underlying shares.

(4)          Withholding of shares to pay taxes related to the vesting of a restricted stock unit award.

(5)          Withholding of shares to pay taxes related to the vesting of a restricted stock award.

(6)          Acquisition of shares of restricted stock.

(7)          Periodic acquisition of shares of common stock acquired and allocated to an individual account under Ceridian’s 401(k) plan.

(8)          Sale of shares to pay the exercise price and taxes related to stock option exercise.

MISCELLANEOUS INFORMATION CONCERNING
THE CERIDIAN PARTICIPANTS

Except as described in this Annex C or otherwise disclosed in this proxy statement, to the best of our knowledge, no associate of any of the Ceridian Participants beneficially owns any shares of common stock or other securities of Ceridian.  Furthermore, except as described in this Annex C or otherwise disclosed in this proxy statement, to the best of our knowledge, none of the Ceridian Participants or any of his or her associates, is either a party to any transactions or series of similar transactions since the beginning of our last fiscal year, or any currently proposed transaction or series of similar transactions, (i) in which we or any of our subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $120,000, or (iii) in which any such person or any of his or her associates had or will have, a direct or indirect material interest.

To the best of our knowledge, except as described in this Annex C or as otherwise disclosed in this proxy statement, none of the Ceridian Participants or any of his or her associates has entered into any agreement or understanding with any person respecting any future employment by us or our affiliates or any future transactions to which we or any of our affiliates will or may be a party.  Except as described in this Annex C or as otherwise disclosed in this proxy statement, to the best of our knowledge, there are no contracts, arrangements or understandings by any of the Ceridian Participants within the past year with any person with respect to any securities of Ceridian, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex C or as otherwise disclosed in this proxy statement, to the best of our knowledge, none of the Ceridian Participants owns beneficially any securities of any subsidiary of Ceridian.

Except as described in this Annex C or as otherwise disclosed in this proxy statement, to the best of our knowledge, none of the Ceridian Participants has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.  There are no material proceedings to which any of the Ceridian Participants or any associate of any such person is a party adverse to Ceridian or any of its subsidiaries or has a material interest adverse to Ceridian or any of its subsidiaries.  There are no family relationships among the directors, director nominees and executive officers of Ceridian.

PARENT PARTIES PARTICIPANT INFORMATION

Foundation Holdings, Inc. (“Parent”), Fidelity National Financial, Inc. (“FNF”), Thomas H. Lee Partners, L.P. (“THL Partners”) and certain of their respective directors, officers and employees (collectively, the “Parent Parties”) may be “participants” in a solicitation of proxies in connection with Ceridian’s upcoming 2007 annual meeting of stockholders.  None of the Parent Parties owns, or during the past two years has owned, beneficially or of record, any equity securities of Ceridian.  The business address of FNF is 601 Riverside Avenue, Jacksonville, Florida 32204.  The business address of Parent and THL Partners is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110.  The possible solicitation by the Parent Parties may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Parent Parties, none of whom will receive additional compensation therefor.  The Parent Parties may engage a third party to assist in the solicitation of proxies.  Parent will pay any costs associated with any such engagement.

Ceridian and FNF are party to that certain Agreement for Products and Services, dated December 27, 2006, between FNF and Ceridian pursuant to which Ceridian provides FNF services in the ordinary course of business.  FNF, THL Partners and certain of their affiliates may receive management fees for providing advice to Parent and its affiliates in connection with the transactions contemplated by the merger agreement.

Except as described in this Annex C or otherwise disclosed in this proxy statement, to the best of our knowledge, no associate of any Parent Party beneficially owns any shares of common stock or other securities of Ceridian.  Furthermore, except as described in this Annex C or otherwise disclosed in this proxy statement, to the best of our knowledge, no Parent Party or any of such Parent Party’s associates, is either a party to any transactions or series of similar transactions since the beginning of Ceridian’s last fiscal year, or any currently proposed transaction or series of similar transactions, (i) in which Ceridian or any of Ceridian’s subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $120,000, and (iii) in which any such Parent Party or any of such Parent Party’s associates had or will have, a direct or indirect material interest.

To the best of our knowledge, except as described in this Annex C or as otherwise disclosed in this proxy statement, no Parent Party or any of such Parent Party’s associates has entered into any agreement or understanding with any person respecting any future employment by Ceridian or Ceridian’s affiliates or any future transactions to which Ceridian or any of Ceridian’s affiliates will or may be a party.  Except as described in this Annex C or as otherwise disclosed in this proxy statement, to the best of our knowledge, there are no contracts, arrangements or understandings by any Parent Party within the past year with any person with respect to any securities of Ceridian, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex C or as otherwise disclosed in this proxy statement, to the best of our knowledge, none of the Parent Parties owns beneficially any securities of any subsidiary of Ceridian.

Except as described in this Annex C or as otherwise disclosed in this proxy statement, to the best of our knowledge, no Parent Party has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.  There are no material proceedings to which any Parent Party or any of such Parent Party’s associates is a party adverse to Ceridian or any of its subsidiaries or has a material interest adverse to Ceridian or any of its subsidiaries.

Annex D

DELAWARE GENERAL CORPORATION LAW §262

APPRAISAL RIGHTS

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

Charter of the
Audit Committee

I.   Purpose.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities relating to:

•       The integrity of the Company’s financial statements.

•       The Company’s compliance with legal and regulatory requirements.

•       The Company’s independent auditor’s qualifications and independence.

•       The performance of the Company’s internal audit function and independent auditors.

The Committee reports to the Board of Directors of the Company.

II.   Composition and Organization.

The Committee shall be comprised of three or more directors as determined and appointed by the Board, one of whom shall be appointed as Chair of the Committee. Each of members of the Committee shall be independent, financially literate, have sufficient financial experience and ability to enable them to discharge their responsibilities as may be required by applicable law, rules and regulations (including, but not limited to, Rule 10A-3 of the Securities and Exchange Act of 1934, as amended) and The New York Stock Exchange listing requirements. At least one member shall have accounting or related financial management expertise that is sufficient to be determined to be an “audit committee financial expert.”  No member of the Committee may serve on the audit committees of more than three public companies.

The Committee shall meet at least four times annually or more frequently as circumstances dictate or are necessary to satisfy the Committee’s responsibilities and duties set forth in Section III of this Charter. The Chair shall prepare and/or approve an agenda in advance of each meeting. At regularly scheduled meetings, the Committee shall meet privately and separately in executive session with senior management, the senior internal audit executive, the independent auditors, and as a committee to discuss any matters that the Committee or any of these groups believe should be discussed.

The Committee may delegate any of its responsibilities to one or more subcommittees comprised of members of the Committee.

Committee members shall be compensated by the Company solely in the form of director’s fees. As such, no member of the Committee may accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries.

III.   Responsibilities and Duties.

The following shall be the principal responsibilities and duties of the Committee:

A.   Financial Information

1.                 Review with management and the independent auditors the financial information to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of the Form 10-K), including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. The Committee may discuss with the national office of the independent auditors issues on which it was consulted by the Company’s audit team and matters of audit quality and consistency. Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K.

2.                 Review and discuss with management and the independent auditors the quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and shall discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. The Committee shall also discuss the results of the independent auditors’ review of the Company’s quarterly financial information conducted in accordance with Statement on Auditing Standards No. 71.

3.                 Review and discuss with management the Company’s earnings press releases and financial information and earnings guidance periodically provided to analysts and rating agencies (which may consist of a discussion of the types of information to be provided and types of presentations to be made) to the extent required by applicable law or listing standards.

4.                 Review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

B.   Independent Auditors

1.                 Sole authority to appoint, retain, compensate, evaluate and terminate the independent auditors. The independent auditors shall report directly to the Committee. The Committee shall engage the independent auditors, including in connection with any non-audit services, and oversee, evaluate and, where appropriate, replace the independent auditors. The Committee shall approve the fees paid to the independent auditors, including fees paid in connection with any non-audit services.

2.                 Approve guidelines for the retention of the independent auditors for any non-audit service and the fee for such service and shall determine procedures for the approval of audit and non-audit services in advance. The Committee shall, in accordance with such procedures, approve in advance any audit or non-audit service provided to the Company by the independent auditors, all as required by applicable law or listing standards.

3.                 Review the independence and performance of the Company’s independent auditors annually. Receive periodic reports from the independent auditors as required by the Independence Standards Board (or any successor body) regarding the auditors’ independence, which shall be not less frequently than annually. Such reports shall include a description of all relationships between the independent auditors and the Company. The Committee shall discuss such reports with the auditors, and if so determined by the

Committee, take appropriate action to satisfy itself of the independence of the auditors. In reviewing the performance of the independent auditors, the Committee shall consult with management, including the senior internal audit executive, and shall obtain and review a report by the independent auditors describing their internal quality control procedures, any material issues raised by their most recent internal quality control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and the response of the independent auditors or any steps taken to deal with such issues. Such report shall also discuss tenure of partners, including the lead partner, as related to partner rotation requirements required by the Securities and Exchange Commission. The Committee shall review and evaluate the lead partner of the independent auditor and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself. The Committee shall present its conclusions with respect to the independent auditors to the Board.

4.                 Discuss with the senior internal audit executive and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits. In this connection, the Committee shall discuss with management, including the senior internal audit executive, and the independent auditors the Company’s major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to their respective audits. The Committee shall review with management and the independent auditors management’s annual internal control report, including any attestation of same by the independent auditors. Management and the senior internal audit executive shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internals controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

5.                 Review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise and any management letter provided by the auditors and the Company’s response to that letter. Such review shall address any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, material adjustments to the financial statements recommended by the independent auditors and adjustments that were proposed but “passed,” regardless of materiality.

C.   Internal Audit Department and Legal Compliance

1.                 Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit department, as needed.

2.                 Review the appointment, performance and replacement of the senior internal audit executive.

3.                 Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

4.                 Review periodically with management, including the General Counsel and senior internal audit executive, and the independent auditors:

(a)   Any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with Company’s Code of Conduct.

(b)   The effect of new or proposed regulatory and accounting inactivities on the Company’s financial statements and other public disclosures.

5.                 Review periodically with the General Counsel and other appropriate legal staff the material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

D.   Other Committee Responsibilities

1.                 Review periodically retirement plan activities, investments in derivatives, and investment policies.

2.                 Produce the audit committee report required to be included in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

3.                 Approve guidelines for the Company’s hiring of former employees of the independent auditors, which shall meet the requirements of applicable law and listing standards.

4.                 Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

5.                 Review periodically, but no less frequently than annually, a summary of the Company’s transactions with Directors and officers of the Company and with firms that employ Directors, as well as any other material related party transactions.

6.                 Review annually a summary of compliance with the Company’s Code of Conduct. The Committee shall recommend to the Board whether and on what terms to grant to any Director or executive officer a waiver from the Company’s Code of Conduct.

7.                 Evaluate the Committee’s performance on an annual basis and establish criteria for such evaluation.

8.                 Maintain minutes of meetings and periodically report to the Board of Directors on significant issues or results of the foregoing activities.

9.                 Annually review and reassess the adequacy of this charter and recommend any proposed changes to the Nominating and Corporate Governance Committee and Board for approval. Publish the charter in the Company’s proxy statement in accordance with applicable rules and regulations.

10.          Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties, on the same terms as if the retention was authorized by the Board. The Committee shall receive appropriate funding from the Company to carry out its duties.

In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete or accurate or in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

Adopted by:

Audit Committee:  January 27, 2004.
Nominating and Corporate Governance Committee:  January 27, 2004.
Board of Directors:  January 27, 2004.